UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OFFICE DEPOT, INC.

(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

Due to a printer coding error, the preliminary proxy statement filed on July 5, 2013 (the “Original Filing”) was incorrectly coded as a “PRE 14A” and should have been coded as a “PREC14A”. Per a request of the Securities and Exchange Commission, the preliminary proxy statement is being re-filed, in its entirety, with the appropriate coding. No changes have been made to the Original Filing.

[Office Depot Letterhead]

6600 North Military Trail

Boca Raton, Florida 33496

July [    ], 2013

Dear Shareholder:

Please join us for Office Depot Inc.’s Annual Meeting of Shareholders on August 21, 2013, at           a.m. Eastern Daylight Time at                                                                          .

Enclosed with this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting. Also included are a WHITE proxy card and postage-paid return envelope. WHITE proxy cards are being solicited on behalf of our Board of Directors. We also will report at the Annual Meeting on matters of current interest to our Shareholders.

Your vote will be especially important at the Annual Meeting. As you may have heard, Starboard Value LP (together with its affiliates and related parties, “Starboard”) filed preliminary proxy materials indicating that it intends to nominate four nominees for election as directors at the Annual Meeting in opposition to four of our Board of Directors’ recommended nominees.

The Board strongly believes that Starboard’s actions are not in the best interests of the Company or its Shareholders and your Board unanimously recommends that you vote FOR the election of each of the Board nominees designated on the enclosed WHITE proxy card. The Board of Directors strongly urges you not to sign or return any [color] proxy card sent to you by Starboard. If you have previously submitted a [color] proxy card sent to you by Starboard, you can revoke that proxy and vote for our Board of Directors’ nominees and on the other matters to be voted on at the Annual Meeting by using the enclosed WHITE proxy card.

Regardless of the number of shares of common stock of the Company that you own, your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting. Thank you for your continued support of Office Depot, Inc.

Sincerely,

If you have any questions or require assistance with voting, please call:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll Free: (877) 825-8621

(Banks and Brokers May Call collect at (212) 750-5833)

Preliminary Copy—Subject to Completion, Dated July 2, 2013

OFFICE DEPOT, INC.

6600 North Military Trail

Boca Raton, Florida 33496

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

DATE	August 21, 2013

TIME	a.m. Eastern Daylight Time

LOCATION

ITEMS OF BUSINESS	1. To elect ten (10) members of the Board of Directors for the term described in this Proxy Statement;

2. To ratify our Audit Committee’s appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the current year;

3. To hold an advisory vote approving the Company’s executive compensation; and

4. To transact any other business that may properly come before the meeting and any adjournment thereof.

RECORD DATE	You must own Office Depot voting securities of record as of the close of business on July 11, 2013, to attend and vote at our Annual Meeting of Shareholders and any adjournment thereof.

ANNUAL REPORT	Our 2012 Annual Report on Form 10-K, as amended, is enclosed with these proxy materials.

By order of the Board of Directors,

Elisa D. Garcia C.

Executive Vice President, General Counsel &

Corporate Secretary

Boca Raton, Florida

July [    ], 2013

Please note that for security reasons, we will require that you present a positive picture identification if you attend our Annual Meeting. We reserve the right to exclude any person whose name does not appear on our official Shareholder list as of our Record Date of July 11, 2013. If you hold shares in “street name”, you must bring a letter from your broker, or a current brokerage statement, to indicate that the broker is holding shares for your benefit. We also reserve the right to request any person to leave the Annual Meeting who is disruptive, refuses to follow the rules established for the meeting or for any other reason. Cameras, recording devices and other electronic devices, signs and placards will NOT be permitted at the meeting.

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PROXY STATEMENT

FOR THE

2013 ANNUAL MEETING OF SHAREHOLDERS

OF

OFFICE DEPOT, INC.

6600 North Military Trail

Boca Raton, Florida 33496

The Board of Directors of Office Depot, Inc. (“Office Depot” or the “Company”) is soliciting proxies to be voted at our 2013 Annual Meeting of Shareholders to be held on August 21, 2013, (“Annual Meeting”), at            a.m. Eastern Daylight Time, at                                                          , and at any postponement or adjournment of the Annual Meeting. We are providing this Proxy Statement to our Shareholders (“Shareholders”) on or about July     , 2013. Our Shareholders of record are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing and returning the WHITE proxy card as promptly as possible, or by voting by telephone or via the Internet, prior to the Annual Meeting to ensure that your shares will be represented at the Annual Meeting if you are unable to attend.

OUR BOARD OF DIRECTORS RECOMMENDS:

•	that you vote FOR its nominees for Directors of the Company as described in Item 1;

•	that you vote FOR the ratification of our Audit Committee’s appointment of Deloitte & Touche, LLP as our independent registered public accounting firm as described in Item 2; and

•	that you vote FOR, on an advisory basis, the approval of the Company’s executive compensation described in Item 3;

Shareholders Eligible to Vote at Our Annual Meeting; List of Shareholders Available. Owners of our voting securities as of the close of business on July 11, 2013 (the “Record Date”) will be entitled to vote at our Annual Meeting. Our official stock ownership records will conclusively determine whether you are a “holder of record” as of the Record Date. If your shares are registered directly in your name with our transfer agent, Computershare, you are a Shareholder of record, and these proxy materials are being sent directly to you from the Company. As the Shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. If your shares are held in “street name,” meaning your shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by your broker, bank or nominee, who is considered the Shareholder of record with respect to such shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you will receive instructions from your broker, bank or other nominee describing how to vote your shares; however, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the Shareholder of record (i.e., your broker, bank or nominee) giving you the right to vote such shares.

A list of Shareholders entitled to vote at the meeting will be available at our Annual Meeting and for ten days prior to the meeting between the hours of [9:00 a.m. and 4:00 p.m.] Eastern Daylight Time at our corporate headquarters in Boca Raton, Florida. As of July 11, 2013, there were [            ] shares of common stock outstanding and owned by Shareholders (i.e., excluding shares held in treasury by Office Depot). Each share of common stock is entitled to one vote on each matter considered at our Annual Meeting. In addition, as of July 11, 2013, there were [            ] shares of 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock, par value $0.01 per share and [            ] shares of 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock, par value $0.01 per share, outstanding (collectively, the “Preferred Stock”) which in the aggregate are entitled to [            ] votes.

Proxies. Our Board of Directors has appointed certain persons to vote proxy shares in accordance with the instructions of our Shareholders. If you authorize the proxy holders to vote your shares with respect to any matter to be acted upon, the shares will be voted in accordance with your instructions. If you are a Shareholder of record and you authorize the proxy holders to vote your shares but do NOT specify how your shares should be voted, the proxy holders will vote your shares as our Board of Directors recommends. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

Under the rules of the New York Stock Exchange, if you hold your shares in street name and do not submit specific voting instructions, your broker does not have discretion to vote on any proposal that is subject to a counter solicitation. Accordingly, if your shares are held in street name and your broker provides you with Starboard’s proxy materials, if you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of any of the proposals described herein.

However, if you hold your shares in street name and your broker does not provide you with Starboard’s proxy material, Proposal No. 2 (ratification of appointment of the independent registered public accountant) will be considered a “routine” matter for which your broker may vote without specific instructions from you. Whether or not you receive Starboard’s proxy material, you must provide voting instructions to your broker for your shares to be voted on Proposal No. 1 (election of Directors) and Proposal No. 3 (advisory approval of the Company’s executive compensation). We strongly encourage you to provide voting instructions to your broker so that your vote will be counted on all matters.

Revocation of Proxies. You can change or revoke your proxy at any time prior to the voting at the Annual Meeting by the following methods:

•	by submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting;

•	by voting again via the Internet or by telephone;

•	by voting your shares by ballot in person at the Annual Meeting;

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions; or

•

mailing your request to our Corporate Secretary at our corporate headquarters, at 6600 North Military Trail, Boca Raton, FL 33496, so that it is received not later than 4:00 p.m. Eastern Daylight Time, on August 20, 2013.

Establishing a Quorum. In order for us to transact business at our Annual Meeting, the holders of the majority of the outstanding voting securities must be present, either in person or by proxy. Shareholders choosing to abstain from voting and broker “non-votes” will be treated as present and entitled to vote for purposes of determining whether a quorum is present.

Effect of Abstentions and Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion as discussed above. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as broker “non-votes.” For any proposal other than the election of directors or ratification of the independent accounting firm, abstentions will be counted as a vote “against” such matter while any broker non-votes will not be counted as shares entitled to vote and accordingly will not affect the outcome with respect to any matter to be voted on at the Annual Meeting.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting: The notice and Proxy Statement and 2012 Form 10K are available at www.eproxyaccess.com/odp.

GENERAL INFORMATION

Why am I being provided with these materials?

We have distributed these proxy materials to you beginning on or about July     , 2013 in connection with the solicitation by the Board of Directors (also referred to as, the “Board” in this Proxy Statement) of the Company of proxies to be voted at our Annual Meeting to be held at            a.m. Eastern Time on August 21, 2013, and at any postponements or adjournments of the Annual Meeting. If at the close of business on July 11, 2013 you were a Shareholder of record or held shares through a bank, broker or other nominee, you are invited to vote your shares and attend the meeting.

There are three proposals scheduled to be voted on at the Annual Meeting:

•	the election of ten (10) director nominees;

•	the ratification of the Audit Committee’s appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for 2013; and

•	the advisory approval of the Company’s executive compensation.

Has the Company been notified that a Shareholder intends to propose its own director nominees at the Annual Meeting in opposition to the Board of Director’s nominees?

Yes. Starboard Value LP (together with its affiliates and related parties, “Starboard”) has filed preliminary proxy materials indicating that it intends to nominate four nominees for election as directors at the Annual Meeting in opposition to four of our Board of Directors’ recommended nominees. Our Board unanimously recommends that you vote “FOR” the election of each of our Board’s ten (10) nominees by using the WHITE proxy card accompanying this Proxy Statement. Our Board strongly urges you not to sign or return any [color] proxy card sent to you by Starboard.

Who is entitled to vote?

Shareholders as of the close of business on July 11, 2013 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were [    ] shares of our common stock outstanding and entitled to vote and Preferred Stock entitled to [            ] votes. You have one vote for each director nominee and for each other proposal to be voted on at the Annual Meeting with respect to each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “shareholder of record”; and

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or other nominee how to vote their shares.

What constitutes a quorum?

A majority of the voting power of the outstanding shares of common stock entitled to vote generally on the business properly brought before the Annual Meeting must be represented in person or by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are required to approve each proposal?

Starboard has filed preliminary proxy materials indicating that it intends to nominate four nominees for election as directors at the Annual Meeting in opposition to the Board’s recommended nominees. As a result, the election of directors is considered a contested election as defined in the Company’s Amended and Restated

Bylaws. This means that, although the Company does not know whether Starboard will in fact nominate any individuals for election as directors at the Annual Meeting, the ten (10) nominees receiving the largest number of “For” votes will be elected at the Annual Meeting.

For approval of the appointment of the independent public accounting firm, the vote required is a majority of the votes cast on the matter.

Any other proposal requires the affirmative vote of a majority of the voting power of the shares of common stock and Preferred Stock of the Company present in person or represented by proxy at the Annual Meeting and voting thereon.

How are votes counted?

Only votes cast “FOR” a nominee will be counted in the election of directors. Proxy cards specifying that votes should be withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. Broker non-votes will not count as votes cast “FOR” a director nominee. Therefore, withheld votes and broker non-votes will have no direct effect on the outcome of the election of directors.

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on each of the other proposals. Neither an abstention nor a broker non-vote will count as voting with respect to the proposal. However, for any other proposal other than election of directors or ratification of the independent public accounting firm, abstentions count as votes against while broker non-votes will have no direct effect on the vote. If you sign and submit your WHITE proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified below under “How does the Board recommend that I vote?” and in accordance with the discretion of the persons named on the WHITE proxy card (the “proxyholders”) with respect to any other matters that may be voted upon at the Annual Meeting.

Who will count the vote?

An independent inspector of election will receive and tabulate the proxies and certify the results.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares on your WHITE proxy card:

•	FOR the election of the ten (10) director nominees set forth in this Proxy Statement;

•	FOR the ratification of our Audit Committee’s appointment of Deloitte & Touche, LLP as our independent registered public accounting firm; and

•	FOR, on an advisory basis, the approval of the Company’s executive compensation;

The Board strongly urges you not to sign or return any [color] proxy card sent to you by Starboard.

What should I do with any [color] proxy cards sent to me by Starboard?

Starboard has filed preliminary proxy materials indicating that it intends to propose its own director nominees for election at the Annual Meeting. The Company does not know whether Starboard will in fact nominate individuals (or how many) for election as directors at the Annual Meeting or solicit proxies for that purpose. Nominations made by Starboard have NOT been endorsed by the Board. The Company is not responsible for the accuracy of any information contained in any proxy solicitation materials used by Starboard or any other statements that they may otherwise make.

Our Board unanimously recommends that you disregard any [color] proxy card that may be sent to you by Starboard. Voting against Starboard’s nominees on a [color] proxy card that Starboard sends is not the same as voting FOR our Board’s nominees, because a vote against Starboard’s nominees on its [color] proxy card will only revoke any previous proxy submitted by you. If you have already voted using a [color] proxy card sent to you by Starboard, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted—any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions on page 2. If you have any questions or need assistance voting, please contact our proxy solicitor, Innisfree M&A Incorporated toll free at (877) 825-8621 (banks and brokers may call collect at (212) 750-5833).

How do I vote my shares without attending the Annual Meeting?

If you are a registered Shareholder you may vote by granting a proxy using any of the following methods:

•	By Internet—If you have Internet access, by submitting your proxy by following the instructions included on the WHITE proxy card.

•	By Telephone—By submitting your proxy by following the telephone voting instructions included on the WHITE proxy card.

•

By Mail—By completing, signing and dating the enclosed WHITE proxy card where indicated and by mailing or otherwise returning the WHITE proxy card in the envelope provided to you. You should sign your name exactly as it appears on the WHITE proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If your shares are held in street name, your bank, broker or other nominee should give you instructions for voting your shares. In these cases, you may vote via the Internet, by telephone or by mail by submitting a WHITE voting instruction form.

Mailed WHITE proxy cards or voting instruction forms should be returned in the envelope provided to you with your WHITE proxy card or voting instruction form, and must be received prior to the Annual Meeting. Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the enclosed WHITE proxy card. Please vote promptly.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a Shareholder of record you may vote on the ballot provided at the meeting. You may vote shares held in street name at the Annual Meeting only if you obtain a legal proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares. You may obtain directions to the Annual Meeting by contacting the Company’s Corporate Secretary at our corporate headquarters, at 6600 North Military Trail, Boca Raton, Florida 33496.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance via the Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one WHITE proxy card on or about the same time?

It generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign and return each WHITE proxy card or, if you vote via the Internet or telephone, vote once for each WHITE proxy card you receive.

If Starboard proceeds with its previously indicated alternative director nominations, we will likely conduct multiple mailings prior to the Annual Meeting date so that Shareholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. The latest-dated proxy you submit will be counted, and, if you wish to vote as recommended by the Board of Directors then you should only submit WHITE proxy cards.

May I change my vote or revoke my proxy?

Yes. Whether you have voted via the Internet, telephone or mail, if you are a Shareholder of record, you may change your vote and revoke your proxy by:

•	Submitting a vote at a later time via the Internet or telephone;

•	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting;

•	Attending the Annual Meeting and voting in person; or

•	Sending a written statement to that effect to our Corporate Secretary, provided such statement is received at or prior to the Annual Meeting.

If you hold shares in street name, you may submit new voting instructions or revoke your voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a legal proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.

If you have previously signed a [color] proxy card sent to you by Starboard, you may change your vote by marking, signing, dating and returning the enclosed WHITE proxy card in the accompanying postage-paid envelope or by voting by telephone or via the Internet by following the instructions on your WHITE proxy card. Submitting a [color] proxy card sent to you by Starboard will revoke votes you have previously made via the Company’s WHITE proxy card.

Only the latest validly executed proxy that you submit will be counted.

How may I be admitted to the Annual Meeting?

If you are a Shareholder of record, you will be required to present a government-issued photo identification (e.g., driver’s license or passport) to enter the Annual Meeting.

If you hold shares in “street name”, you must bring a letter from your broker, or a current brokerage statement, to indicate that the broker is holding shares for your benefit as well as government issued photo identification.

Could other matters be decided at the Annual Meeting?

We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the proxyholders will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies on behalf of the Company. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. We have hired Innisfree M&A Incorporated to solicit proxies and to advise in certain matters relating to the anticipated contested Annual Meeting. We will pay Innisfree M&A Incorporated a fee not to exceed [            ] plus reasonable out-of-pocket expenses for their services. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable and documented expenses in connection therewith.

What should I do if I have other questions?

If you have any questions regarding this Proxy Statement or about submitting your WHITE proxy card, or otherwise require assistance, please call Innisfree M&A Incorporated toll free at (877) 825-8621 (banks and brokers may call collect at (212) 750-5833).

BACKGROUND OF THE SOLICITATION

Between June 2012 and September 2012, representatives of Starboard had conversations with the investor relations personnel of Office Depot to discuss the Company’s business fundamentals.

On September 5, 2012, representatives of Office Depot made a presentation at the Goldman Sachs conference explaining the strategic initiatives to be undertaken by the Company to improve financial results.

On September 5, 2012, after Office Depot’s presentation at the Goldman Sachs conference, Mr. Austrian, and other members of Office Depot’s management team met privately with representatives of Starboard to discuss the Company’s business fundamentals and challenges, and the guidance the Company had previously provided that the specific Company strategic initiatives would deliver between $150-$170 million of improvement in profitability in 2012. The initiatives discussed included pricing, promotions, improved direct import and private brand penetration, improved store customer experience as well as G&A cost reductions. A focus on sales growth in high margin services and products was also discussed. The Company also discussed a plan to more aggressively downsize retail stores with leases expiring in the next few years and the potential to double the capital allocated.

On September 17, 2012, Starboard disclosed a 13.3% interest in Office Depot and delivered a letter to Mr. Austrian and the Board in which Starboard provided many of the same ideas to improve the Company’s operating performance and increase EBITDA as Office Depot had presented at the Goldman Sachs conference including, among other things: (i) meaningfully reducing general and administrative (“G&A”) expenses; (ii) increasing the mix of higher-margin services in its North American Retail Division; (iii) increasing private label direct sourced products; (iv) reducing the number of SKUs carried in stores; (v) downsizing to smaller store formats to drive substantially higher operating margins; and (vi) increasing the mix of significantly higher-margin small-to medium-sized business customers in the Company’s North American Business Solutions Division. In addition, the Starboard letter further indicated Starboard’s estimate that Office Depot de Mexico, a highly profitable 50/50 joint venture (the “JV Interest”) between the Company and Gigante S.A.B. de C.V. (“Gigante”), which is not consolidated in the Company’s financial statements, could be worth more than 50% of Office Depot’s entire enterprise value. Once again, this point simply reflected something the Company was already considering. While the Company had not yet made any public disclosure, in early 2012 the Company had hired an investment banking firm to help it review strategic options to help it recognize the inherent value that the Company believed was represented by its investment in Office Depot de Mexico, including further expansion into South America and a potential IPO of that business.

On October 2, 2012, Jeff Smith, CEO of Starboard Value, had a conversation with Mr. Austrian, in the course of which Mr. Smith expressed Starboard’s desire to work with the Company and help it unlock value for Shareholders.

On October 12, 2012, in an amendment to its Schedule 13D, Starboard disclosed aggregate ownership of 42,100,000 shares of common stock, or 14.8% of the outstanding shares of common stock.

On October 30, 2012, the Company announced that effective October 24, 2012, the Board had adopted a shareholder rights plan the (“Rights Plan”), as set forth in the Rights Agreement, dated as of October 24, 2012 between the Company and Computershare Shareowner Services LLC, as Rights Agent (the “Rights Agreement”), with a 15% ownership limitation.

On November 7, 2012, representatives of Starboard met with members of the management at the Company’s executive headquarters in Boca Raton, Florida. During the meeting, Starboard discussed with management what it believed were the challenges facing the Company and repeated its views on how to improve profitability and unlock value for Shareholders.

On November 13, 2012, representatives of Starboard again met with members of management of the Company. At that meeting, Starboard raised questions concerning the Company’s advertising expenses, distribution channels, the JV Interest and the Company’s adoption of the Rights Plan.

On November 16, 2012, Starboard delivered a letter to the independent members of the Board. In the letter, Starboard denounced the adoption by the Board of the Rights Agreement. Starboard outlined in the letter its belief that the Rights Agreement is part of a scheme designed to preserve and entrench the Board by limiting the influence of Shareholders over Board composition and other matters while allowing the Board to maintain and increase its effective voting control over the Company. Contrary to Starboard’s allegations, and as disclosed at the time of adoption of the Rights Plan, the Rights Plan was intended to help reduce the risk of two-tiered, front end loaded or partial offers which may not offer fair value to all the Company’s Shareholders; protect against acquirers who through the open market, private purchases or otherwise may achieve or augment a position of substantial influence or control without paying a fair price to the Company’s Shareholders; deter acquirers who were simply interested in putting the Company into “play”; preserve the Board’s bargaining power and flexibility to deal with third-party acquirers and to otherwise seek to maximize value for all Shareholders; and afford the Board adequate time to evaluate potential offers and to consider alternatives.

On December 4, 2012, representatives of Starboard met with the Board at the Company’s executive headquarters. During the meeting, the members of the Board and Starboard discussed the challenges facing the Company and the Board sought Starboard’s views on how to improve profitability and unlock value for Shareholders. Starboard indicated that it was not prepared to share its plan for the Company at that time. At this meeting Starboard called for the replacement of our CEO. Starboard expressed its continued desire to work with the Company for the benefit of Shareholders.

During the months of December 2012 through February 2013, Mr. Smith had several discussions with members of the Board in which he stated his views on how to unlock value for Shareholders.

On January 24, 2013, the Company announced that following discussions with Starboard the Board had amended and restated the Company’s Bylaws to extend the deadline for Shareholders to nominate candidates for election to the Board at the Annual Meeting to the close of business on February 25, 2013.

On February 20, 2013, Office Depot announced its entry, together with its wholly owned direct subsidiaries Dogwood Merger Sub Inc. and Dogwood Merger Sub LLC, into an Agreement and Plan of Merger (the “Merger Agreement”) with OfficeMax Incorporated (“OfficeMax”) and its subsidiaries, Mapleby Holdings Merger Corporation and Mapleby Merger Corporation, pursuant to which the companies would be combined in an all-stock merger of equals transaction intended to qualify as a tax-free reorganization (the “OfficeMax Merger”). Under the Merger Agreement, each share of OfficeMax common stock would be converted into the right to receive 2.69 shares of Office Depot common stock.

On February 22, 2013, Office Depot announced that on February 15, 2013 the Board received an offer from the Company’s joint venture partner Gigante to purchase its JV Interest, Office Depot de Mexico. Gigante’s offer was initially set to expire on February 28, 2013.

Also on February 22, 2013, the Company announced that after further discussions with Starboard, the Board had amended and restated the Company’s Bylaws to amend the deadline for Shareholder nominations of candidates for election to the Board at the Annual Meeting to no later than the tenth day following the day on which public announcement of the date of the Annual Meeting is made.

On February 27, 2013, Starboard delivered a letter to the Board (the “February 27 Letter”). In the letter, Starboard restated its belief that the significant value of the JV Interest was not fully reflected in the stock price of the Company. Starboard noted that since Gigante’s offer to purchase the JV Interest for $690.5 million was set to expire on February 28, 2013, Starboard believed the Board should promptly obtain consent from OfficeMax under the Merger Agreement to immediately explore a sale of the JV Interest to maximize value for

Shareholders. Starboard stated in the letter it believed it was the Board’s fiduciary duty to monetize the Company’s interest in the joint venture given the clear benefit to both Office Depot and OfficeMax as a combined company and to Office Depot as a stand-alone company. Starboard stated further that it recognized OfficeMax was potentially conflicted as a sale of the JV Interest, while beneficial to the combined company, would also be beneficial to Office Depot as a stand-alone business and, therefore, may strengthen a competitor should the OfficeMax Merger not be completed. Starboard noted in the February 27 Letter that if OfficeMax did not consent to Office Depot’s negotiations with Gigante or any other potential buyer regarding the sale of the JV Interest, Starboard would view this as both unreasonable and potentially anti-competitive.

On March 6, 2013, representatives of Starboard met with members of the Board. During the meeting, Starboard discussed its continued desire to work with the Company to improve the Board with directors that had significant retail operating experience and could assist to unlock value for Shareholders.

On March 11, 2013, Mr. Smith spoke to a member of the Board to reiterate the importance of unlocking value for Office Depot Shareholders by exploring alternatives for the JV Interest.

On March 12, 2013, Starboard delivered a letter to the Board reiterating its belief that it was incumbent upon the Board to immediately seek to monetize the JV Interest by exploring a sale of the JV Interest to Gigante, whose offer was then set to expire on March 15, 2013. Starboard noted it expected the Board to send a formal written request to OfficeMax to seek consent to pursue such a sale and set forth the Board’s view that a sale of the JV Interest at a full and fair price was clearly in the best interest of Office Depot Shareholders on a stand-alone basis as well as in the best interest of Office Depot / OfficeMax shareholders in a business combination and that the Board expected OfficeMax’s consent to be given and not unreasonably withheld.

On March 18, 2013, Starboard delivered a letter to the Board stating its belief that the Board must be significantly reconstituted immediately, whether Office Depot continued as a stand-alone company or as a merged company with OfficeMax. Starboard explained in the letter that a new and, in Starboard’s opinion, improved Board was needed to: (1) act to immediately improve the current operating performance of the business on a stand-alone basis and to be in position to maximize the longer term synergies with OfficeMax, if the OfficeMax Merger is approved, (2) select a committee of the Company’s directors to work with a committee of OfficeMax directors to conduct a process to select a Chief Executive Officer of the combined company, and (3) contribute the most highly-qualified directors possible to the combined company’s board. In the letter, Starboard also urged the Company to schedule its 2013 Annual Meeting for a date prior to the potential consummation of the OfficeMax Merger so that the Company’s Shareholders can choose who they want to represent them on the Board.

Also on March 18, 2013, Starboard V&O Fund delivered a letter to the Corporate Secretary of the Company nominating what in Starboard’s opinion are six highly-qualified candidates for election to the Board. In the letter, Starboard indicated its view that waiting for a Shareholder meeting to add these candidates on the Board was a mistake and that the Board should immediately engage with Starboard to reconstitute the Board.

On April 9, 2013, Office Depot filed a registration statement on Form S-4 that included a preliminary joint proxy statement/prospectus in connection with, among other things, the holding of a special meeting of Office Depot Shareholders at which the Office Depot Shareholders will be asked to vote on the issuance of Office Depot common stock to stockholders of OfficeMax pursuant to the Merger Agreement.

On April 17, 2013, representatives of Starboard met with members of the Board at Starboard’s offices. The purpose of the meeting was to discuss Board representation and related matters. The Board members and Starboard discussed the timing of the Company’s Annual Meeting which would be held as soon as practical after the special Shareholders meeting to approve the merger with OfficeMax. With respect to Board representation, the members of the Board stated, among other things, that they would be willing to expand the Board from ten to twelve members immediately. The newly created director positions would be based on the recommendation of the Corporate Governance and Nominating Committee of the Board, which considers numerous factors in making its recommendations, including relevant experience in retailing businesses. The Board members offered that one of the two newly designated directors would be selected from the candidates recommended by Starboard, assuming such candidate was acceptable to the Corporate Governance and Nominating Committee and met the various selection criteria. Mr. Smith proposed his appointment to the Board and the Board members responded that Mr. Smith would not be nominated since he lacked relevant retailing experience. Despite this explanation, Mr. Smith rejected the Board’s proposal and recommended that the Company expand the Board to fourteen members to allow room for four Starboard candidates to be appointed. He further recommended that at least one of BC Partners designated board members resign from the Board immediately. Mr. Smith also suggested that if he were appointed to the Board and the OfficeMax Merger were to close, he would not expect to be a candidate to serve on the Board of the combined company. After considerable discussion, the Board members stated that they had listened to his various suggestions and would respond at a later date.

On April 22, 2013, Starboard filed a preliminary consent solicitation statement with respect to the Starboard consent proposals.

On April 25, 2013 the Company announced that it had set May 3, 2013 as the record date for the determination of the Company’s Shareholders who are eligible to execute, withhold or revoke consents in response to the proposed solicitation of written consents by Starboard.

On May 7, 2013, the Company disclosed that OfficeMax Incorporated (“OfficeMax”) and the Company agreed that the Company could conduct negotiations with its joint venture partner, Grupo Gigante S.A.B. de C.V., in connection with the potential sale of the Company’s JV Interests.

On May 10, 2013, the Company filed a preliminary consent revocation statement with respect to the Starboard Consent Solicitation.

On May 28, 2013, representatives of the Board met with representatives of Starboard to discuss Board composition. Representatives of Office Depot outlined a proposal to recommend one of Starboard’s proposed nominees, Joseph S. Vassalluzzo, to the Office Depot Board and another, yet to be named, independent director. Starboard rejected the proposal. Starboard noted that it found unacceptable the omission of Jeff Smith from the board.

Between May 10 and May 30, 2013, Starboard and the Company filed revised preliminary consent solicitation statements, and revised preliminary consent revocation statements, respectively.

On June 7, 2013, the Company announced its entry into a Stock Purchase and Transaction Agreement to sell the JV Interests to its joint venture partner, Grupo Gigante S.A.B. de C.V.

Also on June 7, 2013, the Company’s Registration Statement on Form S-4 regarding the registration of shares relating to the OfficeMax Merger became effective.

On June 14, 2013, Starboard filed a claim in the Delaware Court of Chancery to compel the Company to hold the 2013 Annual Meeting.

On June 17, 2013, the Company announced that its Board had set August 21, 2013 as the date of its Annual Meeting and the close of business on July 11, 2013, as the record date for determining the Shareholders entitled to receive notice of and entitled to vote at the Annual Meeting.

On June 19, 2013, a representative from the Board called Jeff Smith and reiterated Office Depot’s May 28th proposal to appoint Joseph S. Vassalluzzo to be named as an independent director to the Board.

On June 25, 2013, the Company announced that the Delaware Chancery Court entered an order in its pending litigation with Starboard Value and Opportunity Master Fund Ltd. pursuant to which the Company will hold its annual meeting on August 21, 2013, the date previously set and announced by the Company to have the Annual Meeting.

On June 26, 2013 Starboard announced that it would forego its consent solicitation and seek to elect four members to the Company’s Board at the Annual Meeting.

On July 3, 2013 Starboard filed preliminary proxy materials nominating a slate of directors in opposition to the Board’s slate of nominees.

MATTERS TO BE CONSIDERED BY OUR SHAREHOLDERS

ITEM 1: ELECTION OF DIRECTORS

Nominees for Directors of Office Depot

The Board expects to propose the following ten (10) nominees for election as Directors at the Annual Meeting. Brenda J. Gaines, an incumbent director, has notified the Board that she does not intend to stand for reelection, and the Corporate Governance and Nominating Committee has nominated and the Board has approved the nomination to the shareholders of Michael Massey, a former CEO with retail experience whose qualifications are detailed below. The Directors will hold office from the election until the next annual meeting, or until their successors have been elected and qualified. The Company’s Board of Directors has determined that nine (9) nominees satisfy the New York Stock Exchange’s (the “NYSE”) definition of independent Director. We do not know of any reason why any nominee would be unable to serve as a Director.

Should any of the nominees become unable to serve, our Corporate Governance and Nominating Committee may propose a substitute nominee. If a substitute nominee is named, all proxies voting FOR the nominee who is unable to serve will be voted for the substitute nominee so named. If a substitute nominee is not named, all proxies will be voted for the election of the remaining nominees (or as directed on your proxy). In no event will more than ten (10) Directors be elected at our 2013 Annual Meeting. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

BIOGRAPHICAL INFORMATION ON THE NOMINEES

NEIL R. AUSTRIAN	AGE: 73

Mr. Austrian has served as a Director on our Board since 1998. Mr. Austrian has served as Chairman and Chief Executive Officer (“Chair and CEO”) of the Company since May 2011, prior to which he was Interim Chair and CEO since November 2010. He also served in the Interim role of Chair and CEO from October 2004 through March 2005. Mr. Austrian has in-depth insights into the Company’s operations and its management which uniquely qualifies him for serving on our Company’s Board. In addition, Mr. Austrian’s experience as President and Chief Operating Officer of the National Football League from April 1991 until December 1999 makes him well suited to understand and oversee the complex managerial, strategic and financial considerations necessary to serve on the board of a corporation such as Office Depot. His experience at Dillon Reed & Co. Inc. as Managing Director from October 1987 until March 1991 provided him with a sound footing in finance, investment banking and deal negotiation. Mr. Austrian also served as the Chief Executive Officer (1976 to 1984), and the Chief Financial Officer (1974 to 1978), of Doyle Berbach Advertising, a public advertising agency, and as the Chief Executive Officer of Showtime/The Movie Channel (1984 to 1987), which enhanced his management, finance, marketing, and strategic experience. Mr. Austrian’s knowledge of all aspects of the direct sales business gained while serving as a director of Viking Office Products from 1988 until August 1998, when it merged with Office Depot, further strengthens his knowledge of our industry. Mr. Austrian also serves as a director of DirecTV, and is the chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of DirecTV’s board.

JUSTIN BATEMAN[1]	AGE: 39

Mr. Bateman has served as a Director on our Board since June 2009. He is a Senior Partner with BC Partners, the U.S. investment arm of which he co-established in early 2008, and is based in the firm’s New York office. Mr. Bateman initially joined BC Partners’ London office in 2000 from PricewaterhouseCoopers, where he spent three years in Transaction Services working on due diligence projects for both financial investors and corporate clients. In 2002 he left BC Partners to complete his MBA at INSEAD before rejoining the BC Partners’ London office. Over the years, Mr. Bateman has participated in or been a board member of General Healthcare Group, Baxi Holdings, Ltd. and Regency Entertainment. He is currently a director and member of the Audit Committee of Intelsat S.A., the leading international provider of fixed satellite services, a director of Multiplan, Inc., one of the largest providers of healthcare cost management solutions in the U.S., and a director of Cequel Communications Holdings LLC, a cable broadband company. Mr. Bateman was appointed as a Director of the Company pursuant to the terms of the Investor Rights Agreement in connection with the Company’s private equity investment transaction with BC Partners. Mr. Bateman serves as a non-voting observer on the Audit Committee and his experience as a chartered accountant and understanding of accounting issues is helpful in fulfilling the Audit Committee’s oversight responsibilities. Mr. Bateman’s analysis of and participation in the oversight of BC Partners portfolio companies provides him with the skills he needs to assist the Company with its strategic planning process. Mr. Bateman’s education and experience in business and finance allows him to provide the Board significant managerial, strategic, financial and compliance-based expertise.

THOMAS J. COLLIGAN	AGE: 68

Mr. Colligan has served as a Director on our Board since January 2010. He served as Vice Dean of The Wharton School’s Aresty Institute of Executive Education from 2007 to June 2010, where he was responsible for the non-degree executive education programs. From 2004 to 2007, Mr. Colligan served as a managing director at Duke Corporate Education, a corporation that provides custom executive education and is affiliated with Duke University’s Fuqua School of Business. Prior to joining Duke Corporate Education, he was Vice Chairman of PricewaterhouseCoopers LLP from 2001 to 2004, and served there in other capacities from 1969 to 2004, including as a partner. Mr. Colligan also has advised Fortune 500 companies in various industries, including technology, telecommunications, pharmaceuticals and consumer products. Mr. Colligan is currently a director of ADT Corporation, an electronic security and monitoring services company, and serves as a director and member of the Audit Committee of CNH Global, N.V., an agricultural and construction equipment business, and Targus Group International, Inc., a leading global supplier of notebook carrying cases and accessories. He previously served as a director of Schering-Plough Corporation, Anesiva, Inc. and Educational Management Corporation. Mr. Colligan’s experience as a former audit partner and Vice Chairman of PricewaterhouseCoopers qualifies him to serve on the Board of Directors and to provide guidance to the Company’s internal audit function. In addition, Mr. Colligan’s former position as Vice Dean of The Wharton School’s Aresty Institute of Executive Education and his previous position as Managing Director at Duke Corporate Education have provided him a broad based understanding of new and developing business strategies that are helpful to our Board.

[1]	Following the Special Meeting, we expect that the number of directors that BC Partners will be entitled to nominate will be reduced to two. BC Partners has indicated that when this occurs, the two BC Partners designees will be Justin Bateman and Raymond Svider.

MARSHA J. EVANS, Rear Admiral U.S. Navy (Ret.)	AGE: 65

Ms. Evans has served as a Director on our Board since 2006. Ms. Evans was acting Commissioner of the Ladies Professional Golf Association from July 2009 to January 2010, President and Chief Executive Officer of the American Red Cross from 2002 to 2005, and National Executive Director (CEO) of Girl Scouts of the USA from 1998 to 2002. Ms. Evans retired from the U.S. Navy in 1998 with the rank of Admiral. From 1995 to 1998 Ms. Evans served as superintendent (president) of the Naval Postgraduate School in Monterey, California, and from 1993 to 1995, she led the Navy’s worldwide recruitment organization, during which time she developed extensive human resources experience. Ms. Evans has served on the boards of six public companies including retailers May Department Stores and Autozone. Currently, she is a director and member of the Audit Committee of Weight Watchers International, and a director and chair of the Nominating and Governance Committee of the North Highland Company. Ms. Evans brings significant leadership experience, including CEO experience for over 14 years, to our Board of Directors and the Board relies on her perspectives on human resources and governance issues as the chair of our Compensation Committee and a member of our Corporate Governance and Nominating Committee.

EUGENE V. FIFE	AGE: 72

Mr. Fife has served as a Director on our Board since July 2012. Mr. Fife has served as the Founder and Managing Principal of Vawter Capital LLC, a private investment firm, since December 1999. He served as the Interim Chief Executive Officer and President of Eclipsys Corporation, a provider of healthcare information services from April to November of 2005. In May 1997, Mr. Fife joined the board of directors of Eclipsys and served as the non-executive Chairman of Eclipsys’ board of directors from 2003 until 2010, when Eclipsys merged with Allscripts Healthcare Solutions, Inc. Mr. Fife served as a member of the board of directors of Allscripts from August 2010 to April 2012. Mr. Fife was formerly a Partner at Goldman Sachs where he served as a member of the Management Committee and as the chairman of Goldman Sachs International, playing a pivotal role in establishing the firm in Europe, Eastern Europe and the Middle East. He retired from Goldman Sachs in 1995, but continues to serve as a Senior Director. Additionally, Mr. Fife served on the board of directors of Caterpillar, Inc., a heavy equipment and engine manufacturer from 2002 to 2012, where he served on the Audit Committee from December 2002 to March 2009, as the Presiding Director from January 1, 2011 to December 31, 2012, and as the Presiding Director and Chair of its Nominating and Governance Committee from January 1, 2011 to December 31, 2012. Mr. Fife’s investment banking experience bolsters the expertise of the Board and adds important insights for the Company’s growth strategy. Mr. Fife has previously served as a BC Partners designee to the Board. Following the reduction of the BC Partners designees from three to two, the Board determined to nominate Mr. Fife to the Board as an Independent Director. In addition to his contributions as a past Board member, his financial expertise and experience are important considerations for the Board. Additionally, his experiences as a chief executive officer and director of large, publicly-traded multinational corporations enables him to provide meaningful input and guidance to the Board and the Company.

W. SCOTT HEDRICK	AGE: 67

Mr. Hedrick has been a Director on our Board since 1991, and served as Lead Director since February 2011. From November 1986 until April 1991, he was a Director of The Office Club, Inc., which was acquired by Office Depot in 1991. He was a founder and has been a general partner of InterWest Partners, a venture capital fund, since 1979. Mr. Hedrick is also a director and Compensation Committee member of Hot Topic, Inc., and a director and Audit Committee member of a number of mutual funds managed by Capital Research and Management Company. As one of our longest-serving non-executive Directors, Mr. Hedrick brings an important institutional knowledge to our Board. His work with InterWest provides him with a solid basis for his analysis of our financial strategies. Mr. Hedrick’s service on the board of Hot Topic, Inc. gives him another view of the issues affecting retailers, which is useful to our Board of Directors.

KATHLEEN MASON	AGE: 63

Ms. Mason has served as a Director on our Board since 2006. She served as President and Chief Executive Officer and as a member of the Board of Tuesday Morning Corporation, a closeout retailer, from July 2000 to June 2012. From July 1999 to November 1999, Ms. Mason served as President of Filene’s Basement, a department store chain. From January 1997 to June 1999, Ms. Mason was President of HomeGoods, an off-price home fashion store and a subsidiary of TJX Companies. Ms. Mason was Chair and Chief Executive Officer of Cherry & Webb, a women’s specialty store, from February 1987 to December 1996. Prior to those dates, she held management positions at Kaufmann’s Division of the May Company, Mervyn’s Division of Target, Inc. and the Limited. She is currently a director and Compensation Committee and Audit Committee member of Genesco, Inc. and previously served as a director of The Men’s Wearhouse, Inc., and of Hot Topic, Inc. Ms. Mason’s senior executive positions at various large national retail companies gives her the experience to critically review the various business considerations necessary to run a successful consumer-driven business such as our North American Retail Division. Ms. Mason’s broad exposure to numerous retailers and her extensive retail knowledge gives her an insight into a number of issues facing Office Depot. As a former chief executive officer of a public retail company, Ms. Mason is able to offer our Board of Directors sound business and financial strategies to address evolving complex audit issues.

MICHAEL J. MASSEY	AGE: 46

Michael J. Massey served as Chief Executive Officer and President of Collective Brands, Inc. from June 2011 to October 2012, as Senior Vice President from March 2003 to June 2011 and as General Counsel and Secretary from March 2003 to October 2012. He previously served in various executive roles at Collective Brands in corporate development and legal from 1996 to 2003 and served as President of Payless ShoeSource’s international joint ventures, which included a total of over 200 stores. Prior to Collective Brands, Inc., he was at The May Department Stores Company from 1990 to 1996 and Paster West & Kraner, P.C., a law firm, from 1989 to 1990. As a former chief executive officer of a retailer Mr. Massey provides valuable retail experience and ability to provide meaningful insight to address issues affecting retailers.

RAYMOND SVIDER[1]	AGE: 50

Mr. Svider has served as a Director on our Board since June 2009. He has been co-Chairman of BC Partners since December 2008 and has been a Managing Partner of the firm since 2003. Mr. Svider joined BC Partners in 1992 in Paris before moving to London in 2000 to lead its investments in the technology and telecoms industries. Over the years, Mr. Svider has participated in or led a variety of investments including Tubesca, Nutreco, UTL, Neopost, Polyconcept, Neuf Telecom, Unity Media/Tele Columbus, Intelsat S.A., Multiplan, Suddenlink and Accudyne (formerly Hamilton Sundstrand). He is currently a member of the board and serves on the Audit and Compensation Committees of Intelsat S.A. (NYSE: I), Chairman of the Board of Accudyne, a member of the board and Compensation Committee of Cequel Corporation and a member of the board of MultiPlan, Inc. Prior to joining BC Partners, Mr. Svider worked in investment banking at Wasserstein Perella in New York and Paris, and at the Boston Consulting Group in Chicago. Mr. Svider was appointed as a Director on our Board pursuant to the terms of the Investor Rights Agreement in connection with the Company’s private equity investment transaction with BC Partners. As a Managing Partner of BC Partners since 2003, Mr. Svider has demonstrated significant leadership abilities and extensive knowledge of complex financial and operational issues facing large organizations. He brings an expertise in international operations and financial strategy to our Board. In addition, through his oversight of BC Partners’ portfolio companies, Mr. Svider has significant experience in developing various strategies to motivate and compensate executives.

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[1]	Following the Special Meeting, we expect that the number of directors that BC Partners will be entitled to nominate will be reduced to two. BC Partners has indicated that when this occurs, the two BC Partners designees will be Justin Bateman and Raymond Svider.

NIGEL TRAVIS	AGE: 63

Mr. Travis has served as a Director on our Board since March 2012. He has been Chairman of the board of Dunkin’ Brands Group Inc. since May 2013 and an Executive Officer since January 2009. Mr. Travis has also served as President of Dunkin’ Donuts since October 2009. From 2005 through 2008, Mr. Travis served as President and Chief Executive Officer of Papa John’s International, Inc. From 1994 to 2005, he had executive roles in Europe, International and Retail divisions of Blockbuster, Inc., culminating with the role of President and Chief Operating Officer from 2001 to 2005. Mr. Travis also held human resources and international roles for Burger King Holdings, Inc. from 1989 to 1994, prior to which he worked for Grand Metropolitan PLC since 1985. Mr. Travis’ previous board service includes Lorillard, Inc. from 2008 to 2012, Papa John’s International, Inc. from 2005 to 2008, Bombay Company from 2000 to 2007, and Limelight Group from 1996 to 2000. Mr. Travis brings significant international, retail, human resources and operations experience to our Board, and as a public company Chief Executive Officer, he provides perspectives on leadership and strategy.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN ITEM 1 ON YOUR WHITE PROXY CARD.

CORPORATE GOVERNANCE

Board of Directors

Our business and affairs are overseen by our Board of Directors pursuant to Delaware law and our Bylaws. Members of the Board of Directors are kept informed of the Company’s business through discussions with our Chairman & CEO and with key members of management, by reviewing materials provided to them and by participating in Board and Committee meetings. Members of the Board of Directors are elected annually by the Shareholders.

Regular attendance at Board meetings and the Annual Meeting is required of each Director. The Office Depot Board held eleven (11) meetings during 2012. No incumbent Director attended fewer than 75% of the total number of Board and standing Committee meetings in 2012. Our independent Directors met in seven (7) executive sessions in 2012. 80% of our Directors attended the 2012 annual meeting of Shareholders.

Corporate Governance Guidelines

Strong corporate governance practices and the independence of our Board of Directors are a long standing priority at Office Depot. These practices provide a framework within which the Board of Directors and management can pursue our strategic objectives and ensure long-term growth for the benefit of our Shareholders. Our Corporate Governance Guidelines may be viewed at our corporate website, www.officedepot.com under the headings “Company Info/Investor Relations/Corporate Governance.” In addition, a printed copy of our Corporate Governance Guidelines will be provided to any Shareholder upon written request to our Corporate Secretary. The Corporate Governance and Nominating Committee reviews the guidelines annually and any changes are recommended to the Board of Directors for approval.

Board Leadership Structure

Office Depot’s Board of Directors annually elects one of its own members as the Chairman of the Board of Directors. Office Depot’s Bylaws provide that the Chairman of the Board may also be the Chief Executive Officer (“CEO”). Office Depot believes that there are a wide array of leadership structures that could apply to many different business models and, therefore, that Office Depot should have the opportunity to determine the ideal structure for its Board leadership, which leadership structure may change over time.

The Board of Directors has chosen the current leadership structure of a combined role of CEO and Chairman because it provides an effective balance for the management of the Company and because of Mr. Austrian’s knowledge of the Office Depot business, and his ability to formulate and lead strategic initiatives. As CEO, Mr. Austrian is involved in the day-to-day operations of the Company and is aware of the issues of critical business importance that need to be elevated to the Board. Mr. Austrian has served as a Board member since 1998 and also served as the Company’s Lead Director. The Board of Directors believes that the Company’s current governance structure, which provides for a combined CEO and Chairman role and an independent Lead Director who is charged with certain responsibilities indicated in Office Depot’s Corporate Governance Guidelines, ensures both independent oversight of the Board of Directors and meaningful coordination between Company management and the independent Board members. Office Depot’s combined CEO and Chairman role, together with the assistance of its independent Lead Director, effectively serves the best interests of Office Depot and its Shareholders because it provides our Company with strong, balanced, and consistent leadership.

Mr. Hedrick serves as our Lead Director and has the following duties:

•	to preside over all meetings of the Board of Directors where the Chairman of the Board is not present;

•	to preside over all executive sessions of the Independent Directors;

•	to call meetings of the Independent Directors, as needed;

•	to meet regularly with the CEO;

•	to serve as a liaison between the CEO and the Independent Directors;

•	to develop the agendas for meetings of the Independent Directors;

•	to approve Board of Directors meeting agendas and schedules;

•	to review information sent to the Board of Directors; and

•	to meet with Shareholders as appropriate.

Director Independence

The Board of Directors believes in strong and independent Directors. The Board of Directors evaluates the independence of each nominee for election as a Director of our Company in accordance with the Corporate Governance Guidelines, which incorporate the applicable listing standards of the NYSE. The Corporate Governance Guidelines require that a majority of our Board of Directors must be “Independent” within the meaning of the NYSE’s listing standards (“Independent Directors”), and all Directors who sit on our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, must also be Independent Directors.

All members of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee have been determined by our Board of Directors to be Independent Directors. Our Board of Directors has reviewed the various relationships between members of our Board of Directors and the Company and has affirmatively determined that none of our Directors has a material relationship with the Company that would impair independence from management, other than Mr. Austrian, who serves as our Chairman and CEO.

Our Board of Directors has also determined that Messrs. Bateman and Svider are affiliates of the Company due to BC Partners’ stock ownership of the Company. The Board of Directors concluded that a relationship with a Shareholder of the Company in and of itself does not impair Messrs. Bateman and Svider’s independent judgment in connection with their duties and responsibilities as Directors of the Company. The Board also determined that Mr. Colligan, who serves as a Director of an entity that sells products to the Company, is independent.

As a result, all members of our Board of Directors other than Mr. Austrian, due to his CEO position, have been determined to be Independent Directors. This determination by our Board of Directors is based upon an individual evaluation of each of our Directors, his or her employment or Board of Directors affiliations, and a determination that the Independent Director has no business relationship with our Company other than his or her service on our Board of Directors. None of our Directors serves as an executive officer of a charitable organization to which we made contributions during 2012.

Board of Directors’ Role in Risk Oversight

Our Board of Directors has an active role in overseeing management of the Company’s risks, directly and through its Committees. The Board oversees a formal enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance Shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

The full Board of Directors participates in an annual enterprise risk management assessment, which is led by the Company’s Chief Compliance Officer. In the Company’s continuing risk assessment process, risk is assessed quarterly by a Steering Committee (the “Steering Committee”), comprised of members of management representing our business units and corporate staff. This Steering Committee focuses on identifying and evaluating Company-wide risks in four primary areas: financial risk, legal/compliance risk, operational/strategic risk and compensation risk. This Company-wide risk portfolio is then presented to and evaluated by the Operating Committee, made up of our CEO, Chief Financial Officer, Business Unit Presidents, Chief Marketing and Merchandising Officer, Executive Vice President of Human Resources, and our Executive Vice President & General Counsel (collectively, the “Operating Committee”). The findings are then presented to the Board of Directors. In addition to the presentation made to the full Board of Directors, at least once a year the Audit Committee receives quarterly updates on certain risk areas the Board has identified for focus, and the Independent Directors periodically discuss risk management during executive sessions without management present.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various Committees of the Board of Directors also have responsibility for risk management. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. As part of its annual executive compensation review in setting executive compensation, the Compensation Committee reviews the Company’s management of executive compensation and retention risks and strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. The Audit and Compensation Committees annually have a joint meeting to review incentive compensation plans for a risk assessment. The Corporate Governance and Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, CEO succession planning, and corporate governance.

How Nominees to Our Board of Directors are Selected

Candidates for election to our Board of Directors are nominated by our Corporate Governance and Nominating Committee and ratified by our Board of Directors for nomination to the Shareholders. Pursuant to the Corporate Governance Guidelines, the Company seeks to have a Board of Directors that represents diversity as to skills, experiences, age, race, gender and ethnicity and, while the Company does not have a formal diversity policy, the Corporate Governance and Nominating Committee seeks diverse Board candidates. The Corporate Governance and Nominating Committee operates under a Charter, which is available on our Corporate website at www.officedepot.com under the headings “Company Info/Investor Relations/Corporate Governance.”

Candidates Recommended by Shareholders. Our Corporate Governance and Nominating Committee will give due consideration to candidates recommended by Shareholders. Shareholders may recommend candidates for the consideration of the Corporate Governance and Nominating Committee by submitting such recommendation directly to the Committee by mail, as described under the heading “Corporate Governance; Communicating with our Board of Directors” later in this Proxy Statement. In making recommendations, Shareholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph.

Qualifications for Nomination. Our Corporate Governance and Nominating Committee believes that a Director should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our Shareholders. He or she must have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a Board representing a range of experiences in business and in areas that are relevant to the Company’s business and operations. We believe that Directors with experience in significant leadership positions over an extended period, especially CEO positions, provide the Company with special insights.

We continuously seek to strengthen our business and to grow by identifying and developing new markets for our products and strategic expertise, both on a domestic and international level. As such, in identifying Board nominees we seek candidates for Directors:

•	with experience as executives, directors or in other leadership positions in our industry or with other retailers;

•	with an understanding of finance and financial reporting processes;

•	who qualify as Audit Committee financial experts (though we expect all of our Directors to be financially knowledgeable);

•	with a strong corporate governance background; and

•	with a global business perspective.

In addition, a candidate for Director should possess:

•	an exemplary reputation and record for honesty in his or her personal dealings and business or professional activity;

•	qualities of independence in thought and action;

•	strong collaboration skills, with the potential to influence management; and

•	the ability to dedicate significant time to service on our Board while being committed first and foremost to the interests of all our Shareholders.

Our evaluation of Director nominees also considers the diversity of skills, experiences, age, race, gender and ethnicity as factors when recommending Directors. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board.

Methods of Finding Qualified Nominees. Our Corporate Governance and Nominating Committee identifies nominees in a number of ways. One method is the recommendation of sitting members of the Board of Directors, who personally know and have an understanding of the qualifications of a proposed nominee. A second method is an awareness of persons who are successful in business, the non-profit sector or a profession, whether personally known to a member of the Board of Directors or not. Such persons are contacted from time to time to ask whether they would be willing to serve. If they are willing, then the Committee conducts significant amounts of due diligence to ensure that a nominee possesses the qualifications, qualities and skills outlined above. The Corporate Governance and Nominating Committee also from time to time may engage search firms to assist the Committee in identifying potential nominees to our Board of Directors. These firms conduct searches on behalf of the Corporate Governance and Nominating Committee and provide the Committee with names of potential Director candidates. We pay these firms a fee for such services. As mentioned above, our Corporate Governance and Nominating Committee also is open to receiving recommendations from Shareholders as to potential candidates it might consider.

Messrs. Raymond Svider, Eugene Fife and Justin Bateman were previously appointed as Directors pursuant to the terms of the Investor Rights Agreement, dated as of June 23, 2009 (the “Investor Rights Agreement”), among the Company, BC Partners, Inc. and certain funds advised by BC Partners, Inc. (the “Investors”), whereby the Investors were entitled to nominate three Directors to the Board and the Company agreed to use all reasonable efforts to cause the persons nominated by the Investors pursuant to the terms of the Investor Rights Agreement to be elected to the Board. [The number of BC Partners designees has been reduced to two (2) in connection with the redemption of the BC Partners Preferred Stock described below.] In addition, pursuant to the terms of the Investor Rights Agreement, Mr. Svider was appointed to both the Finance Committee (the “Finance Committee”) and the Compensation Committee, Mr. Bateman was appointed to the Finance Committee and is a non-voting observer of the Audit Committee, and Mr. Fife was appointed to the Corporate Governance and Nominating Committee. For more information regarding the Investor Rights Agreement, please refer to our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June  23, 2009.

Impact of Redemption of BC Partners Preferred Shares

Concurrently with the execution of the Merger Agreement, the Company and OfficeMax entered into a voting agreement with the Investors, pursuant to which effective as of immediately following the receipt of (i) the requisite approval of stockholders of the Company in connection with the transactions contemplated by the Merger Agreement and (ii) the consent of the lenders under the Company’s Amended and Restated Credit Agreement, dated May 25, 2011, 175,000 shares of the convertible preferred stock held by BC Partners will be redeemed for cash by the Company at the redemption price applicable to the convertible preferred stock.

On March 4, 2013, the Company entered into the Second Amendment to the Company’s Amended and Restated Credit Agreement, dated May 25, 2011, which amendment provides the Company with the ability to make payments to BC Partners to redeem all of the convertible preferred stock and to repurchase certain amounts of the common stock held by BC Partners, in each case as required by the voting agreement. On July 10, 2013, the Company obtained the requisite approval of stockholders of the Company in connection with the transactions contemplated by the Merger Agreement, and on the same date the Company redeemed 175,000 shares of the convertible preferred stock held by BC Partners.

Following the redemption, under the terms of the Investor Rights Agreement, BC Partners is entitled to nominate two (2) members to the Board. The two members nominated by BC Partners to the board are Raymond Svider and Justin Bateman. After giving consideration to his contributions as a director, Eugene Fife who previously served as a BC Partners designee has been independently nominated by the Nominating and Governance Committee, and approved by the Board to serve as an independent Director-nominee of the Company.

Effect of Merger with OfficeMax on Board Composition

The Merger Agreement contains certain provisions relating to the governance of the combined company following completion of the transactions contemplated by the Merger Agreement. Completion of the transactions contemplated by the Merger Agreement is subject to certain conditions, including the adoption by the Company, effective as of the effective time of the merger, of amended and restated bylaws to implement certain governance matters for a four-year period following completion of the transactions by the Merger Agreement.

During that four-year period following completion of the transactions contemplated by the Merger Agreement, unless and until the successor CEO has been appointed, the Board of Directors of the combined company will be comprised of twelve members, with five independent directors of each of the Company and OfficeMax and the co-chief executive officers. Upon the appointment of the successor CEO, the Board of Directors of the combined company will be comprised of eleven members, with the ten independent director designees of the Company and Office Max and the successor CEO. If the successor CEO is the then-current chief executive officer or any former or current executive officer of either the Company or OfficeMax, the party whose chief executive officer has not been appointed as successor CEO will have the right to designate one additional independent director, and the board of directors of the combined company will be comprised of twelve members.

As of the date of this proxy statement, neither the Company nor OfficeMax has made a determination as to which independent directors to appoint to the Board of Directors of the combined company.

Communicating with our Board of Directors

Our Shareholders and any other parties interested in communicating with our Board of Directors may contact any member (or all members) of our Board of Directors, or the Independent Directors as a group, any Committee of our Board of Directors or any Chair of any such Committee by mail. The Office Depot Legal Department reviews all communications sent to the Board related to the duties and responsibilities of the Board and its Committees and regularly provides the communications to Committee Chairs, the Lead Director or the full Board as needed. To communicate with our Directors by mail, correspondence may be addressed to any individual Director by name, to the Independent Directors as a group, to any Committee of our Board of Directors by name or to any Committee Chair either by name or by title. All such mailings are to be sent “c/o Corporate Secretary” to our Corporate headquarters at: 6600 North Military Trail, Boca Raton, FL 33496.

In addition, any person who desires to communicate any matter specifically and confidentially to our Audit Committee may contact the Audit Committee by addressing a letter to the Chair of the Audit Committee, c/o Corporate Secretary, at our Corporate headquarters address. Mark on the outside of the envelope that the communication inside is “Confidential.” Such communications to our Audit Committee may be submitted anonymously to the “Audit Committee Chair,” in which event the envelope will not be opened for any purpose, other than appropriate security inspections. Such mailing will be directed to the Chair of our Audit Committee for his or her review and follow-up action as he or she deems appropriate.

Plurality Voting Policy

Subject to our Corporate Governance Guidelines, because Starboard has announced that it intends to nominate a slate of directors, if Starboard does nominate a slate of directors, the election of directors will be a contested election. In a contested election (an election in which the number of candidates exceeds the number of Director positions to be filled), the number of Director nominees that equals the number of Director positions to be filled receiving the greatest number of votes cast will be elected as Directors. All of our Directors form a single class of Directors and stand for election each year. Information about the nominees, their business experience and other relevant biographical information is set forth above.

Rights Plan

On October 30, 2012 the Board announced that effective October 24, 2012 the Board had adopted the Rights Plan, which was set to expire by its terms on October 30, 2013. At that time, the Board discussed that the Rights Plan was intended to:

•	help reduce the risk of two-tiered, front end loaded or partial offers which may not offer fair value to all the Company’s Shareholders;

•

protect against acquirers who through the open market, private purchases or otherwise may achieve or augment a position of substantial influence or control without paying a fair price to the Company’s Shareholders;

•	deter acquirers who were simply interested in putting the Company into “play”;

•	preserve the Board’s bargaining power and flexibility to deal with third-party acquirers and to otherwise seek to maximize value for all Shareholders; and

•	afford the Board adequate time to evaluate potential offers and to consider alternatives.

The Board of Directors has since evaluated the Rights Plan and has determined to allow it to expire by its terms on October 30, 2013.

Related Person Transactions Policy

Our Related Person Transactions Policy (the “Policy”) sets forth the procedures governing the review and approval or ratification of transactions between the Company, on the one hand, and (i) an Executive Officer (“Executive Officer”); (ii) Director; (iii) an immediate family member of an Executive Officer or Director; (iv) any security holder who is known by the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities at the time of the transaction; or (v) an immediate family member of such five percent security holder, on the other hand. Persons in the categories described above are collectively referred to as “related persons.”

This Policy applies to all related person transactions, and under the Policy a “related person transaction” is any transaction:

•	In which the Company was or is to be a participant;

•	In which the amount exceeds $120,000; and

•	In which any related person has, or will have, a direct or indirect material interest.

No related person transaction shall be approved or ratified if such transaction is contrary to the best interests of the Company. Unless different terms are specifically approved or ratified by the Corporate Governance and Nominating Committee, any approved or ratified transaction must be on terms that are no less favorable to the Company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. All related person transactions or series of similar transactions must be presented to the Corporate Governance and Nominating Committee for review and pre-approval or ratification. During 2012, all transactions that were potentially subject to the Policy were reviewed and approved or ratified by the Corporate Governance and Nominating Committee and the Board of Directors. During 2012 there were no related person transactions. A copy of the Policy is available for review on the Company’s website at www.officedepot.com under the headings “Company Info/Investor Relations/Corporate Governance.”

On an annual basis, each Director and Executive Officer is required to complete a questionnaire which requires disclosure of any related person transaction. The Corporate Governance and Nominating Committee reviews any transaction disclosed.

From time to time, the Company may engage in purchase and sale transactions for office products with BC Partners or its portfolio companies. These transactions are conducted on an arms-length basis and are not material to BC Partners or any person affiliated with BC Partners.

Succession Planning

At least annually, the Board of Directors formally discusses CEO and senior management succession with the CEO and also in executive session with only non-management Directors present. The process includes an evaluation of the requirements for the CEO and each senior management position and the regular review of potential permanent and interim candidates for CEO and senior management positions.

Director Independence

The Board of Directors has determined that other than Neil Austrian, none of the Company’s Directors have material relationships with the Company other than as directors and Shareholders of the Company that would impair independence from management and are “independent” for purposes of the NYSE listing standards. This determination was based upon an individual evaluation of each of our Directors, his or her employment or Board of Directors affiliations, and a determination that each Independent Director has no business relationship with our Company other than his or her service on our Board of Directors. The Board determined that Messrs. Bateman and Svider are affiliates of the Company due to BC Partners’ stock ownership of the Company. The Board of Directors concluded that a relationship with a Shareholder of the Company in and of itself does not impair Messrs. Bateman and Svider’s (as designees of BC Partners) independent judgment in connection with their duties and responsibilities as Directors of the Company. The Board also determined that Mr. Colligan, who serves as a Director of an entity that sells products to the Company, is independent. The Board of Directors additionally has determined that all Audit Committee members meet the independence requirements for audit committee members set forth in Rule 10A-3 under the Exchange Act.

Code of Business Conduct (Code of Ethical Behavior)

Our Board of Directors has adopted a Code of Ethical Behavior for all of our employees. This Code also applies to our Directors. A copy of this Code may be viewed at our Corporate website, www.officedepot.com under the headings “Company Info/Investor Relations/Corporate Governance.” In addition, a printed copy of our Code of Ethical Behavior will be provided to any Shareholder upon written request to our Corporate Secretary at the address for our Corporate headquarters listed elsewhere in this Proxy Statement.

The Company has established the confidential Office Depot Hotline (the “Hotline”) to assist our employees in complying with their ethical and legal obligations and reporting suspected violations of applicable laws, our policies or established procedures. The Hotline enables our Associates, vendors and the public to express their concerns about possible violations of law or our policies without fear of retribution or retaliation of any kind. It is our express policy that no retaliatory action be taken against any Associate for using the Hotline procedure. The Hotline is operated by an independent third party, not by Company personnel. The Hotline can be accessed by either calling the following toll-free number or visiting the following website:

1-866-634-6854

www.odhotline.com

COMMITTEES OF OUR BOARD OF DIRECTORS

The Board of Directors has established four (4) standing committees—(i) Audit, (ii) Compensation, (iii) Corporate Governance and Nominating, and (iv) Finance.

The table below shows the membership for each of the Board of Directors’ standing committees in 2012:

Audit Committee	Compensation Committee	Corporate Governance & Nominating Committee	Finance Committee
Thomas J. Colligan (chair)	Marsha J. Evans (chair)	W. Scott Hedrick (chair)	Justin Bateman
Brenda J. Gaines	W. Scott Hedrick	Brenda J. Gaines	Kathleen Mason
Kathleen Mason	Raymond Svider	Eugene V. Fife	Raymond Svider
	Nigel Travis	Marsha J. Evans	(chair)

Each of the four Committees of our Board of Directors has a written Charter that is reviewed and approved annually by our Board of Directors, is available for review on our Corporate website, www.officedepot.com under the headings “Company Info/Investor Relations/Corporate Governance” and is available in hard copy upon written request to our Corporate Secretary.

Audit Committee

In 2012, the Audit Committee had three members and met seven (7) times. Our Board of Directors has reviewed and made the determinations required by the listing standards of the NYSE and regulations of the SEC regarding the independence and financial literacy of the members of our Audit Committee. All members of the Audit Committee have been determined by the Board of Directors to be Independent Directors and financially literate. In addition, our Board of Directors has determined that the following members of our Audit Committee qualify as “Audit Committee financial experts” within the meaning of the applicable regulations of the SEC: Thomas J. Colligan, Brenda J. Gaines and Kathleen Mason.

The Audit Committee is responsible for the performance of our internal audit function as well as ensuring our compliance with legal and regulatory requirements, assessing and mitigating financial risks to the Company and insuring the integrity of our financial reporting process. The Audit Committee’s responsibilities, discussed in detail in its Charter, include, among other duties, the duty to:

•	oversee the financial reporting process;

•	meet with internal and external auditors regarding audit results;

•	engage and ensure the independence of our independent registered public accounting firm;

•	review the effectiveness of our internal controls; and

•	oversee compliance with our Code of Ethical Behavior.

Corporate Governance and Nominating Committee

In 2012, the Corporate Governance and Nominating Committee had four members and met five (5) times. Mr. W. Scott Hedrick is the chairman of our Corporate Governance and Nominating Committee and Lead Director of the Board. All members of the Committee have been determined by our Board of Directors to be Independent Directors.

Our Corporate Governance and Nominating Committee is responsible for establishing and monitoring the effectiveness of the overall corporate governance philosophy and the Director nomination process. The Corporate Governance and Nominating Committee’s responsibilities include, among other duties, the duty to:

•	review and make recommendations to the Board of Directors concerning the size and composition of our Board of Directors and its Committees and the recruitment and selection of Directors;

•	plan for succession of CEO;

•	nominate Director candidates for election at annual meetings; and

•	review and make recommendations to the Board of Directors concerning our corporate governance policies and practices.

In addition, the Corporate Governance and Nominating Committee is also responsible for reviewing and approving any transactions between the Company and any related person. See “Corporate Governance; Related Person Transactions Policy.”

Finance Committee

In 2012, the Finance Committee had three members and met five (5) times. Our Finance Committee is responsible for overseeing our capital structure, financial policies and business and financial plans. The Finance Committee’s responsibilities, discussed in detail in its Charter, include, among other duties, the duty to:

•	review our financial policies and procedures;

•	review annual capital budgets and major spending requests from management;

•	monitor our financial standing and financial ratings; and

•	provide oversight and advice to management regarding our capital allocation, spending and structure.

Compensation Committee

In 2012, the Compensation Committee had four members and met twenty-one (21) times. All members of the Compensation Committee have been determined by our Board of Directors to be Independent Directors.

Compensation Committee Responsibilities and Authority

Our Compensation Committee is responsible for establishing and monitoring the effectiveness of the overall compensation philosophy and policies of our Company. As set forth in its Charter, the Compensation Committee’s responsibilities include, among other duties, the duty to:

•

review the performance and approve the compensation of each of our Executive Officers except for our CEO, whose performance and compensation will be reviewed and established by the independent members of the full Board of Directors;

•	plan for succession of our Executive Officers except for our CEO; and

•	provide oversight of all cash compensation, equity compensation, benefits and perquisites for our Executive Officers and Directors.

During the course of the year, the Compensation Committee: reviews and approves any new employment arrangements for members of the Operating Committee, other than the CEO (for whom it makes recommendations to the Board); reviews, approves or recommends changes in the perquisites and benefits provided to members of the Operating Committee; reviews the composition of the Peer Group used for benchmarking purposes and the Company’s executive compensation programs and policies; reviews the Company’s executive compensation disclosures; approves new executive compensation plans and material amendments to existing executive compensation plans; engages and directly monitors independent compensation consultant(s) to study and make recommendations regarding Director or Operating Committee compensation matters; and reviews management’s assessment of the risks related to the Company’s incentive compensation practices and programs.

In connection with its review of performance of our Executive Officers, the Compensation Committee also reviews the financial results of the Company for the purposes of determining compensation program levels and if performance goals were attained. The Compensation Committee obtains the data regarding the Company’s financial results for the year from management and discusses the financial results with its compensation consultant and others as it may deem necessary, and then reports the results to the Board of Directors. The Compensation Committee reviews the individual performance ratings for the named executive officers (“NEOs”), other than the CEO.

The Chair of the Compensation Committee works with the Executive Vice President, Human Resources, members of our Human Resources department and with the Executive Vice President and General Counsel to set individual meeting agendas for the Compensation Committee that are consistent with an annual calendar of regular activities that has been approved by the Compensation Committee and reported to the Board of Directors. As needed, telephonic Compensation Committee meetings are held which are not part of the pre-established annual calendar.

Compensation Committee Charter

The Compensation Committee Charter is reviewed annually to ensure that the Compensation Committee is fulfilling its duties in aligning our executive compensation program with Shareholder value creation, ensuring that we attract and retain talented executives and officers and are being responsive to the legitimate needs of our Shareholders. The Charter is posted on our website.

Delegation of Authority; Subcommittees

The Compensation Committee has delegated authority to the Chair of the Committee to approve, upon the recommendation of the CEO and the Executive Vice President, Human Resources, new hire equity grants for officers who are not Executive Officers, provided that such grants do not exceed a level that is 25% above the annual target long-term incentive in effect during the year of the grant for officers at the same level as the new hire, and otherwise follows policies approved by the Compensation Committee. Grants and awards to Executive Officers and Directors are reserved to the full Compensation Committee. The Compensation Committee has also delegated authority to the Company’s internal Compensation and Benefits Committee (which consists of the Executive Vice President, Human Resources, Executive Vice President and General Counsel and Executive Vice President and Chief Financial Officer), the power to administer and make certain non-material amendments to our qualified 401(k) plan and our health and welfare plans that are subject to the Employee Retirement Income Security Act of 1974 and our non-qualified deferred compensation plans. The Compensation Committee has also been delegated the power to administer and make amendments and grants under our long-term equity plans, but only to the extent that such amendment does not affect the rights or obligations of any participant in the long term equity plans.

Involvement of Compensation Consultants and Executive Management in Compensation Decisions

The Compensation Committee directly engages Hay Group, a human resources and compensation consulting firm, as its independent advisor with respect to executive compensation. Hay Group works from time to time with members of the Compensation Committee, particularly in executive sessions of the Compensation Committee; and at the request of the Compensation Committee, with management to gain a better understanding of the Company’s pay policies and practices and to facilitate the development of the Company’s executive compensation strategies and determination of appropriate compensation levels. In 2012, the Hay Group provided the following services to the Compensation Committee: advice on setting annual compensation for Board of Directors and executives based on Company performance and Peer Group benchmarking; in connection with the 2012 Say-on-Pay vote advice on how to improve our compensation programs and policies to further link NEO compensation with performance; advice on the design of the annual awards under the short and long-term incentive plans; attendance at all Compensation Committee meetings, providing advice on compensation issues raised, and assisting the Chair with preparation for meetings.

The Compensation Committee believes that even the best advice of a compensation consultant or other outside advisors must be combined with the input from management and the Compensation Committee’s own individual experiences and best judgment to arrive at the proper alignment of compensation philosophy, programs, and practices. The CEO, CFO, the Executive Vice President, Human Resources and the Executive Vice President and General Counsel interact closely with the Compensation Committee. These individuals work with the Compensation Committee to provide perspectives on reward strategies and how to align those strategies with the Company’s business and management retention goals. They provide feedback and insights into the effectiveness of the Company’s compensation programs and practices. The Compensation Committee looks to the Legal and Human Resources Departments for advice in the design and implementation of compensation plans, programs, and practices. In addition, the CEO, the Executive Vice President, Human Resources, the Executive Vice President and General Counsel, and certain other members of the Human Resources and Legal Departments often attend portions of Compensation Committee meetings to participate in the presentation of materials and to discuss management’s point of view regarding compensation issues. The Compensation Committee requires management’s input to properly assess the internal impact of regulatory changes and potential program changes. Management is asked to provide advantages and disadvantages of decision items so that the Compensation Committee has a full range of information from both internal and external sources upon which to make its decisions. There is no predetermined weight given to management’s input in making compensation program decisions.

Executive Session

At each meeting, the Compensation Committee meets in executive session without members of management present for the purpose of discussing matters independently from management.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company’s Board is comprised of three Independent Directors. The responsibilities of the Audit Committee are set forth in its written Charter (the “Charter”), which has been adopted by our Board of Directors. A copy of the Charter may be obtained from our Company website or in the manner described elsewhere in this Proxy Statement.

The duties of the Audit Committee include oversight of the Company’s financial reporting process through periodic meetings with the Company’s independent accountants, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. Pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”), the Committee has certain other duties, which include the engagement of the Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), pre-approval of both audit and non-audit work in advance of Deloitte’s commencement of such work, and other obligations as imposed by SOX. Pursuant to applicable provisions of SOX, we have delegated to the Chair the authority to pre-approve engagements of Deloitte between meetings of our Audit Committee, provided that the Chair reports to the Committee at each meeting on pre-approvals since the date of the last Audit Committee meeting. The Board of Directors has determined that the following members of the Audit Committee are “audit committee financial experts” under the regulations of the SEC promulgated pursuant to authority granted to it under SOX: Mr. Colligan, Ms. Gaines and Ms. Mason. These persons’ qualifications are detailed in their biographical information set forth earlier in this Proxy Statement. In addition, in accordance with listing standards of the New York Stock Exchange, the Board of Directors has determined that each member of our Audit Committee is financially literate as required by such listing standards.

During fiscal year 2012, the Audit Committee met seven (7) times, which included meetings to discuss quarterly or annual earnings press releases in advance of release by the Company. The Company’s senior financial management and independent and internal auditors were in attendance at all such meetings. At each such meeting, the Audit Committee conducted a private session with the management of the Company’s Internal Audit Department as well as Deloitte, without the presence of management. The Audit Committee conducted private sessions at various meetings during 2012 with the Chief Executive Officer, Chief Financial Officer, Controller and General Counsel. In addition, the Audit Committee received periodic reports from the Company’s Disclosure Committee which reviews the Company’s disclosures and ensures that effective controls and procedures are in place related to the Company’s disclosures.

The Company’s management is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles. Furthermore, we rely upon the Company’s independent accountants to review or audit, as applicable, such financial statements in accordance with the standards of the Public Company Accounting Oversight Board.

The Audit Committee has reviewed and discussed with senior management the Company’s audited financial statements for the fiscal year ended December 28, 2012, included in the Company’s 2012 Annual Report on Form 10-K, as amended (the “2012 Form 10-K”). It has also discussed with management and Deloitte the critical accounting policies applied by the Company in the preparation of its financial statements. Management has confirmed to the Audit Committee that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management, and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging the Audit Committee’s oversight responsibility as to the audit process, the Committee has reviewed and discussed with management and Deloitte the Company’s audited consolidated financial statements and the Company’s internal control over financial reporting. The Committee has also discussed with Deloitte the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the auditors’ judgment about the quality of the Company’s accounting principles as applied in its financial reporting.

The Audit Committee has obtained the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) with respect to any relationship between Deloitte and the Company that in its professional judgment may reasonably be thought to bear on independence. Deloitte has discussed its independence with the Audit Committee, and has confirmed in its letter to the Audit Committee that, in its professional judgment, it is independent of the Company within the meaning of the United States securities laws.

Based on the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2012 Form 10K, as amended, for filing with the SEC. The Audit Committee also has retained Deloitte as the Company’s independent accounting firm for 2013 and the Audit Committee and the Board have recommended that Shareholders ratify Deloitte’s appointment.

The Audit Committee as of the Fiscal Year Ended 2012:

Thomas J. Colligan (Chair)

Brenda J. Gaines

Kathleen Mason

Justin Bateman (as an observer)

ITEM 2: RATIFYING OUR AUDIT COMMITTEE’S APPOINTMENT OF

DELOITTE & TOUCHE LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Information About Our Independent Registered Public Accounting Firm

As indicated in the Audit Committee Report section, and in accordance with the provisions of SOX, the Audit Committee of our Board of Directors appointed Deloitte as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the fiscal year ended December 28, 2012, and to issue an opinion on management’s report on internal control over financial reporting. Deloitte has audited our consolidated financial statements each year since 1990. Representatives of Deloitte will be present at our Annual Meeting with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions from Shareholders. Our Audit Committee also has appointed Deloitte as our independent registered public accounting firm for 2013.

Although our Audit Committee already has appointed Deloitte as our independent registered public accounting firm for 2013 and the vote of our Shareholders is not required for this action under Delaware law or SOX, as a matter of good corporate governance, we are submitting this item for Shareholder approval. In the event that we do not receive the required vote, the Audit Committee will consider such vote when appointing our independent registered public accounting firm for 2014.

Audit & Other Fees

The fees for our independent registered public accounting firm for professional services rendered in connection with (i) the audit of our annual financial statements as set forth in our Annual Report on Form 10-K for the fiscal years ended December 31, 2011 and December 28, 2012, (ii) the review of our quarterly financial statements as set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2011 and 2012, and (iii) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, as well as fees paid to our independent registered public accounting firm for audit-related work, tax compliance, tax planning and other consulting services are set forth below. The audit committee approved 100% of the fees related to the services discussed below.

Audit & Other Fees Paid to Deloitte & Touche LLP	Fiscal 2011	Fiscal 2012
Audit Fees	$6,493,872	$7,096,517

Audit Related Fees (as defined under the Sarbanes-Oxley Act of 2002)	$116,338	$151,673

Tax Fees	$264,567	$616,764

All Other Fees	0	$2,375

Total Fees	$6,874,777	$7,867,329

Ratio of Audit Fees, Audit Related Fees and Tax Compliance Fees To Total Fees paid to our Independent Registered Public Accounting Firm in the years indicated	100% Audit, Audit-Related and Tax Compliance Fees 0%—all other fees (including tax planning fees)	99.97% Audit, Audit-Related and Tax Compliance Fees 0.03%—all other fees (including tax planning fees)

Audit Fees—Consists of fees for professional services rendered in connection with: (i) the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal years ended December 31, 2011 and December 28, 2012; (ii) the reviews of the consolidated financial statements included in each of our Quarterly Reports on Form 10-Q during those fiscal years; (iii) consultations on accounting matters; (iv) statutory audit filings; and (v) SEC registration statements.

Audit Related Fees—Consists primarily of fees for accounting consultations, including consultations associated with International business restructuring.

Tax Fees—Consists primarily of fees for tax compliance.

All Other Fees—Consists primarily of fees for tax training.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures under which audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. The Audit Committee’s policy provides for pre-approval of audit, audit-related, tax and other services specifically described by the Audit Committee on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds, as well as any other services, must be separately approved. The policy also provides that the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee provided that the pre-approval of any matters permitted by the Chair is reported to the full Audit Committee at its next meeting.

YOUR AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2 ON YOUR WHITE PROXY CARD.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation programs for fiscal year 2012, and explains how the Compensation Committee (sometimes referred to herein as the “Committee”) made its compensation decisions for our NEOs for that fiscal year.

The NEOs for 2012 were:

•	Chairman and Chief Executive Officer, Neil Austrian;

•	Executive Vice President and Chief Financial Officer, Michael Newman;

•	Former President, North America, Kevin Peters;

•	President, International, Steven Schmidt;

•	Executive Vice President, General Counsel and Corporate Secretary, Elisa Garcia; and

•	Former Executive Vice President, Chief Merchandising Officer, Farla Efros.

Overview

The primary objective of the Company’s compensation program is to retain and meaningfully reward executives who create long-term value for Shareholders without excessive risk taking. In addition, the Compensation Committee’s specific goal for 2012 was to construct an executive compensation program that aligned the interests of the executive management team with Shareholders by focusing on a substantial improvement in our financial results within a short period of time.

Our Performance in 2012

In determining and setting the 2013 compensation levels for our NEOs, the Committee acknowledged the recent achievements of our management team in a continuously challenging retail environment. These achievements include:

•

A year-over-year improvement in Earnings Before Interest and Taxes (“EBIT”), adjusted for charges, of $8 million. EBIT was up from $122 million in 2011, to $131 million in 2012. This improvement was attributable to strong operating performance in the North American Business Solutions Division in 2012.

•

The generation of $117 million of Free Cash Flow in 2012 from an operational perspective versus $69 million in the prior year. This excludes a negative $58 million impact to Free Cash Flow from a first quarter pension settlement that was offset by a positive impact to cash flow from Investing Activities of the same amount, resulting in no impact on the Company’s total cash flow. Free Cash Flow was slightly better than the Company’s original target in part due to lower capital spending than expected in 2012.

•

A decrease in the Company’s year-over-year operating expenses for 2012, adjusted for restructuring and asset impairment charges, of $185 million. The year-over-year reduction in operating expenses was driven by productivity improvements in both our North American and International businesses, and also benefits from foreign exchange rates.

The above achievements were reported in our earnings release for the 2012 fourth quarter and fiscal year, as well as in the corresponding investor presentation available on our website.

2012 Compensation Highlights

After several years of no salary increases for the NEOs, the Committee approved changes in base salary, effective April 1, 2012, and/or target bonus percentage, effective January 1, 2012, for the following NEOs due to either increased responsibility and/or performance:

(i) Mr. Peters’ base salary was increased to $675,000 from $625,000, and his target bonus percentage was increased to 85% of his annual base salary from 75%, to reflect his assumption of responsibility for all of the Company’s North American business, previously managed by two business unit Presidents;

(ii) the target bonus percentages for both Messrs. Newman and Schmidt were increased to 85% of their respective base salaries from 75% to reflect increases in responsibility in 2011 as a result of the changes in the Company’s reporting structure, and in connection with responsibility given to them as a result of a former executive’s termination from employment; and

(iii) Ms. Garcia’s base salary was increased to $500,000 from $440,000 to recognize performance since joining the Company in 2007 and to address a base salary that was below market.

The Committee also approved the following compensation changes for Mr. Austrian due to his performance in his role as CEO: (a) an increase in his base salary from $1,100,000 to $1,200,000, effective as of January 1, 2012; (b) an increase in his target bonus percentage from 140% of his annual base salary to 160%; and (c) additional long-term incentive compensation grants to him in the form of 75% performance-vested restricted stock units and performance cash and 25% service-vested restricted stock. The Committee wanted to further incentivize Mr. Austrian towards achieving the Company’s objectives in our annual operating plan as well as long-term performance.

Fiscal 2012 Annual Cash Bonus Plan

Our 2012 Annual Cash Bonus Plan was based on the following key financial measures: (i) earnings before interest and taxes (“EBIT”); (ii) free cash flow; and (iii) gross profit dollars, all as adjusted. The Company achieved at or above the threshold level, but below target, for each of these three metrics. Accordingly, the payout under the 2012 annual cash bonus was at 66% of target. See “Review of 2012 Compensation—Annual Cash Bonus Plan” below for the actual amounts paid to our NEOs under the 2012 Annual Cash Bonus Plan.

2012 Bonus Metrics	Target Award Weighting	Threshold Parameter (25% Payout)	Target Parameter (100% Payout)	2012 Actual Performance	Payout Percentage of Target
EBIT*	50%	$112.5 million	$150.0 million	$126.9 million	27%
Free Cash Flow*	25%	$51.0 million	$102.0 million	$115.0 million	30%
Gross Profit Dollars*	25%	$3.203 billion	$3.377 billion	$3.233 billion	9%

*	As adjusted. See “Review of 2012 Compensation—Annual Cash Bonus Plan” for more details on the adjustments.

2012 Long-Term Incentive Program

In order to help retain our executive talent and further align the interests of management with those of our Shareholders, the Compensation Committee developed a long-term incentive program consisting of:

(i) performance stock units, with a one-year performance period and three-year time-based vesting;

(ii) performance-based cash, with a one-year performance period and three-year time-based vesting; and

(iii) time-vested restricted stock with three-year time-based vesting.

Payouts under performance stock units and performance cash are based on the achievement of an EBIT target set by the Compensation Committee under the 2012 annual operating plan of $150 million (“EBIT Target”), with the EBIT metric designed to be leveraged up upon achievement of results exceeding EBIT Target

(subject to a maximum EBIT), or leveraged down upon an achievement below EBIT Target. If actual EBIT for 2012 were less than threshold, then the performance cash and performance stock units would be forfeited.

Based on 2012 results, as adjusted for unplanned and extraordinary items, 46% of EBIT Target was achieved for a payout of performance stock units and performance cash for the NEOs, excluding the CEO, with the payout for the CEO being 62% of EBIT Target. See “Review of 2012 Compensation—Long-Term Incentive Program” below for the actual amounts paid to our NEOs under the 2012 Long-Term Incentive Program.

Realized vs. Realizable Pay Overview

As discussed above, the NEOs were granted long-term incentives under the 2012 Long-Term Incentive Program and were each eligible to receive a cash bonus based on certain metrics under the 2012 Annual Cash Bonus Plan. The actual dollar amounts paid and long-term incentives awarded to them ranged from between 68% and 82% of their total compensation as shown in the table entitled “Realizable Pay Table” below, which we have included in this CD&A to supplement the Summary Compensation Table. The “Realizable Pay Table” shows the total compensation for each element of compensation realized and realizable by each NEO in each of the years shown. Please see the discussion below entitled “Realized vs. Realizable Pay” for a more detailed discussion concerning the compensation actually realized by our NEOs.

Revised Stock Ownership Requirements for the CEO

In October 2011, the Committee revised the stock ownership guidelines to: (i) increase the stock ownership requirements for the NEOs (other than the CEO); and (ii) add a holding requirement for all NEOs in the event that an NEO’s ownership requirements were not met following a stock sale. In October 2012, the Committee further revised the stock ownership requirement for the Company’s CEO to six times base salary from a multiple of five times base salary or 700,000 shares. For a more detailed discussion concerning the stock ownership guidelines for the NEOs, please see the discussion below in “Policies and Practices—Stock Ownership Guidelines for NEOs.”

The Role of Shareholder Say-on-Pay Votes

At our 2012 annual meeting of Shareholders, approximately 86.5% of the votes cast in the Shareholders’ non-binding, advisory vote on executive compensation (the “say-on-pay proposal”) were voted in favor of the proposal. We value this endorsement by our Shareholders of our executive compensation program and policies, and the Compensation Committee continues to look for ways to enhance and refine our compensation program. The Compensation Committee considered the results of the 2012 advisory vote and also considered other factors in evaluating the Company’s executive compensation programs as discussed in this CD&A, including the advice of the Compensation Committee’s independent compensation consultant. For 2012, the Committee designed our executive compensation program to ensure that at least 50% of the NEO’s long-term compensation included performance-based equity. Given the fact that 86.5% of the votes cast concerning the say-on-pay proposal were in favor of the proposal, the Committee concluded that our Shareholders supported this change to our executive compensation program.

Compensation Framework

The primary objective of the Company’s executive compensation program is to retain and meaningfully reward executives who create long-term value for Shareholders without excessive risk taking.

This section discusses: (i) the Compensation Committee’s compensation philosophy; (ii) the elements of executive compensation; (iii) the roles of the Compensation Committee, the Board, management, and independent compensation consultants in establishing NEO compensation; (iv) peer group benchmarking; (v) the importance of pay-for-performance and aligning Shareholder interests in designing NEO compensation; and (vi) the realizable pay impact on executive compensation decision-making.

Compensation Philosophy

The Compensation Committee, with the advice of its independent compensation consultant, Hay Group, has developed our compensation philosophy, and reviews such philosophy on an annual basis. The Compensation Committee is guided by the following key principles in determining the compensation structure for our executives:

Compensation Principle	Description
Competition	• To compensate our executives in a manner that reflects a competitive marketplace; and

• to attract, retain and motivate talented executives throughout the volatility of business cycles.

Accountability for Business Performance

•   To tie compensation to our financial and operating performance so that executives are held accountable through their compensation for: (i) the portion of the business for which they are responsible; and (ii) achieving the Company’s annual operating plan.

Accountability for Long-Term Performance	• To create meaningful incentives in our executives’ compensation that create long-term Shareholder value while not incentivizing excessive risk taking.

Elements of Compensation

The various elements of compensation paid by the Company are intended to (i) provide an appropriate level of financial certainty through fixed compensation; (ii) implement our compensation philosophy and ensure that at least 50% of equity compensation is performance-based; and (iii) create a balance of long-term and short-term incentives.

Compensation Element	Purpose
Base Salary	• To provide financial predictability through fixed compensation that is less than a majority of total compensation at target;

• to provide a salary that is market competitive;

• to promote the retention of executives; and

• to provide fixed compensation that reflects the scope, scale and complexity of the executive role.

Short-Term Incentives (our Annual Cash Bonus Plan)	• To align management and Shareholder interests;
• to incentivize achievement of our annual operating results;
• to provide, along with base salary, market competitive cash compensation when targeted performance objectives are met;

• to provide appropriate incentives to exceed targeted results; and

• to pay meaningful incremental cash awards when results exceed target.

Long-Term Incentives	• To balance the short-term nature of other compensation elements;

• to align management and Shareholder interests;

• to incentivize achievement of our annual operating results;

• to focus our executives on the achievement of long-term results;

• to support the growth and profitability of each of our revenue-generating business divisions; and

• to retain key executive talent.

Compensation Element	Purpose
Employment, Change of Control and Severance Arrangements	• To enable us to attract and retain talented executives;
• to protect our interests through appropriate restrictive post-employment covenants, including non-competition and non-solicitation;
• to, when and if appropriate, ensure that management is able to analyze any potential change in control transaction objectively; and

• to, when and if appropriate, provide for continuity of management in the event of a change in control.

Other Benefits	• De-emphasized and only used to attract and retain executive talent and as competitively necessary.

Establishing Executive Compensation

Role of the Compensation Committee. Each year, the Compensation Committee conducts an initial review of management’s recommendations for the design of the executive compensation program for the following year, evaluates these recommendations, consults with Hay Group, and reviews the Company’s Peer Group data.

After year end, when financial results for the prior year are available, the Compensation Committee reviews the Company’s performance against targets for the prior year, approves payouts under prior year compensation plans where applicable, and reviews the proposed executive compensation design with this backdrop of information before providing approval of the salary, bonus target percentages, and long-term incentive grants for the NEOs (other than the CEO), as recommended by the CEO, for the new year. The Committee is also responsible for reviewing, approving, and recommending changes in the perquisites and benefits provided to the NEOs, if any.

Annually, the Compensation Committee recommends to the Board for approval: (i) a payout to the CEO under prior year compensation plans where applicable; and (ii) the salary, bonus target percentages, and long-term incentive grants and perquisites for the CEO for the new year.

During the course of the year, the Compensation Committee also:

•	approves the metrics, including financial and performance goals, to be used in assessing annual performance and determining target annual bonuses;

•	reviews and makes recommendations to the Board on the composition of the Peer Group used for benchmarking purposes and the Company’s executive compensation programs and policies;

•	reviews the Company’s executive compensation disclosures in the Company’s annual proxy statement;

•

reviews the Company’s stock ownership guidelines for the Company’s NEOs and Directors against the Company’s Peer Group and tracks the progress of the NEOs and Directors in satisfying such guidelines within the required time frame;

•	approves new executive compensation plans and material amendments to existing executive compensation plans;

•	reviews its charter and recommends changes to the Board where applicable;

•	engages, and analyzes studies provided by, independent compensation consultant(s) in order to make recommendations regarding Director and NEO compensation matters; and

•	reviews the risks related to the Company’s incentive compensation practices and programs.

The Compensation Committee meets at least quarterly during which it also meets in executive session without management present.

Role of the Board. The Board receives reports from the Compensation Committee on its actions and recommendations after Compensation Committee meetings and then acts as it determines appropriate on the Compensation Committee’s recommendations. The Board also approves the terms of the compensation package and employment arrangements for the CEO.

Role of Management. The Compensation Committee highly values input from management regarding executive compensation. As such, in addition to other advice, reports and analyses it receives, the Compensation Committee also seeks advice from management to arrive at the proper alignment of its compensation philosophy and the Company’s executive compensation programs and practices. The role of management in establishing executive compensation is further described below in the “Role of Independent Compensation Consultants”.

Role of Independent Compensation Consultants. Hay Group is engaged by the Committee to provide the Committee with compensation data and to review and advise the Compensation Committee on executive compensation matters, including:

•	negotiating executive compensation arrangements;

•	responding to Shareholder concerns related to the Say-on-Pay vote;

•	developing the Peer Group;

•	advising on the compensation philosophy; and

•	developing certain policies and practices, such as the stock ownership guidelines for our Directors and NEOs.

In addition, management engaged its own independent consultant, Towers Watson & Co. (“Towers Watson”), to assist management in its recommendations during the development of the Peer Group and in developing severance guidelines for the officers. Towers Watson also provided guidance to management with respect to the 2012 Annual Cash Bonus Plan, conducted a General Industry Compensation Survey and reviewed and analyzed our ISS GRId information.

Competitive Benchmarking

The Compensation Committee believes benchmarking is a useful method to gauge the compensation level for executives within competitive job markets that are relevant to the Company. The Compensation Committee reviews data gathered from Peer Group proxy statements as well as survey data from Hay Group for benchmarking purposes. Data from proxy statements and Hay Group’s retail industry survey provide specific Peer Group NEO information concerning base salaries, bonuses, long-term incentives, and benefit/perquisite prevalence.

The Compensation Committee has developed specific criteria to select the Company’s Peer Group and reviews the criteria and the Peer Group annually to determine if modifications are necessary. In its review of the Peer Group in July 2012, the Compensation Committee used the following criteria:

•	companies with revenues within one half to two and a half times the Company’s revenue;

•	specialty retail companies with our same GICS code;

•	companies with a mix of business-to-business (“B2B”) and business-to-customer (“B2C”) business models;

•	companies with moderate global operations;

•	companies with a significant distribution function; and

•	companies with whom we compete for executive talent.

Companies selected for the Peer Group were required to have a number of these characteristics, but not all of them.

For 2012, the Compensation Committee revised the Peer Group because general market changes and changes in the retail industry modified the Committee’s view as to which companies belong in our Peer Group. In addition, changes in our revenue and market cap influenced the Compensation Committee’s determination as to which companies should be included in our Peer Group.

As such, the Compensation Committee revised the Peer Group to eliminate Amazon.com, Arrow Electronics, W.W. Grainger, Avnet, Tech Data and Yum! Brands based on the factors noted above. Likewise, upon recommendation of management and Hay Group, the Compensation Committee determined that AutoZone, Bed Bath & Beyond, FootLocker, PetSmart and Radio Shack should be added to the Peer Group.

In July 2012, the Compensation Committee recommended, and the Board approved, the following companies to comprise our Peer Group:

• AutoZone, Inc.	• J.C. Penney Co., Inc.	• Rite Aid Corporation
• Bed Bath & Beyond Inc.	• Kohl’s Corporation	• Staples, Inc.
• Best Buy Co., Inc.	• Limited Brands, Inc.	• Starbucks Corporation
• Footlocker, Inc.	• Macy’s, Inc.	• TJX Companies, Inc.
• GameStop	• OfficeMax Inc.
• Gap Inc.	• PetSmart, Inc.
• Genuine Parts Company	• RadioShack Corp.

In addition to the benchmarking results, the Committee also considers the Company’s financial performance and the financial performance of the Peer Group when setting executive compensation. All of this information, along with individual performance, tenure and responsibilities in his/her current position, is considered when making any changes to the NEO compensation positioning, target total direct compensation structures (i.e., sum of salary, annual bonus, and cash and equity awards), variable compensation program design, and/or benefit and perquisite offerings. When making compensation decisions, the Compensation Committee considers each element of compensation individually (i.e. base salary, short-term incentives and long-term incentives), but also considers the target total direct compensation as well as the mix of compensation paid to the NEOs.

Aligning Executive Compensation with Shareholder Interests

The Compensation Committee believes there should be a key link between compensation and Shareholder interests. The Compensation Committee recognizes that Shareholder interests are protected when the Company pays the NEOs competitively relative to competitive benchmarks such as the Company’s Peer Group and applicable survey data. When designing the compensation program, the Compensation Committee strives to provide an appropriate mix of different compensation elements, including short-term and long-term, fixed and variable, and cash and equity components, and to provide smaller rewards for short-term performance, and larger rewards for long-term performance. The Compensation Committee also designs the compensation program to provide meaningful rewards to the NEOs which align with the short-term and long-term objectives of the Company without encouraging undue risk taking.

NEOs receive their short-term, fixed, cash component in base salary, their short-term, variable, cash component under the annual cash bonus plan, and their long-term variable equity and/or cash components under the long-term incentive program. Cash payments reward short-term and long-term performance, while equity rewards encourage our NEOs to deliver results over a longer period of time and serve as a retention tool.

The Compensation Committee believes that a portion of NEO compensation should be at risk by basing it on our operating performance (generally with a focus on EBIT growth, margin improvements and/or expense reduction). With the focus on these elements of operating performance, the Committee believes that our executives are not incentivized to take excessive short-term risks that may negatively impact long-term performance. In establishing the total compensation package, at least half of total target compensation is awarded in variable pay. Variable pay is reviewed by the Compensation Committee on an annual basis to ensure that the metrics selected provide appropriate rewards for the achievement of the goals and priorities identified by the Board and the NEOs in the annual operating business plan as key to the Company’s stability and growth.

The Compensation Committee monitors the Company’s incentive plans throughout the year to ensure that the incentive plans are not encouraging undue risk-taking and that they appropriately balance risk and reward consistent with our enterprise risk management efforts.

Pay-For-Performance

The Compensation Committee views the annual cash bonus plan and the long-term incentive program, which for 2012 includes both equity and cash, as key links between NEO compensation and the creation of Shareholder value. The Compensation Committee believes that each of these programs provides meaningful rewards to the NEOs for achieving performance targets the Compensation Committee has identified as key drivers in the Company’s short-term and long-term success.

Fiscal 2012 Long-Term Incentive Program Grant: In February 2012, the Compensation Committee changed the long-term incentive compensation program for NEOs in order to better align the interests of executive management with Shareholders. Rather than simply granting time-vesting equity, the Compensation Committee approved a long-term incentive grant to the NEOs (other than the CEO) which consisted of: (i) time-vested restricted stock; (ii) performance-based restricted stock units (subject to meeting the EBIT threshold established by the Compensation Committee); and (iii) performance-based cash (subject to meeting the EBIT threshold established by the Compensation Committee). Each of these long-term incentives vests one-third on each of the first, second, and third anniversaries of the grant date, provided that, each such NEO is employed by the Company at each anniversary date and the performance requirement, if any, was met.

In April 2012, the Compensation Committee also recommended, and the Board approved, the following long-term incentive awards for our CEO, Mr. Austrian: (i) performance-based restricted stock units (subject to meeting the EBIT threshold established by the Compensation Committee for the other NEOs under the 2012 Long-Term Incentive Program) with certain service requirements; (ii) performance cash based on the same service requirements as for the performance-based restricted stock units; and (iii) time-vested restricted stock that vests in two equal installments on December 31, 2012 and April 30, 2014, provided that Mr. Austrian continues to be employed as our CEO on those dates. For a further discussion of the service requirements for Mr. Austrian, see “Review of 2012 Compensation—Long-Term Incentive Program,” below.

As a result of the changes to the long-term incentive program, a significant portion (60% to 70% in 2012) of targeted compensation for our NEOs is performance-based, as shown in the charts below.

1	Retention bonuses made to Mr. Newman and Ms. Garcia in 2010, which were paid out in 2011 and 2012, were not included in these graphs because these payments are not expected to recur. See the “Summary Compensation Table” and “Retention Payments” section of this CD&A for more details on these bonuses. No additional retention bonuses have been granted to any of the NEOs since that time.

The variable components of the compensation program are designed so that our executives’ total compensation may be above the median of our competitive market when our results are above the target levels of performance established by the Compensation Committee and below the median of our competitive market when our results fall below this targeted performance. These targeted performance levels are established based on both internal standards and external comparisons. Due to the fact that approximately 50% of the long-term incentive program is represented by an equity component, the relative fluctuation in compensation value increases or decreases in direct correlation to our stock price (see the “Realized vs. Realizable Pay” discussion below). As such, with the use of these equity components, along with our stock ownership and retention requirements (described below), the Compensation Committee believes that the appropriate alignment of executive compensation and Shareholder interests are achieved.

Realized vs. Realizable Pay

To supplement the Summary Compensation Table, we have included the following additional table which shows “Realized and Realizable Compensation” representing the total compensation for each element of compensation realized and realizable by each NEO in each of the years shown. The information shown in the last column of the Summary Compensation Table as “Total” compensation, and calculated under the SEC’s rules, includes several items that are driven by accounting and actuarial assumptions, and are not necessarily reflective of compensation actually realized and realizable by the NEO in a particular year. The final column in the exhibit below represents actual total direct compensation as a percentage of target total direct compensation for each year.

Realizable Pay Table

Executive	Title	Year (1)	Salary ($)	Bonus ($)	Actual Cash Compen- sation ($)	Target Cash Compen- sation ($)	LTI Realized (2)	LTI Realizable @ $3.27 (2,3)	Target LTI (4)	Realizable Total Direct Compen- sation	Target Total Direct Compen- sation	% Total Direct Compen- sation
Neil Austrian	Chairman & CEO	2012	$1,200,000	$1,267,200	$2,467,200	$3,120,000	$—	$4,198,700	$4,970,000	$6,665,900	$8,090,000	82%
		2011	$1,646,154	$815,015	$2,461,169	$3,950,770	$—	$1,962,000	$4,824,000	$4,423,169	$8,774,770	50%
		2010	$415,385	$—	$415,385	$415,385	$—	$—	$984,400	$415,385	$1,399,785	30%

Mike Newman(5)	EVP, CFO	2012	$625,000	$350,625	$975,625	$1,156,250	$—	$822,420	$1,454,000	$1,798,045	$2,610,250	69%
		2011	$637,019	$410,877	$1,047,896	$1,114,783	$71,109	$181,668	$650,672	$1,300,673	$1,765,455	74%
		2010	$625,000	$468,750	$1,093,750	$1,093,750	$—	$—	$1,580,200	$1,093,750	$2,673,950	41%

Kevin Peters	President, North America	2012	$662,500	$371,663	$1,034,163	$1,225,625	$—	$951,098	$1,692,000	$1,985,260	$2,917,625	68%
		2011	$637,019	$410,877	$1,047,896	$1,114,783	$71,109	$181,668	$650,672	$1,300,673	$1,765,455	74%
		2010	$568,077	$247,380	$815,457	$987,365	$—	$—	$1,580,200	$815,457	$2,567,565	32%

Steve Schmidt	President, International	2012	$625,000	$350,625	$975,625	$1,156,250	$—	$951,098	$1,692,000	$1,926,723	$2,848,250	68%
		2011	$637,019	$410,877	$1,047,896	$1,114,783	$71,109	$181,668	$650,672	$1,300,673	$1,765,455	74%
		2010	$625,000	$276,563	$901,563	$1,093,750	$—	$—	$1,580,200	$901,563	$2,673,950	34%

Elisa Garcia(6)	EVP, General Counsel	2012	$485,000	$224,070	$709,070	$824,500	$—	$528,388	$940,000	$1,237,458	$1,764,500	70%
		2011	$448,462	$269,974	$718,436	$762,385	$40,635	$103,809	$371,813	$862,880	$1,134,199	76%

1.	Fiscal year 2011 was 53 weeks and included an additional week of earnings.
2.	All amounts shown in column are equity-based, with the exception of Fiscal Year 2012, which included performance cash.
3.	Market value of unvested restricted stock awards computed by multiplying the number of shares by $3.27, the closing price of the Company’s common stock on the NYSE on December 28, 2012, the last day the NYSE was open during the Company’s 2012 fiscal year, which ended on December 29, 2012.
4.	The dollar amounts reflect the aggregate grant date fair value of equity awards within the respective fiscal year in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for stock-based compensation. These amounts reflect the total grant date fair value for these awards, and do not correspond to the actual value that will be recognized by each of the NEOs when received.
5.	In 2010, in connection with the resignation of the Company’s former CEO, the Company entered into a Retention Agreement with Mr. Newman under which he was eligible to earn a retention payment of up to $1,937,500 payable in two installments upon the filing of the Annual Reports on Form 10-K for the fiscal years ended December 31, 2010 and December 31, 2011. The Compensation Committee felt that it was important at the time of the Company’s former CEO’s departure and in light of the uncertainty at the CEO position to retain the Company’s Chief Financial Officer for the next two annual reporting cycles. On March 11, 2011, Mr. Newman received the first payment of $937,500 under his Retention Agreement. On March 10, 2012, Mr. Newman received the second payment of $1,000,000. The retention payments were not included in the above table because no additional payments will be made under such Retention Agreement.
6.	In 2010, the Company entered into a Retention Agreement with Ms. Garcia under which she is eligible to earn a retention payment of up to $1,500,000 payable in three equal installments, as long as she remains actively employed with the Company until each Retention Payment Date (as defined in the Retention Agreement). The Compensation Committee felt that stability in the corporate governance area was important for the Company and therefore entered into the Retention Agreement with Ms. Garcia. The first and second payments to Ms. Garcia pursuant to the Retention Agreement were made on November 10, 2011 and November 9, 2012. The retention payments were not included in the above table. The third payment to Ms. Garcia will be made in November 2013.

Although the Compensation Committee did not rely on the information in the above table to make compensation decisions for 2012, the information in such table was evident to the Compensation Committee. Furthermore, the information in the Realizable Pay Table helped the Committee conclude that the long-term incentive programs that it has put in place are working as intended. When the Company is not performing, the executives will earn below targeted performance compensation.

Review of 2012 Compensation

With respect to compensation paid to our NEOs in 2012, each such executive was eligible to receive compensation consisting of the four primary elements: (i) a base salary; (ii) a short-term (annual) incentive in the form of a cash bonus opportunity; (iii) long-term incentives in the form of equity and cash; and (iv) other benefits.

Base Salaries

The Compensation Committee reviews the NEO base salaries each year. The Committee considers the Company’s financial performance and execution of the Company’s non-financial annual initiatives in the prior year, as well as the Company’s compensation objectives, market competitiveness, any changes in positions or responsibilities of NEOs, and any recommendations for the base salaries of the other NEOs by the CEO. As stated above, prior to 2012, the Compensation Committee had not increased base salaries for certain of the NEOs for several fiscal years, despite increases in their roles and responsibilities.

During 2012, the Compensation Committee reviewed the base salary of our NEOs and considered the base salaries of comparable positions in our Peer Group as well as performance and changes in responsibility. Hay Group presented its competitive compensation analysis of our NEO’s compensation using Peer Group proxy data and retail industry survey data. The Compensation Committee structures base salary to approximate the median of our Peer Group.

After reviewing the information, the Compensation Committee recommended and the Board approved an increase to Mr. Austrian’s base salary to $1,200,000 from $1,100,000, effective January 1, 2012. The Compensation Committee based this increase on the fact that Mr. Austrian made progress with our business plans and strategic initiatives.

In addition, effective April 1, 2012, the Compensation Committee approved increasing Ms. Garcia’s base salary to $500,000 from $440,000 because of her strong performance for several years. In addition, the Committee believed that Ms. Garcia’s base salary should approach the median base salary for general counsel positions in our Peer Group, especially considering the fact that the Committee had not generally increased salaries for the executive officers for the past several years. Mr. Peters’ base salary was increased to $675,000 from $625,000 to reflect his assumption of responsibility for all of the Company’s North American business, previously handled by two business unit Presidents.

The following table sets forth the NEOs salaries as of December 31, 2012:

Name	Title	Annual Base Salary
Neil Austrian	Chief Executive Officer	$1,200,000
Kevin Peters(1)	President, North America	$675,000
Steve Schmidt(2)	President, International	$625,000
Michael Newman	Executive Vice President, Chief Financial Officer	$625,000
Elisa D. Garcia	Executive Vice President, General Counsel	$500,000

(1)	Mr. Peters resigned as our President, North America as of December 31, 2012, and his last date of employment with the Company was January 4, 2013.
(2)	In February 2013, the Compensation Committee also approved an increase to Mr. Schmidt’s base salary to $675,000, effective, January 1, 2013 to reflect his increased responsibilities.

Annual Cash Bonus Plan

For 2012, the Compensation Committee determined that the same performance metrics as used for the NEOs under the Company’s 2011 annual cash bonus plan were appropriate for use under the 2012 annual cash bonus plan. This determination was based on the fact that the challenges in the Company’s retail environment had not changed. More importantly, however, the Company’s strategic initiatives and growth objectives are reflected in these metrics. The bonus plan metrics and the relative weighting on the bonus payouts are as follows:

1) an EBIT metric which focused on improving operating performance while continuing to reduce costs to drive earnings improvement (50%);

(2) a Free Cash Flow metric to ensure ongoing liquidity and retention of creditor and vendor confidence (25%); and

(3) a gross margin metric, to focus our NEOs on growing profitable sales (25%).

The 2012 bonus metrics were designed to allow a leveraging up if objectives were “over achieved” or down if below target performance was achieved, so long as minimum performance thresholds were achieved. The

Compensation Committee did not set maximum parameters for any of the metrics, so payments could be made for extraordinary performance. The Compensation Committee believed that the lack of a ceiling would not incentivize excessive risk taking because the results for the annual incentive include the expense of the incentive, and there are controls in place to mitigate against taking risk concerns. As an additional protection against undue risk taking, the Company has a clawback policy for incentive compensation as described under “Policies and Practices–Recoupment Policy” later in this CD&A. Further, the Compensation Committee has negative discretion, which allows it to decrease payouts when such bonuses are not, in the Committee’s opinion, appropriately earned or should not be paid.

The Compensation Committee reviewed the level of achievement for each of the bonus metrics under the 2012 annual cash bonus plan based on the Company’s 2012 audited financial statements approved by the Board’s Audit Committee. For purposes of the 2012 corporate annual cash bonus plan, the Company achieved EBIT of $127 million, Free Cash Flow of $115 million, and gross profit dollars of $3.233 billion, after adjustments approved by the Finance Committee. The Company achieved at or above the threshold level for each metric.

When considering whether the Company has reached the target performance metrics for annual bonus compensation, the Compensation Committee may exclude significant unplanned and extraordinary items that may distort the Company’s performance upon the Finance Committee concluding that such adjustments are unplanned and extraordinary. This ensures that executives will not be unduly influenced in their decision-making because they would neither benefit nor be penalized as a result of certain unexpected and uncontrollable or strategic events that may positively or negatively affect the performance metrics in the short-term. Therefore, the Compensation Committee determined the final achievement level by excluding unplanned and extraordinary items primarily related to costs associated with certain impairments related to our North American stores and an adjustment related to one of our long-term lease obligations.

Following the application of these adjustments, the Compensation Committee authorized bonuses under the 2012 annual cash bonus plan to be paid at 66% of target to the NEOs. For purposes of calculating the achievement of each of the bonus metrics, the following net adjustments were made:

	EBIT (in millions)	Free Cash Flow (in millions)	Gross Profit Dollars (in millions)
As Reported(1)	$3.4	$59.0	$3,247.6
Extraordinary Items, Net	$123.5	$56.0	$(14.7)
Adjusted(2)	$126.9	$115.0	$3,232.9

(1)	As reported in the Company’s 2012 financial statements in the Company’s 2012 Form 10-K.
(2)	Adjustments related to the 2012 annual cash bonus plan metric achievement.

In 2012, for the reasons discussed above in “Base Salaries,” the Compensation Committee also approved an increase to the bonus percentage payable to Messrs. Newman, Peters and Schmidt from 75% of annual base salary to 85% of annual base salary, and for Mr. Austrian from 140% of annual base salary to 160% of annual base salary. Ms. Garcia is eligible for a target bonus of 70% of annual base salary. The Committee believed that the increases in the target bonus percentages for Messrs. Newman, Peters and Schmidt were warranted due to the additional responsibility that they each took on in their respective areas of the business and are consistent with market practices for their new roles. The Committee believes that, as seen in other performance-related pay, if the Company’s goals are not met, full bonuses will not be paid, but the reward of properly incentivizing the executives in turn achieves benefits for the Company and the Company’s Shareholders.

The actual dollar amounts earned by the NEOs in 2012, pursuant to the 2012 annual cash incentive plan, are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Long-Term Incentive Program

Equity and Performance-Based Cash Added—The 2012 equity grant to each of the NEOs was based on the Compensation Committee’s consideration of the following items: (i) long-term incentive grants to NEOs in the Peer Group; (ii) availability of shares under the 2007 Long-Term Incentive Plan (the “2007 LTIP”) and the annual “burn rate” of shares under the 2007 Long-Term Incentive Plan based on ISS calculation methodology; and (iii) the Company’s recent financial performance. The Committee also added performance cash as part of the Long-Term Incentive Program to modify the share usage under the 2007 LTIP and manage the “burn rate.” In addition, the Committee included the performance cash as part of the Program to provide additional incentive as it is money that they would actually receive upon achieving certain goals, unlike the granting of equity due to uncertainty of earnings and the market and the recent performance of the Company’s stock.

On March 16, 2012, the Compensation Committee approved grants of long-term incentives to the NEOs (except the CEO) as follows: (i) time-vested restricted stock; (ii) performance stock units, with a one-year performance period, and three-year time-based vesting; and (iii) performance-based cash, with a one-year performance period and three-year time-based vesting. All of these equity awards have a three-year pro-rata vesting period based on the grant date. All of the performance-based grants are based on EBIT, as adjusted to exclude unplanned and extraordinary items, and flex on a linear interpolation scale from a minimum number of shares or dollars, as applicable, up to a maximum number of shares or dollars, as applicable for performance results from “threshold” to “target” and from “target” to maximum, respectively.

On April 26, 2012, in connection with the changes to Mr. Austrian’s compensation arrangements, the Compensation Committee recommended, and the Board approved, the following long-term incentives for Mr. Austrian, with a grant date of May 7, 2012:

•

a service-vested restricted stock grant of 500,000 shares, vesting in two-equal installments. The first tranche of 250,000 shares vested on December 31, 2012. The second tranche of 250,000 shares vests on April 30, 2014, provided that Mr. Austrian continues to be employed as CEO;

•

a performance-vested restricted stock unit grant targeted at 500,000 shares: (i) if the Company achieves the 2012 EBIT target set by the Board for the 2012 Long-Term Incentive Program; and (ii) (a) Mr. Austrian continues to be employed by the Company as CEO through April 30, 2014, or (b) on or after May 31, 2013 after giving five months notice, he voluntarily resigns as CEO (other than for Good Reason as defined in his award agreement), but continues to serve on the Board. The number of shares received by Mr. Austrian will flex on a linear interpolation scale from a minimum of 250,000 shares up to a maximum of 1,000,000 shares for performance results from “threshold” to “target” and from “target” to “maximum,” respectively; and

•

a performance cash incentive targeted at $2,500,000 on the same vesting terms as the performance-vested restricted stock unit grant set forth above. The amount will flex on a linear interpolation scale from a minimum of $1,250,000 up to a maximum of $5,000,000 for performance results from “threshold” to “target” and from “target” to “maximum.”

The EBIT target for 2012 was $150 million. EBIT for the purposes of the 2012 Long-Term Incentive Program was adjusted to exclude unplanned and extraordinary items primarily related to costs associated with certain impairments related to our North American stores and an adjustment related to one of our long-term lease obligations. As such, the adjusted EBIT achieved for Mr. Austrian was approximately $127 million and for the other NEOs was approximately $130 million. The difference results from calculating the long-term incentive performance for all participants, other than Mr. Austrian under the Long-Term Incentive Program first, and then including the expense of the Long-Term Incentive Program in the performance calculation for Mr. Austrian, who had a different linear interpolation scale than the other Long-Term Incentive Program participants. In addition, the Annual Cash Bonus Plan is calculated after the Long-Term Incentive Program. This level of EBIT achievement resulted in the NEOs (other than the CEO) earning 46%, and the CEO earning 62%, respectively, of the target performance shares and performance cash. One-third of each will vest on the anniversary of the grant.

The following tables detail the actual amounts under the 2012 Long-Term Incentive Program that could have been earned by the NEOs, and what was actually earned by the NEOs:

		2012 LTI
		Threshold (1)			Target			Maximum (2)
Executive	Title	Time- Vested Restricted Stock	Performance Stock Units	Performance Cash	Time- Vested Restricted Stock	Performance Stock Units	Performance Cash	Time- Vested Restricted Stock	Performance Stock Units	Performance Cash
Neil Austrian	Chief Executive Officer	500,000	250,000	$1,250,000	500,000	500,000	$2,500,000	500,000	1,000,000	$5,000,000

Michael Newman	Chief Financial Officer	100,000	20,000	$150,000	100,000	100,000	$750,000	100,000	150,000	$1,125,000

Kevin Peters	Former President, North America	112,500	22,500	$180,000	112,500	112,500	$900,000	112,500	206,250	$1,650,000

Steve Schmidt	President, International	112,500	22,500	$180,000	112,500	112,500	$900,000	112,500	206,250	$1,650,000

Elisa D. Garcia	Executive Vice President, General Counsel	62,500	12,500	$100,000	62,500	62,500	$500,000	62,500	93,750	$750,000

Farla Efros	Former Executive Vice President, Merchandising	75,000	15,000	$120,000	75,000	75,000	$600,000	75,000	112,500	$900,000

(1)	Base line for performance is set at $120M EBIT achievement.
(2)	Max payout capped at $200M EBIT achievement.

		2012 LTI
		Attainment (1)
Executive	Title	Time-Vested Restricted Stock	Performance Stock Units	Performance Cash
Neil Austrian	Chief Executive Officer	500,000	310,000	$1,550,000
Michael Newman	Chief Financial Officer	100,000	46,000	$345,000
Kevin Peters(2)	Former President, North America	—	—	—
Steve Schmidt	President, International	112,500	51,750	$414,000
Elisa D. Garcia	Executive Vice President, General Counsel	62,500	28,750	$230,000
Farla Efros(2)	Former Executive Vice President, Merchandising	—	—	—

(1)	Based upon FY 2012 EBIT achievement, as adjusted, and subject to vesting requirements.
(2)	Neither Mr. Peters nor Ms. Efros received a payout under the 2012 Long-Term Incentive Program as they were not employed by the Company on the payout dates.

Other Compensation

General Benefits—We provide the NEOs with a set of core benefits that are generally available to our other full-time employees (e.g., coverage for medical, dental, vision care, prescription drugs, annual physical, basic life insurance, long-term disability coverage), plus voluntary benefits that an NEO may select (e.g., supplemental life insurance).

In addition, we have a matching contribution to the 401(k) plan for all participants, including the NEOs, which is equal to 50% of employee deferrals on the first 4% of eligible earnings (up to plan limits). Although this matching contribution is below market, the Compensation Committee believes it is important to offer a benefit of this nature to further motivate and retain employees. We also continue to maintain three non-qualified deferred compensation plans, which remain frozen to new contributions. We do not sponsor a pension plan.

Finally, consistent with the Peer Group and the current trend in executive compensation, we limit the perquisites provided to our executive officers. Other than the car allowance provided to our executive officers (which Mr. Austrian has declined), perquisites are reserved for the attraction and retention of executive talent and as competitively necessary, and such perquisites to our NEOs were nominal in 2012. Please see the “Summary Compensation Table” and the footnotes thereto for further information concerning any such perquisites paid to our NEOs.

Termination of Executive Medical Plan beginning in 2012—Upon the Compensation Committee’s review of the benefits provided to executive officers in the Peer Group and in response to the escalating cost of health care, the Compensation Committee determined that it was no longer necessary for the Company to provide its executive officers with an executive medical plan. To that end, the Compensation Committee approved the termination of the Company’s executive medical plan beginning in 2012. As of January 1, 2012, the executives became eligible to participate in the medical, dental, vision, and pharmacy benefit programs available to the Company’s other full-time employees.

Retention Payments—In 2010, in connection with the resignation of Steve Odland, the Company’s former Chief Executive Officer, the Company entered into a Retention Agreement with Mr. Newman under which he was eligible to earn a retention payment of up to $1,937,500 payable in two installments—upon the filing of the Annual Reports on Form 10-K for the fiscal years ended December 31, 2010 and December 31, 2011. The Compensation Committee felt that it was important at the time of Mr. Odland’s departure and in light of the uncertainty at the CEO position to retain the Company’s Chief Financial Officer for the next two annual reporting cycles. On March 11, 2011, Mr. Newman received the first payment of $937,500 under his Retention Agreement, and on March 16, 2012, Mr. Newman received the second payment of $1,000,000 under such Agreement.

In addition, in 2010, the Company entered into a Retention Agreement with Ms. Garcia under which she was eligible to earn a retention payment of up to $1,500,000 payable in three equal installments, as long as she remains actively employed with the Company until each Retention Payment Date (as defined in the Retention Agreement). The Compensation Committee felt that stability in the corporate governance area was important for the Company and therefore entered into the Retention Agreement with Ms. Garcia. The first and second payments to Ms. Garcia pursuant to the Retention Agreement were made on November 10, 2011 and November 9, 2012.

Policies and Practices

The Compensation Committee continually monitors and, as appropriate, amends our policies and practices or adopts new policies and practices to ensure that executives are properly rewarded, our executives’ compensation is aligned with that of the Shareholders, and that we are implementing best corporate governance practices. The following is an example of some of our compensation policies and practices.

Incentive Plan Risk Review

In December 2012, the Compensation Committee reviewed, analyzed and discussed the executive compensation incentive programs in the context of how the current global economic and financial situation might affect the program. The Compensation Committee, in conjunction with the Audit Committee, received reports on all of the Company’s various incentive plans for our regions, certain classifications of employees and business lines, which were discussed to ensure that the plans did not incentivize excessive risk and rewarded the behavior the Company wishes to reward.

The Committees jointly reported to the Board that they do not believe that any aspects of the compensation program encourage the NEOs to take unnecessary and excessive risks. Additionally, the financial goals set forth in the corporate annual cash bonus plan and the long-term incentive program are based upon performance targets that the Compensation Committee believes are attainable without the need to take inappropriate risks or make material changes to the Company’s business or strategy. Furthermore, the Long-Term Incentive Plan awards vest over a three-year period to mitigate short-term risks. Finally, the equity component of the Company’s compensation program, coupled with the Company’s stock ownership guidelines, which expose NEOs to the loss of the value of retained equity if stock prices decline, incentivize NEOs to focus on long-term share appreciation.

Recoupment Policy

In February 2010, the Board adopted a policy for recoupment of incentive compensation. The policy provides that if the Company restates its reported financial results for any period beginning after January 1, 2010, the Board will review the bonus and other awards made to executive officers based on financial results during the period subject to the restatement. To the extent practicable and in the best interests of Shareholders, the Board will seek to recover or cancel any such awards that were based on having met or exceeded performance targets that would not have been met under the restated financial results.

Anti-Hedging Policy

In February 2011, the Board adopted an anti-hedging policy which prohibits hedging transactions with respect to Company securities by our Directors, executive officers and all other employees.

Stock Ownership Guidelines for NEOs

The Compensation Committee believes that the NEOs should maintain a meaningful equity interest in the Company through the ownership of stock. The Peer Group data includes the use of both multiples of base salary and target share amounts, with the multiple of base salary approach being the prevalent methodology in the Peer Group.

In October 2011, the Compensation Committee enhanced the Company’s executive stock ownership guidelines to increase the required levels of stock ownership for NEOs (other than the CEO) to more closely reflect the ownership guidelines of the Company’s competitors and Peer Group and current corporate governance trends, and added a share amount target for the CEO. The enhanced guidelines used for the NEOs continue to be within the target range for the Peer Group.

Under these enhanced guidelines, the CEO was expected to hold Company stock equal to at least either 700,000 shares, or a multiple equal to five times his annual base salary, to be satisfied within five years of assuming his position. In October 2012, the Committee further reviewed the executive stock ownership guidelines and recommended that the CEO’s stock ownership requirements be revised to increase the multiple of his annual base salary from five times to six times and eliminate the share requirement. As such, Mr. Austrian has five years from the date of the change in the guidelines to meet the requirements.

Under the enhanced guidelines, the other NEOs are expected to hold Company stock equal to at least either 250,000 shares or a multiple equal to three times each individual’s annual base salary, to be satisfied within five years of becoming a Section 16(b) officer of the Company. The amount of stock required to satisfy the ownership requirement must be held by each NEO until termination of employment with the Company.

In addition, under the enhanced executive stock ownership guidelines, the NEOs are only permitted to sell stock during the applicable five-year period prior to satisfying the required ownership requirement if they retain 50% of the net shares (after shares are disposed of to pay for taxes and acquisition). For purposes of determining compliance with these stock ownership guidelines, the following types of equity are considered:

•	shares held outright (including restricted stock for which the restrictions have lapsed and shares purchased on the open market);

•	unvested restricted stock subject to time vesting requirements only;

•	vested restricted stock units; and

•	the spread between fair market value and exercise price for vested in-the-money stock options.

The current guidelines are deemed competitive according to market data. The Compensation Committee annually reviews each NEO’s progress toward meeting the ownership guidelines. As of March 2013, all of our currently employed NEOs satisfied their stock ownership requirements or were within their eligible time period to acquire stock.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), generally does not allow a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the other NEOs, excluding the Chief Financial Officer. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Code Section 162(m). The Compensation Committee strives to structure NEO compensation to come within the deductibility limits set in Code Section 162(m) whenever possible. However, the Compensation Committee believes that it must maintain the flexibility to take actions which it deems to be in the best interests of the Company but which may not qualify for tax deductibility under Code Section 162(m).

In fiscal year 2012, the only NEO who received an annual base salary in excess of $1,000,000 was Mr. Austrian, whose annual base salary as Chair and CEO is $1,200,000. A portion of the compensation paid to Messrs. Austrian, Peters and Schmidt and Ms. Garcia will not be deductible for tax purposes for 2012 pursuant to Code Section 162(m). For fiscal year 2012, the lost deduction was approximately $2.47 million.

Regulatory Requirements

In addition to Code Section 162(m), the Compensation Committee considers other tax and accounting provisions in developing the pay programs for the NEOs, including:

•	the special rules applicable to fair value based methods of accounting for stock compensation; and

•	the overall income tax rules applicable to various forms of compensation.

While the Compensation Committee generally tries to compensate the NEOs in a manner that produces favorable tax and accounting treatment, the main objective is to develop fair and equitable compensation arrangements that appropriately incentivize, reward, and retain the NEOs.

Employment, Severance and Change in Control Arrangements

General Employment Arrangements

The Company is party to various employment arrangements, including written offer letters, employment agreements, change in control agreements, non-competition, confidentiality and non-solicitation agreements and retention agreements with certain of our NEOs. These agreements define the terms of the NEOs’ current compensation. These agreements also provide for the payment of additional and future compensation to the NEOs for satisfying specified service requirements in the event of certain types of terminations and in the event of a change in control of the Company.

Change of Control Agreements

The Compensation Committee believes the change in control agreements effectively create incentives for the NEOs to build Shareholder value and to obtain the highest value possible should the Company be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which comprise a significant component of each NEO’s compensation. In addition, these arrangements are necessary to attract and retain qualified executives who may have other job alternatives that may appear to them to be less risky absent these arrangements, which is particularly important to the Company given the high levels of competition for executive talent in the retail sector.

In addition, each of the change of control agreements contain certain confidentiality, non-compete and non-solicitation provisions, but our NEOs have each also executed a non-competition, confidentiality and non-solicitation agreement with the Company.

Current Agreements with our NEOs

Like most of our other employees, our NEOs received offer letters upon their hire, which offer letter set forth the general terms and conditions of their employment. Currently, our CEO Mr. Austrian is the only NEO who has an employment agreement with the Company, which initially set forth the terms and conditions of Mr. Austrian’s employment at the time he was appointed our Chairman and Interim CEO. In May 2011, when Mr. Austrian was hired as our CEO, he executed another employment agreement which outlined the terms and conditions of his employment, and superseded his prior employment agreement with the Company.

As stated above, each NEO (including Mr. Austrian) is party to a change of control agreement and a non-competition, confidentiality and non-solicitation agreement with the Company. Furthermore, as described above, Mr. Newman was a party to a retention agreement, and Ms. Garcia is a party to a retention agreement, with the Company.

Severance Agreement with Ms. Efros—Ms. Efros was our EVP, Chief Merchandising Officer from January 2012 until August 2012. Prior to becoming an employee, Ms. Efros, who was based out of Toronto, Canada, consulted with the Company to help us develop our marketing initiatives. Management analyzed the dollar amount of consulting fees that the Company paid to the firm that employed Ms. Efros for her services and determined that it would be in our best interests to hire Ms. Efros.

Upon joining the Company, Ms. Efros received a base salary of $600,000 which the Compensation Committee determined was appropriate in light of Ms. Efros’ experience, market data and the responsibilities that she was given with the Company. In addition, in order to attract Ms. Efros to the Company and to assist her in any incentives she would forfeit from her prior employer for joining us, the Compensation Committee also approved a sign-on bonus of $285,000 for Ms. Efros. Other perquisites and personal benefits received by Ms. Efros in connection with her position with the Company included the reimbursement of costs associated with lodging, airfare, travel and car rentals while Ms. Efros was commuting to the Company’s headquarters in Boca Raton, Florida, from her primary residence in Canada.

In August 2012, the Company re-evaluated its needs and determined it was in the Company’s best interest to further consolidate business divisions. As such, Ms. Efros’ responsibilities were assigned to another Executive Vice President, and her position was eliminated. In connection with Ms. Efros’ separation from the Company, we executed a separation agreement with Ms. Efros which provided her with the following severance benefits: (i) $900,000, representing 18 months of her base salary; (ii) $3,444 for COBRA-related benefits; and (iii) $279,231, representing the pro rata amount of her annual cash bonus at target, for a total payment of $1,182,675.

The terms of the employment and/or severance arrangements for our NEOs, and the potential, and in some cases, actual payouts to these individuals pursuant to the applicable severance arrangements, are further described in the “Summary of Executive Agreements and Potential Payments Upon Termination or Change in Control” section below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2012, the Compensation Committee consisted of: Marsha J. Evans, W. Scott Hedrick, Raymond Svider and Nigel Travis. All members of the Committee were Independent Directors, and no member was an employee or former employee of the Company. During fiscal year 2012, none of the Company’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of another entity whose executive officer served on the Company’s Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE:

Marsha J. Evans (Chair)

W. Scott Hedrick

Raymond Svider

Nigel Travis

COMPENSATION PROGRAMS RISK ASSESSMENT

In December 2012, the Compensation Committee, in a joint meeting with the Audit Committee, assessed the Company’s compensation programs and concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Company has conducted a risk assessment that included a detailed qualitative and quantitative analysis of its compensation programs to which employees at all levels of the organization may participate, including the NEOs. The Compensation Committee also considers how the design of the Company’s compensation programs compares to compensation programs maintained by the Peer Group. Based on the Company’s risk assessment, and the reviews done by the Compensation and Audit Committees, the Compensation Committee believes that the Company’s compensation programs have been appropriately designed to attract and retain talent and properly incentivize employees to act in the best interests of the Company. The Company’s programs contain various factors to ensure its employees, including the NEOs, are not encouraged to take unnecessary risks in managing the Company’s business, such as:

•	oversight of compensation programs (or components of programs) by the Compensation Committee;

•	discretion provided to the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final incentive award payouts;

•	oversight of compensation programs (or components of programs) by a broad-based group of functions within the Company, including the Human Resources, Legal and Internal Audit departments;

•	a variety of programs that provide focus on both short-and long-term goals and that provide a balanced mixture of cash and equity compensation;

•	incentives focused primarily on the use of financial metrics based on the annual operating plan which is approved by the Board;

•	service-based vesting conditions with respect to equity-based awards; and

•	an incentive pay recoupment policy which provides for recoupment of incentive compensation in the event of a financial restatement.

The Company periodically monitors its incentive plans throughout the year to ensure that such plans do not encourage undue risk taking and appropriately balance risk and reward consistent with the Company’s enterprise risk management efforts.

SUMMARY COMPENSATION TABLE

The following table provides a summary of the annual and long-term compensation that the Company paid to its NEOs (or deferred for, or that was attributable to/earned) for services rendered during the 2010, 2011, and 2012 fiscal years.

Summary Compensation Table for Fiscal Years 2010 – 2012

Named Officers and Principal Positions	Year	(1) Salary ($)	Bonus ($)		(2) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	(4) All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
									Total Other
Neil Austrian	2012	$1,200,000	$—		$2,000,700	$—	$1,267,200	$—	$38,687	$4,506,587
Chief Executive Officer	2011	$1,646,154	$—		$4,284,000	$—	$815,015	$—	$71,766	$6,816,935
	2010	$415,385	$—		$—	$984,400	$—	$—	$—	$1,399,785
Michael Newman	2012	$625,000	$1,000,000	(5)	$513,920	$—	$465,625	$—	$20,600	$2,625,145
Chief Financial Officer	2011	$637,019	$937,500		$355,832	$294,840	$410,877	$—	$81,134	$2,717,202
	2010	$625,000	$468,750		$—	$1,580,200	$—	$—	$40,924	$2,714,874
Kevin Peters	2012	$662,500	$—		$578,160	$—	$509,663	$—	$36,410	$1,786,733
President, North America(6)	2011	$637,019	$—		$355,832	$294,840	$410,877	$—	$101,769	$1,800,337
	2010	$568,077	$—		$—	$1,802,447	$247,380	$—	$55,120	$2,673,024
Steve Schmidt	2012	$625,000	$—		$578,160	$—	$488,625	$—	$66,297	$1,758,082
President, International	2011	$637,019	$—		$355,832	$294,840	$410,877	$—	$106,097	$1,804,665
	2010	$625,000	$—		$—	$1,580,200	$276,563	$—	$53,957	$2,535,720
Elisa D. Garcia	2012	$485,000	$500,000	(8)	$321,200	$—	$300,737	$—	$37,500	$1,644,437
Executive Vice President, General Counsel(7)	2011	$448,462	$500,000		$203,333	$168,480	$269,974	$—	$115,157	$1,705,406
Farla Efros(9)	2012	$397,463	$284,622	(10)	$528,000	$—	$—	$—	$1,278,471	$2,488,556
Former Executive Vice President, Merchandising

1.	Column (c) is used to record salary amounts that include cash compensation earned by each NEO during fiscal years 2012, 2011 and 2010 as well as any amounts earned in those years but contributed into the 401(k) Plan at the election of the NEO.
2.	The dollar amounts in columns (e) and (f) reflect the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with FASB ASC Topic 718 for stock-based compensation. These amounts reflect the total grant date fair value for these awards, and do not correspond to the actual value that will be recognized by each of the NEOs when received. Assumptions used in the calculation of these award amounts are included in Notes A and M to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 29, 2012. For 2012, the aggregate grant date fair value of equity awards reported in this column reflects the probable value of performance-based stock units plus the grant date fair value of time-vested restricted stock units granted to the NEOs. The grant date fair value of the performance-based stock units at the maximum level of achievement would have been $2,470,000 for Mr. Austrian, $528,000 for Mr. Newman, $726,000 for Messrs. Peters and Schmidt, $330,000 for Ms. Garcia and $396,000 for Ms. Efros.
3.	Unless otherwise specified in this footnote, the amounts in column (g) reflect cash awards earned under the 2012 Annual Cash Bonus and under the 2012 Long-Term Incentive Program, which are previously discussed in more detail in the Compensation Discussion and Analysis (“CD&A”) under the “Annual Cash Bonus” and “2012 Long-Term Incentive” sections, respectively. The amount reported was based on fiscal year 2012 performance and was paid to the NEOs in March of 2013. With respect to all the NEOs except for Mr. Austrian, the performance cash which was based upon achievement of the performance condition in 2012, is subject to vesting in the following manner: 1/3 of the award was paid to NEOs in March 2013 after the 2012 results were certified by the Compensation Committee while the remaining 2/3 of the award will be paid in March 2014 and 2015 provided that the NEO remains employed with the Company. Accordingly, only 1/3 of the award is reported as earned by the NEOs in 2012. Mr. Austrian will be eligible to earn all or a portion of his target cash award based on the Company’s financial performance targets for the Company’s 2012 fiscal year relative to the threshold, target, and maximum levels established by the Compensation Committee for such fiscal year. In addition to the Company satisfying at least the threshold performance condition, Mr. Austrian must also satisfy the service condition to become vested in his eligible award by remaining continuously employed by the Company as its Chief Executive Officer from the grant date until the vesting date, which is April 30, 2014. Accordingly, the amount reported for Mr. Austrian only reflects the cash award earned under the 2012 Annual Cash Bonus.
4.	The “Other Compensation Table for Fiscal Year 2012” that follows reflects the types and dollar amounts of perquisites, other personal benefits, and severance arrangements provided to the NEOs during the fiscal year 2012. For purposes of computing the dollar amounts of the items listed in the following table, except as otherwise noted, the actual out-of-pocket costs to the Company of providing the perquisites, other personal benefits, and severance arrangements to the NEOs was used. Each perquisite, other personal benefit, and severance arrangement included in the Table that follows is described in more detail in the narratives immediately following the Table.
5.	Pursuant to the terms of his Retention Agreement described under the “Summary of Executive Agreements and Potential Payments Upon Termination or Change of Control” section, Mr. Newman earned the second installment of his Retention Payment in March 2012.
6.	Kevin Peters resigned as the Company’s President, North America on December 31, 2012, and his last date of employment with the Company was January 4, 2013.
7.	Ms. Garcia was not a named executive officer in fiscal years 2010 and 2011.

8.	Pursuant to the terms of her Retention Agreement described under the “Summary of Executive Agreements and Potential Payments Upon Termination or Change of Control” section, Ms. Garcia earned the second installment of her Retention Payment in November 2012.
9.	Ms. Efros terminated employment with the Company on August 29, 2012. In connection with Ms. Efros’ termination of employment, she was entitled to a severance payment pursuant to the terms of her Separation Agreement, which included amounts owed to her pursuant to her previously negotiated Employment Offer Letter Agreement, both of which are described under the “Summary of Executive Agreements and Potential Payments Upon Termination or Change of Control” section. Ms. Efros’ severance payment was paid to her in cash on October 3, 2012 and is disclosed on the “Other Compensation Table for Fiscal Year 2012” that follows.
10.	Pursuant to the terms of her Employment Offer Letter Agreement described under the “Summary of Executive Agreements and Potential Payments Upon Termination or Change in Control” section, Ms. Efros received her sign-on bonus in February 2012.

Other Compensation Table for Fiscal Year 2012

Summary Compensation Table, Column (i) Components

(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)
Named Officers	(1) Car Allowance	(2) 401k Match	(3) Personal Aircraft Usage	(4) Charitable Contributions	Severance		Other		Total
Neil Austrian	$—	$—	$18,687	$20,000	$—		$—		$38,687
Michael Newman	$15,600	$5,000	$—	$—	$—		$—		$20,600
Kevin Peters	$15,600	$5,000	$—	$—	$—		$15,810	(6)	$36,410
Steve Schmidt	$15,600	$5,000	$—	$25,000	$—		$20,697	(7)	$66,297
Elisa D. Garcia	$15,600	$5,000	$—	$15,000	$—		$1,900	(8)	$37,500
Farla Efros	$9,780	$—	$—	$—	$1,182,675	(5)	$86,016	(9)	$1,278,471

1.	The amounts in column (b) reflect the payments made to each NEO during fiscal year 2012 as part of the Executive Car Allowance Program.
2.	The amounts in column (c) reflect the Company cost of matching contributions under our 401(k) Plan of up to 2% of eligible compensation for the 2012 fiscal year up to the IRS annual compensation limits.
3.	The amount in column (d) reflects the incremental cost of personal use of Company-leased aircraft. The amount includes the actual cost of fuel and additives, per hour accruals of maintenance service plans, trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, certain other smaller variable costs for each personal trip leg plus an allocation of maintenance costs based on the per mile cost to maintain the planes multiplied by the number of personal miles flown. Fixed costs that would be incurred in any event to operate Company aircraft (e.g., aircraft and hangar lease costs, depreciation, and flight crew salaries) are not included. Ms. Garcia’s personal use of Company-leased aircraft resulted in no incremental cost to the Company.
4.	The amount in column (e) represents the cost of Company matching contributions on behalf of the NEOs to eligible charitable organizations under the 2012 Executive Matching Gifts Program.
5.	In August 2012, Ms. Efros, Executive Vice President of Merchandising, was terminated, and pursuant to her Separation Agreement, received a severance payment of $1,182,675 on October 3, 2012. The severance payment included: 1) $900,000 which equates to 18 months of annual base salary; 2) $279,231 which represents her 2012 pro-rata corporate bonus calculated at target as of her separation date; and 3) $3,444, which equates to 18 times the difference between the monthly COBRA charge for the type of Company-provided group health plan coverage in effect on her Separation Date and the applicable active employee charge for such coverage.
6.	Represents payments to Mr. Peters for personal expenses incurred while attending a Company-sponsored event and the related gross-up payments for the event plus the cost of an executive physical.
7.	Represents reimbursement airfare for Mr. Schmidt’s spouse, who accompanied him on two business trips.
8.	Represents the cost of an executive physical for Ms. Garcia.
9.	Represents the value of perquisites and other personal benefits for Ms. Efros including, lodging, airfare, travel costs, and car rental, while Ms. Efros was commuting to the Company’s headquarters in Boca Raton, Florida from her primary residence in Canada.

Grants of Plan-Based Awards in Fiscal Year 2012

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Named Officers	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares /Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	(6) Grant Date Fair Value
Neil Austrian	1/1/2012	(1)	$480,000	$1,920,000	NA
	5/7/2012	(2)				250,000	500,000	1,000,000				$765,700
	5/7/2012	(3)							500,000			$1,235,000
	5/7/2012	(2)	$1,250,000	$2,500,000	$5,000,000
Michael Newman	1/1/2012	(1)	$132,813	$531,250	NA
	3/16/2012	(4)				20,000	100,000	150,000				$161,920
	3/16/2012	(5)							100,000			$352,000
	3/16/2012	(4)	$150,000	$750,000	$1,125,000
Kevin Peters	1/1/2012	(1)	$140,781	$563,125	NA
	3/16/2012	(4)				22,500	112,500	206,250				$182,160
	3/16/2012	(5)							112,500			$396,000
	3/16/2012	(4)	$180,000	$900,000	$1,650,000
Steve Schmidt	1/1/2012	(1)	$132,813	$531,250	NA
	3/16/2012	(4)				22,500	112,500	206,250				$182,160
	3/16/2012	(5)							112,500			$396,000
	3/16/2012	(4)	$180,000	$900,000	$1,650,000
Elisa D. Garcia	1/1/2012	(1)	$84,875	$339,500	NA
	3/16/2012	(4)				12,500	62,500	93,750				$101,200
	3/16/2012	(5)							62,500			$220,000
	3/16/2012	(4)	$100,000	$500,000	$750,000
Farla Efros	1/1/2012	(1)	$105,000	$420,000	NA
	3/16/2012	(4)				15,000	75,000	112,500				$121,440
	3/16/2012	(5)							75,000			$264,000
	3/16/2012	(4)	$120,000	$600,000	$900,000

1.	Column (c) reflects the minimum payments each NEO could expect to receive if the Company reached at least its threshold performance goal in fiscal year 2012 under the 2012 Annual Corporate Bonus Plan. Threshold was set at 25% of target for all NEOs. The Bonus Plan award was based upon the Company’s ability to meet annual financial performance targets set by the Compensation Committee. Each of the Company’s financial performance goals were targeted to pay out at 100% upon achievement. The amounts shown in column (d) reflect the target payments each NEO could receive if the Company reached its performance target goals in 2012 under the 2012 Annual Corporate Bonus Plan. Each NEO’s target annual bonus is expressed as a percentage of such officer’s bonus eligible earnings. For 2012, Mr. Austrian’s target bonus percentage was 160% of annual bonus eligible earnings. For 2012, the target bonus percentage was 85% of annual bonus eligible earnings for Messrs. Newman, Peters, and Schmidt and 70% for Mlles. Garcia and Efros. Maximum parameters were not set for any of the metrics, so payment could be made for extraordinary performance. Performance below the Plan threshold resulted in no bonus being paid for that metric. Further description of the 2012 Annual Corporate Bonus Plan is discussed in the “Annual Cash Bonus” section.
2.	Represents awards of performance stock units granted pursuant to the Company’s 2007 Long-Term Incentive Plan (the “LTIP”) and a corresponding performance-based cash award under the 2012 LTI Cash Plan. Mr. Austrian will be eligible to earn all or a portion or an amount in excess of his target share award and target cash award based on the Company’s financial performance targets for the Company’s 2012 fiscal year relative to the threshold, target, and maximum levels established by the Compensation Committee for such fiscal year. In addition to the Company satisfying at least the threshold performance condition, Mr. Austrian must also satisfy the service condition to become vested in his eligible award by remaining continuously employed by the Company as its Chief Executive Officer from the grant date until the vesting date, which is April 30, 2014. Further description of Mr. Austrian’s 2012 long-term incentive award is discussed in the “Long-Term Incentive Program” section.
3.	Represents an award of restricted stock granted pursuant to the Company’s LTIP. The restricted stock will vest in two equal installments on each of December 31, 2012 and April 30, 2014; provided that Mr. Austrian is continuously employed by the Company from the grant date until each such vesting date. Further description of Mr. Austrian’s 2012 long-term incentive award is discussed in the “Long-Term Incentive Program” section.
4.	Represents awards of performance stock units granted pursuant to the Company’s LTIP and a corresponding performance-based cash award under the 2012 LTI Cash Plan. NEOs will be eligible to earn all or a portion or an amount in excess of their target share award and target cash award based on the Company’s financial performance targets for the Company’s 2012 fiscal year relative to the threshold, target, and maximum levels established by the Compensation Committee for such fiscal year. In addition to the Company satisfying at least the threshold performance condition, NEOs must also satisfy the service condition to become vested in their eligible award by remaining continuously employed by the Company from the grant date until the vesting dates, which are the first, second, and third anniversaries of the grant date. Further description of each NEO’s 2012 long-term incentive award is discussed in the “2012 Long-Term Incentive Program” section.
5.	Represents an award of restricted stock granted pursuant to the Company’s LTIP. The Restricted Shares will vest one-third on each of the first, second and third anniversaries of the grant date; provided that each NEO is continuously employed by the Company from the grant date until each such anniversary date.
6.	Computed in accordance with FASB ASC Topic 718 for stock-based compensation. See Notes A and M of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 29, 2012 regarding assumptions underlying valuation of equity awards.

Outstanding Equity Awards at 2012 Fiscal Year-End

(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Named Officers	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		(12) Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Neil Austrian	7,500	(1)	—	—	—	$11.4850	2/14/13	—		—	—		—
	7,500	(1)	—	—	—	$17.5450	2/18/14	—		—	—		—
	15,611	(1)	—	—	—	$33.0650	2/14/13	—		—	—		—
	44,155	(1)	—	—	—	$11.2700	3/5/15	—		—	—		—
	38,736	(1)	—	—	—	$0.8500	3/4/16	—		—	—		—
	133,333	(2)	266,667	—	—	$4.4300	11/2/17	—		—	—		—
	—		—	—	—	—	—	1,410,000	(3)(4)	$4,610,700	600,000	(3)	$1,962,000
Michael Newman	403,877	(5)	—	—	—	$6.8000	8/27/15	—		—	—		—
	150,000	(6)	—	—	—	$0.8500	3/4/16	—		—	—		—
	150,000	(6)	—	—	—	$1.0625	3/4/16	—		—	—		—
	133,333	(7)	66,667	—	—	$7.7100	3/8/17	—		—	—		—
	133,333	(7)	66,667	—	—	$9.6380	3/8/17	—		—	—		—
	46,666	(8)	93,334	—	—	$5.3400	5/3/18
	—		—	—	—	—	—	201,556	(8)(9)	$659,089	—		—
Kevin Peters	112,500	(6)	—	—	—	$0.8500	3/4/16	—		—	—		—
	112,500	(6)	—	—	—	$1.0625	3/4/16	—		—	—		—
	133,333	(7)	66,667	—	—	$7.7100	3/8/17	—		—	—		—
	133,333	(7)	66,667	—	—	$9.6380	3/8/17	—		—	—		—
	49,921	(10)	24,960	—	—	$5.1300	6/8/17	—		—	—		—
	46,666	(8)	93,334	—	—	$5.3400	5/3/18
	—		—	—	—	—	—	219,806	(8)(9)	$718,767	—		—
Steve Schmidt	112,047	(11)	—	—	—	$28.7300	7/24/14	—		—	—		—
	466,667	(6)	—	—	—	$0.8500	3/4/16	—		—	—		—
	133,334	(6)	—	—	—	$1.0625	3/4/16	—		—	—		—
	133,334	(7)	66,666	—	—	$7.7100	3/8/17	—		—	—		—
	133,334	(7)	66,666	—	—	$9.6380	3/8/17	—		—	—		—
	46,666	(8)	93,334	—	—	$5.3400	5/3/18
	—		—	—	—	—	—	219,806	(8)(9)	$718,767	—		—
Elisa D. Garcia	75,000	(6)	—	—	—	$0.8500	3/4/16	—		—	—		—
	112,500	(6)	—	—	—	$1.0625	3/4/16	—		—	—		—
	75,000	(7)	37,500	—	—	$7.7100	3/8/17	—		—	—		—
	75,000	(7)	37,500	—	—	$9.6380	3/8/17	—		—	—		—
	23,644	(10)	11,822	—	—	$5.1300	6/8/17	—		—	—		—
	26,666	(8)	53,334	—	—	$5.3400	5/3/18
	—		—	—	—	—	—	122,996	(8)(9)	$402,197

1.	Represents annual grants of stock options made to Mr. Austrian as part of his compensation for serving on the Board of Directors for prior years.
2.	Mr. Austrian was granted non-qualified stock options to purchase 400,000 shares of common stock of the Company on November 2, 2010 pursuant to and subject to the terms of the Company’s 2007 Long-Term Incentive Plan. Additionally, Mr. Austrian agreed to extend the scheduled vesting date for the unvested stock options to April 30, 2013 when he was named interim Chair and CEO.
3.	In lieu of a sign-on cash bonus and to incentivize future performance, Mr. Austrian was awarded two grants of restricted shares of the Company’s common stock on May 23, 2011. The first grant of 600,000 restricted shares is subject to vesting based on a service requirement, and the second grant of 600,000 restricted shares is subject to vesting based on both service and performance requirements, as further described under the “Summary of Executive Agreements and Potential Payments Upon Termination or Change in Control” section.
4.

Represents two grants of restricted stock awarded on May 7, 2012 under the 2007 Long-Term Incentive Plan. The first grant of 500,000 restricted stock shares is subject to vesting based on a service requirement, and the second grant of 500,000 restricted stock units is subject to vesting based on both performance and service requirements, as further described in the “Summary of

Executive Agreements and Potential Payments Upon Termination or Change in Control” section. Under the 2012 service-based only grant, 50% of the 500,000 restricted stock shares vested on December 31, 2012 which is after the Company’s 2012 fiscal year end on December 29, 2012 and the remaining 50% will vest on April 30, 2014. The restricted stock units under the second performance and service-based grant cliff vest on April 30, 2014. The performance component under the second grant was based on a financial metric for the Company’s 2012 fiscal year. Performance attainment was 62%.
5.	Represents stock options granted to Mr. Newman on August 27, 2008 under the 2007 Long-Term Incentive Plan as part of his sign-on with the Company. These options vested in three equal annual installments beginning on the first anniversary of the grant date.
6.	Represents an annual grant of stock options awarded on March 4, 2009 under the 2007 Long-Term Incentive Plan. 50% of the grant consisted of at-the-money options and 50% consisted of premium-priced options. The options vested in three equal annual installments beginning on the first anniversary of the grant date.
7.	Represents an annual grant of stock options awarded on March 8, 2010 under the 2007 Long-Term Incentive Plan. 50% of the grant consisted of at-the-money options and 50% consisted of premium-priced options. The options vest in three equal annual installments beginning on the first anniversary of the grant date.
8.	Represents an annual grant of stock options and restricted stock awarded on May 3, 2011 under the 2007 Long-Term Incentive Plan. 50% of the grant consisted of premium-priced options and 50% consisted of a grant of restricted stock. Both options and restricted stock vest in three equal annual installments beginning on the first anniversary of the grant date.
9.	Represents two grants of restricted stock awarded on March 16, 2012 under the 2007 Long-Term Incentive Plan. The first grant of restricted stock shares is subject to vesting based on a service requirement, and the second grant of restricted stock units is subject to vesting based on both performance and service requirements, as further described in the “Compensation Discussion and Analysis” under the “Review of 2012 Compensation—Long-Term Incentive Program” section. The service component under both awards requires that the shares vest in three equal annual installments beginning on the first anniversary of the grant date. The performance component under the second grant was based on a financial metric for the Company’s 2012 fiscal year. Performance attainment was 46%.
10.	Represents new at-the-money stock options granted in exchange for old out-of-the-money stock options as part of the Offer to Exchange that the Company offered to its employees on June 8, 2010. Because Mr. Peters and Ms. Garcia were not NEOs for 2009, they were able to participate in the exchange. The exchanged options vest pursuant to the terms of the 2007 Long-Term Incentive Plan.
11.	Represents stock options granted to Mr. Schmidt on July 24, 2007 under the 2007 Long-Term Incentive Plan as part of his sign-on with the Company. These awards vested in three equal annual installments beginning on the first anniversary of the grant date.
12.	Market value of unvested restricted stock awards computed by multiplying the number of shares by $3.27, the closing price of the Company’s common stock on the NYSE on December 28, 2012, the last day the NYSE was open during the Company’s 2012 fiscal year, which ended on December 29, 2012.

Option Exercises and Stock Vested in Fiscal Year 2012

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)		(e)
Named Officers	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		(1) Value Realized on Vesting ($)
Michael Newman	—	—	27,777	(2)	$71,109
Kevin Peters	—	—	27,777	(2)	$71,109
Steve Schmidt	—	—	27,777	(2)	$71,109
Elisa D. Garcia	—	—	15,873	(2)	$40,635
Farla Efros	—	—	—		—

1.	Value of Restricted Stock calculated by multiplying the number of shares by the fair market value of the Company’s common stock on the NYSE on the vesting date.
2.	Represents three-year pro rata vesting of restricted stock granted in 2011 under the LTIP.

Nonqualified Deferred Compensation

In addition to offering a traditional qualified defined contribution retirement savings plan (i.e., 401(k) plan), the Company continues to maintain three non-qualified deferred compensation plans for the benefit of its executive officers, including the NEOs, which remain frozen to new contributions. The following table reflects information related to the Company’s non-qualified deferred compensation plans. Information regarding the Company’s 401(k) plan, which is generally available to all employees, is not included.

Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
Named Officers	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	(1) Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	(2) Aggregate Balance at Last FYE ($)
Steve Schmidt	—	—	$3,002	—	$27,846

1.	Amounts shown in this column are not otherwise reported as compensation in the last completed fiscal year in the Summary Compensation Table.
2.	In 2008, as permitted under the Internal Revenue Code Section 409A transition rules, participants in the non-qualified deferred compensation plans were provided with the ability to make an election to change the method of distribution of their accounts. Mr. Schmidt made an election in 2008 to change his account distribution method and instead received a full distribution of the account in July 2009. Following the distribution of the account, the remaining account balance reflects the Company matching contributions that may not be withdrawn until at least six months after an NEO terminates service with the Company.

DIRECTOR COMPENSATION

Director Compensation

In October 2010, the Compensation Committee set the 2011 compensation for the outside Directors at an annual targeted economic value (“annual retainer fee”) of $200,000, with $75,000 to be in the form of cash and the remainder in the form of restricted stock, which is fully vested at the time of grant as required under the terms of the 2007 Long-Term Incentive Plan. The restricted stock is granted in a lump sum as soon as administratively practicable following the release of election results from the annual Shareholder meeting which is generally held in April, but which will be held on August 21, in 2013. Directors may elect to defer the time of release or payment and/or the form of payment of any shares of restricted stock by converting such stock to restricted stock units based on the stock’s closing price on the date of grant; provided that, they make the election in the prior calendar year. The purpose of this allocation of compensation with the majority of the annual retainer fee payable in restricted stock is to more closely align the compensation of the Directors with the interests of long-term Shareholders of the Company. The [2011] annual retainer fee was at the median compensation of the boards of directors of the Company’s Peer Group for fiscal year 2010.

A separate compensation arrangement was established for the three Directors added to the Board in 2009 pursuant to the terms of the Investor Rights Agreement in connection with the Company’s transaction with BC Partners. Because of the Company’s equity held by BC Partners resulting from its securities purchase in 2009, and because the three additional representatives added to the Board are or were employed by BC Partners, the compensation of the BC Partners’ representatives for Board service is paid entirely in cash and paid to BC Partners directly instead of to the individuals. In July 2012, James Rubin, a BC Partners’ Board representative, resigned as a member of the Board. To replace Mr. Rubin, on July 24, 2012, BC Partners nominated, and the Board appointed, Eugene Fife to serve as a director until the next annual meeting of Shareholders. Since Mr. Fife is neither a consultant nor employee of BC Partners, BC Partners waived the requirement under the Investor Rights Agreement that Mr. Fife, as one of their Board designees, be a BC Partners employee. Furthermore, since Mr. Fife is not a BC Partners employee, he receives the equity portion of the annual retainer fee paid to our outside Directors.

All cash paid to the outside Directors is payable in equal quarterly installments at the end of each quarter during which the Director served. No deferrals of cash are permitted. The Audit Committee Chair receives additional compensation of $25,000 annually for serving in that role, the Lead Director and the Compensation Committee Chair each receive additional compensation of $20,000 annually for serving in their respective roles, and the Corporate Governance and Nominating Committee Chair receives $15,000 annually for serving as chairs of their respective committees. The additional compensation for services as the Lead Director or as a committee chair must be taken in the form of restricted stock unless the Director elects to convert such restricted stock into restricted stock units under his or her annual election made in the prior year. By granting equity compensation to Directors using restricted stock, long-term interest of the Directors in the Company is achieved without the additional risk that would be created if a stock option grant was used.

In October 2011, the Compensation Committee did not recommend any changes to the Board compensation structure. The equity portion of the 2012 annual retainer fee was granted on May 3, 2012. However, in February 2013, the Compensation Committee recommended, and the Board approved, the following changes in Director compensation: (i) an increase in the annual fee for the Lead Director from $20,000 to $25,000 and (ii) annual fees payable in cash to members of any special committees of the Board that may be formed from time to time and designated as eligible for a payment of fees, of which $25,000 will be payable to the chair of any such special committee, and $15,000 will be payable to the other members of such special committees.

In 2011, the Compensation Committee approved the continued use of the stock ownership guidelines for the Directors, which requires that all Directors, with the exception of the Directors appointed by BC Partners, own an amount of the Company’s stock equal to one times (i) the total annual compensation (excluding chair retainer fees) to be achieved within three years from the initial date of Board service or (ii) $200,000. In addition, the

Compensation Committee approved a restriction on a Director’s right to sell stock during the initial three year period prior to the Director satisfying the required ownership. The restriction requires that the Director retain 50% of net shares (after shares are disposed of to pay for taxes and acquisition).

In October 2012, the Compensation Committee recommended, and the Board approved, a change to the Director’s ownership guidelines, whereby all Directors, with the exception of the Directors representing BC Partners, will be required to own three times the Directors’ annual cash retainer, or $225,000 (excluding chair retainer fees), with such ownership to be achieved within five years from the initial date of Board service. The Committee recommended these changes because they align with best market practices, including the practices of a majority of the Company’s Peer Group, and with management’s ownership guidelines.

As of June 30, 2013 all Directors have equity holdings of three times the annual cash retainer, and are therefore in compliance with the new guidelines.

Director Legacy Program

A predecessor company, Viking Office Products, Inc., established a director legacy program in 1996. Under this program, any member of the Viking board of directors was permitted to nominate one or more charitable organizations to receive a future charitable contribution from Viking in the amount of $1,000,000. A portion of the gift is made at the time of the Director’s retirement and the remainder is to be paid at the time of the Director’s death. In order to fund these charitable gift payments, Viking took out a life insurance policy on each Director’s life. In 1998, the Company acquired Viking, and now the Company is the owner and beneficiary of the policies. Director participants and their estates have no legal right to the policy or its proceeds. The Company uses all of the proceeds of the life insurance policies to fund the charitable gifts designated by the Director participant. All of the premiums of the life insurance policies have been paid in full and no further premiums are required. There are no additional costs related to the maintenance of this program. Mr. Austrian is the only remaining participant in this program as he is the only remaining Board member who was a member of the board of directors of Viking.

Director Compensation Table for Fiscal Year 2012

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Name	Fees Earned or Paid in Cash ($)	(1)(2)(3) Stock Awards ($)	(4) Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	All Other Compensation		(5) Total
Justin Bateman	$200,000	$—	—	—	—	$—		$200,000
Thomas Colligan	$75,000	$150,000	—	—	—	$6,000	(7)	$231,000
Marsha Evans	$75,000	$145,000	—	—	—	$5,000	(7)	$225,000
Eugene Fife(6)	$32,813	$93,750				$—		$126,563
Brenda Gaines	$75,000	$125,000	—	—	—	$—		$200,000
Myra Hart(6)	$24,107	$—	—	—	—	$30,000	(7)	$54,107
Scott Hedrick	$75,000	$160,000	—	—	—	$60,000	(7)	$295,000
Kathleen Mason	$75,000	$125,000	—	—	—	$—		$200,000
James Rubin(6)	$113,043	$—	—	—	—	$—		$113,043
Raymond Svider	$200,000	$—	—	—	—	$—		$200,000
Nigel Travis(6)	$62,637	$125,000	—	—	—	$—		$187,637

1.	The dollar amounts in column (c) reflect the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the FASB Accounting Standards Codification Topic 718 for stock-based compensation. These amounts reflect the total grant date fair value for these awards, and do not correspond to the actual cash value that will be recognized by each of the Directors when received. See Notes A and H of the consolidated financial statements in our Annual Report regarding the underlying assumptions used in the valuation of equity awards.

2.	The “Equity Compensation Paid to Directors for Fiscal Year 2012” table that follows represents the aggregate grant date fair value of awards of restricted stock granted to our Directors under the Company’s LTIP in 2012. Annual awards are calculated by a dollar value that is then translated into restricted stock based on the closing stock price on the date of grant. The per share price of the restricted stock on the grant date of May 7, 2012 was $2.47 for all Directors with the exception of Mr. Fife. Mr. Fife was elected to the Board effective July 24, 2012 and the per share price of the restricted stock on his grant date of August 14, 2012 was $1.60. All restricted stock awards made to Directors were immediately vested.
3.	As of December 29, 2012, there were no outstanding shares of restricted stock held by any Directors. Beginning in 2007, all annual grants of equity to the Directors fully vest at the grant date. As of December 29, 2012, the following Directors held the number of restricted stock units convertible into shares of our common stock set forth beside his or her name: Thomas Colligan 35,129, Marsha Evans 59,439, Scott Hedrick 117,473 and Nigel Travis 50,607. Please see the table “Equity Compensation Paid to Directors for Fiscal Year 2012” that follows for all equity granted in 2012.
4.	As of December 29, 2012, the following Directors held options to purchase the following number of shares of our common stock set forth beside his or her name: Marsha Evans 19,368, Brenda Gaines 104,610, Myra Hart 102,425, Scott Hedrick 59,702, and Kathleen Mason 56,013.
5.	Except for the Directors who are representatives of BC Partners, the Directors receive annual compensation of: (a) $75,000 in cash, and (b) the remainder of the annual retainer fee and chair fees, if applicable, in restricted stock as discussed further in the “Director Compensation” section. The BC Partners Directors received their 2012 compensation entirely in cash.
6.	Ms. Hart is no longer a Director of the Company. Ms. Hart served through to the 2012 Annual Meeting on April 26, 2012 and did not seek re-election to the Board for the following year. Mr. Rubin resigned as a member of the Board on July 24, 2012. Mr. Fife was elected to the Board effective July 24, 2012. Mr. Travis became a member of the Board in March 2012.
7.	“All Other Compensation” includes the incremental cost to the Company of charitable matching contributions made by the Company on behalf of the Directors in the amount of $60,000 for Mr. Hedrick, $30,000 for Ms. Hart, $6,000 for Mr. Colligan, and $5,000 for Ms. Evans.

Equity Compensation Paid to Directors for Fiscal Year 2012

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Directors	Grant Date	Option Awards	(1) Grant Date Fair Value of Option Awards	Stock Awards	(1) Grant Date Fair Value of Stock Awards	Total Value of Equity Awards for 2012
Thomas Colligan	5/7/12	—	—	60,729	$150,000	$150,000
Marsha Evans	5/7/12	—	—	58,704	$145,000	$145,000
Eugene Fife	8/14/12	—	—	58,594	$93,750	$93,750
Brenda Gaines	5/7/12	—	—	50,607	$125,000	$125,000
Scott Hedrick	5/7/12	—	—	64,777	$160,000	$160,000
Kathleen Mason	5/7/12	—	—	50,607	$125,000	$125,000
Nigel Travis	5/7/12	—	—	50,607	$125,000	$125,000

1.	Amounts are determined using the fair market value of the Company’s common stock on the grant date. See footnote 2 in the previous “Director Compensation Table for Fiscal Year 2012” for additional information.

SUMMARY OF EXECUTIVE AGREEMENTS AND POTENTIAL PAYMENTS

UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into Employment Agreements, Offer Letters, Retention Agreements and Change in Control Agreements with the NEOs. Material items addressed in these agreements include the term of the arrangement (including renewal provisions), the elements of the executive’s compensation, the amounts and benefits payable on various termination events (including a change in control of the Company) and restrictions relating to non-competition, non-solicitation and confidentiality of information imposed on the executive management, all of which are described in more detail below.

Key Definitions

Cause. The following actions constitute “cause” for all respective agreements described in this section. Differences reflect various combinations of the time at which agreements were reached, the level of the position and/or market conditions at the time of the initial hire:

Actions that Constitute “Cause”	Neil Austrian	Michael Newman (2)(3)	Kevin Peters (2)	Steven Schmidt (2)	Elisa D. Garcia (2)	Farla Efros (7) (Former Executive Vice President, Merchandising)
Willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company
Engagement in illegal conduct or gross misconduct in violation of the Company’s Code of Ethical Behavior	X(5)	X	X	X	X(2)(6)	X
Conviction of a felony or willful malfeasance or gross negligence in discharging executive’s duties, resulting in material harm to the Company	X(1)(4)
Willful and material violation of a material provision of the Company’s written policies, including the Company’s Code of Ethical Behavior
Willful and continued failure to perform substantially executive’s duties (other than from incapacity due to physical or mental illness), after written demand for substantial performance by the Board					X(6)
Willful and continued failure to perform substantially executive’s duties (other than from incapacity due to physical or mental illness), after written demand for substantial performance by the CEO					X(6)
Continued failure to perform substantially executive’s duties, after written demand for substantial performance	X(5)	X	X	X	X(2)	X

(1)	As set forth in the Interim Letter Agreement for Neil Austrian dated November 2, 2010.
(2)	As set forth in the Change in Control Agreement dated in December, 2010.
(3)	As set forth in the Retention Agreement for Michael Newman dated November 4, 2010.
(4)	As set forth in the new Letter Agreement for Neil Austrian dated May 23, 2011, these actions are defined as “good cause.”
(5)	As set forth in the Change in Control Agreement for Neil Austrian dated May 23, 2011.
(6)	As set forth in the Retention Agreement for Elisa D. Garcia dated November 2, 2010.
(7)	As set forth in the Change in Control Agreement for Farla Efros dated December 16, 2011.

Good Reason. The following actions constitute “good reason” for all respective agreements described in this section. Differences reflect various combinations of the time at which agreements were reached, the level of the position and/or market conditions at the time of the initial hire:

Actions that Constitute “Good Reason”	Neil Austrian (1)		Michael Newman (2)	Kevin Peters (2)	Steven Schmidt (2)	Elisa D. Garcia (2)	Farla Efros (4) (Former Executive Vice President, Merchandising)

Assignment of duties inconsistent with executive’s position, authority, duties or responsibilities or any other action by the Company that diminishes executive’s position, authority, duties or responsibilities

Failure by the Company to comply with the compensation and benefit provisions of the agreement
Requirement that executive be based at any location not within vicinity of the Company’s headquarters
Purported termination of executive’s employment other than as expressly permitted by the agreement
Material diminution of executive’s authorities, duties or responsibilities	X	(3)	X	X	X	X	X
Material failure by the Company to comply with the compensation and benefit provisions in the agreement	X	(3)	X	X	X	X	X
Material change in the office or location at which executive is based or requiring executive to travel on company business to a substantially greater extent than required immediately prior to the change in control effective date	X	(3)	X	X	X	X	X
Material failure by the Company to require the Company’s successor to assume and perform the agreement	X	(3)	X	X	X	X	X

(1)	The Interim Letter Agreement for Neil Austrian dated November 2, 2010 and the new Letter Agreement for Neil Austrian dated May 23, 2011 do not include a reference to “Good Reason.”
(2)	As set forth in the Change in Control Agreement dated in December, 2010.
(3)	As set forth in the Change in Control Agreement for Neil Austrian dated May 23, 2011.
(4)	As set forth in the Change in Control Agreement for Farla Efros dated December 16, 2011.

Change in Control. The following conditions constitute a “change in control” for all respective agreements described in this section. Differences reflect various combinations of the time at which agreements were reached, the level of the position and/or market conditions at the time of the initial hire:

Actions that Constitute “Change in Control”	Neil Austrian (1)(2)(4)	Michael Newman (2)(3)	Kevin Peters (2)(3)	Steven Schmidt (2)(3)	Elisa D. Garcia (2)(3)	Farla Efros (2)(5) (Former Executive Vice President, Merchandising)

If any person or group (other than an exempt person) becomes the beneficial owner of 30% or more of the combined voting power of the outstanding securities of the Company without the approval of the Company’s Board of Directors (2)

	X	X	X	X	X	X
If any person (other than an exempt person) is or becomes the “beneficial owner” of greater than 50% of the combined voting power of the outstanding securities of the Company	X	X	X	X	X	X

If during any period of two consecutive years, individuals who were directors at the beginning of the period and any new directors whose election by the Board or nomination for election by the Shareholders was approved by at least two-thirds of the directors then still in office cease for any reason to constitute a majority of the Board

	X	X	X	X	X	X
Upon consummation of a merger or consolidation of the Company with any other corporation (subject to certain exceptions)	X	X	X	X	X	X
Upon a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale to an exempt person	X	X	X	X	X	X
Upon approval by Shareholders of a plan of complete liquidation or dissolution of the Company	X	X	X	X	X	X

(1)	A “change in control” is not referenced in the Interim Letter Agreement with Neil Austrian dated November 2, 2010. A “change in control” is referenced in the new Letter Agreement with Neil Austrian dated May 23, 2011 which refers to the Change in Control Agreement with Mr. Austrian dated May 23, 2011.
(2)	Any sale or transfer by BC Partners or their affiliates of their equity interest in the Company, other than a sale with other Shareholders, will be disregarded for purposes of this definition. Any acquisition or continued holding by BC Partners or their affiliates of equity interests shall be disregarded for purposes of the 30% threshold.
(3)	As set forth in the Change in Control Agreement dated in December, 2010.
(4)	As set forth in the Change in Control Agreement dated with Neil Austrian dated May 23, 2011.
(5)	As set forth in the Change in Control Agreement for Farla Efros dated December 16, 2011.

Agreements with Neil Austrian as Chair and Chief Executive Officer

Mr. Austrian, previously the Company’s Lead Director, Chairman of the Corporate Governance and Nominating Committee, and member of the Finance Committee, agreed to serve as the Interim Chairman and Chief Executive Officer effective November 1, 2010 until the Company hired a replacement. The Company and

Mr. Austrian entered into a Letter Agreement dated November 2, 2010, that set forth the compensatory arrangements for Mr. Austrian (the “Interim Agreement”) in order to reflect the unique nature of the newly created interim position until a Chief Executive Officer was hired by the Company. On May 23, 2011, the Board elected Mr. Austrian to serve as the Company’s Chairman and Chief Executive Officer (“Chair and CEO”). The Company and Mr. Austrian entered into a new Letter Agreement dated May 23, 2011 (the “Agreement”) that supersedes and replaces Mr. Austrian’s Interim Agreement and sets forth his compensatory arrangements with the Company commencing May 23, 2011. The Interim Agreement and the Agreement are summarized below.

Interim Agreement and Non-Qualified Stock Option Award Agreement with Mr. Neil Austrian as Interim Chair and CEO during Fiscal Years 2010 and 2011

In connection with his appointment as Interim Chair and CEO, the Company entered into the Interim Agreement and a Non-Qualified Stock Option Award Agreement (the “2010 Option Agreement”), each dated November 2, 2010, with Mr. Austrian to reflect the unique nature of the newly created interim position until a permanent chief executive officer was hired by the Company.

Under the Interim Agreement, Mr. Austrian was eligible to receive a monthly salary of $200,000. Mr. Austrian was also granted a non-qualified stock option to purchase 400,000 shares of common stock of the Company (the “2010 Options”) under the Non-Qualified Stock Option Award Agreement dated November 2, 2010 (the “2010 Option Agreement”) pursuant to and subject to the terms of the Company’s 2007 Long-Term Incentive Plan (the “2007 LTIP”). The 2010 Options were granted with an exercise price of $4.43, and with such other customary terms as determined by the Compensation Committee under the 2007 LTIP and as set forth in the 2010 Option Agreement. The 2010 Options vested with respect to one third (1/3) of the shares on the grant date of November 2, 2010, and had been scheduled to vest 1/3 on each of the first and second anniversaries of the grant date (each a “Scheduled Vesting Date”), subject to Mr. Austrian, on each Scheduled Vesting Date, continuing to serve as, (i) CEO through the date of commencement of employment of a successor CEO of the Company (“Successor CEO Event”), and as (ii) a member of the Board of the Directors of the Company, from and after the employment of such Successor CEO. As discussed below the Agreement modified the terms of the 2010 Options.

Under the Interim Agreement, if Mr. Austrian continued to be employed as interim CEO through the Successor CEO Event, then as of such date, the 2010 Options would vest (to the extent not previously vested) with respect to 50% of the shares subject to the 2010 Options, and the then remaining unvested shares covered by the 2010 Options would vest, subject to Mr. Austrian’s continued services as a member of the Board of Directors on the first anniversary of the Successor CEO Event. In addition, the 2010 Options, unless previously forfeited by Mr. Austrian pursuant to a Forfeiture Event (defined below), would become 100% vested upon the occurrence of any of the following events:

•

if prior to the occurrence of a Successor CEO Event, (A) Mr. Austrian’s employment as CEO of the Company terminates for any reason other than because of his resignation or for termination by the Company for good cause or (B) Mr. Austrian has not been re-elected to the Board, despite having offered himself as a candidate for re-election to the Board;

•

following the occurrence of a Successor CEO Event, if Mr. Austrian dies, ceases performing services as a Director upon becoming Disabled (as defined in the 2010 Option Agreement), or has not been re-elected to the Board, despite having offered himself as a candidate for re-election to the Board (other than following the occurrence of a Director Good Cause Event (defined below)); or

•	immediately prior to the date of any “Change in Control” of the Company (as defined in the 2007 LTIP).

The 2010 Options would expire on November 2, 2017, subject to earlier expiration due to certain termination events as described in Section 2(b) of the 2010 Option Agreement.

Notwithstanding any of the foregoing, the unvested portion of the 2010 Options, if any, would be forfeited without consideration if Mr. Austrian resigns or his employment as CEO is terminated by the Company with good cause, in either case, prior to the Successor CEO Event or, thereafter, in the event of (A) Mr. Austrian’s resignation as a member of the Board, or (B) termination for cause (as defined in the 2010 Option Agreement).

The Interim Agreement could be terminated by either party with sixty (60) days notice to the other, and would have terminated immediately upon Mr. Austrian’s death or upon termination of his employment by the Company for good cause.

During his service as Interim Chair and CEO, which ended on May 22, 2011, Mr. Austrian did not receive the cash compensation portion of the Company’s 2011 annual retainer for Directors, but he was eligible for the equity portion of the 2011 annual retainer for Directors, which was granted on May 3, 2011, as described in the “Director Compensation Table for Fiscal Year 2011.”

Agreement with Mr. Neil Austrian as Chair and CEO during Fiscal Year 2011

On May 23, 2011, the Board elected Mr. Austrian to serve as the Company’s Chair and CEO. The Company and Mr. Austrian entered into the an employment agreement which supersedes and replaces Mr. Austrian’s Interim Agreement and sets forth his compensatory arrangements with the Company commencing May 23, 2011 (the “2011 Agreement”).

Under the 2011 Agreement, Mr. Austrian’s annual base salary was $1,100,000 and his annual target bonus (the “Target Bonus”) was set at 140% of his base salary, which Target Bonus was pro-rated from May 23, 2011 until the end of the year for 2011. Mr. Austrian’s eligibility for the Target Bonus was subject to performance targets set by the Board or the Compensation Committee. Under the 2011 Agreement (prior to the amendment to the 2011 Agreement as described below), Mr. Austrian had to achieve separate quarterly performance targets determined by the Board or the Compensation Committee of the Board in good faith consultation with Mr. Austrian. In addition, Mr. Austrian had to be continuously employed with the Company through the last day of the applicable calendar quarter in order to receive the bonus earned for such quarter. For each calendar quarter that Mr. Austrian satisfied the service requirement and the applicable performance targets, he was to be paid the corresponding earned bonus within 2 1/2 months following the end of such calendar quarter during which such portion of the bonus is earned. Unless otherwise determined by the Board or the Compensation Committee, Mr. Austrian’s Target Bonus opportunity under the 2011 Agreement was in lieu of his right to participate in any other annual bonus plan applicable to other Company employees, except that the Board or the Compensation Committee may administer Mr. Austrian’s Target Bonus under the terms of the Company’s 2008 Bonus Plan for Executive Management Employees.

On July 25, 2011, the Company and Mr. Austrian entered into an Amendment to the 2011 Agreement (the “Amendment”) to change his incentive compensation from quarterly targets and payments, if any, to annual targets and payments, if any, with his 2011 performance targets to be the same as the other NEOs. No changes were made to Mr. Austrian’s Target Bonus which remained at 140% of his base salary. The Amendment also provided that for calendar year 2012 and each subsequent calendar year, Mr. Austrian will participate in the Company’s 2008 Bonus Plan for Executive Management Employees pursuant to such plan’s terms and in accordance with performance targets established by the Board or its Compensation Committee.

2010 Options. Pursuant to the Interim Agreement, Mr. Austrian was granted the 2010 Options, pursuant to the 2007 LTIP. As discussed above, under the 2010 Option Agreement, 1/3 of the 2010 Options vested on the grant date of November 2, 2010, and additional 1/3 installments of the 2010 Options had been scheduled to vest on each of November 2, 2011 and November 2, 2012. The 2011 Agreement modified the terms of the 2010 Options and extended the vesting date of the unvested 2010 Options. Under the 2011 Agreement, 100% of the remaining unvested portion of the 2010 Options (i.e., 2/3 of the total grant) will now vest on April 30, 2013. In addition, under the 2011 Agreement, Mr. Austrian agreed that his appointment as Chair and CEO of the Company did not constitute a “Successor CEO Event” under the 2010 Option Agreement (which would have resulted in a partial vesting acceleration of the 2010 Options). All other previously disclosed terms of the 2010 Option Agreement remain the same.

Restricted Stock Grants. Under the 2011 Agreement, in lieu of a sign-on cash bonus and to incentivize future performance, Mr. Austrian was awarded two grants of restricted shares of the Company’s common stock (“Restricted Shares”) on May 23, 2011 (“2011 Grant Date”) pursuant to the 2007 LTIP. The first grant of 600,000 Restricted Shares is subject to vesting based on a service requirement under the 2011 Restricted Stock Award Agreement (Time Vesting) dated May 23, 2011 (“2011 Time Grant”), and the second grant of 600,000 Restricted Shares is subject to vesting based on both service and performance requirements under the 2011 Restricted Stock Award Agreement (Performance Vesting) dated May 23, 2011 (“2011 Performance Grant”), as more fully described below.

2011 Time Grant. Under the 2011 Time Grant, 100% of the 600,000 Restricted Shares vested on April 30, 2013.

2011 Performance Grant. Under the 2011 Performance Grant, the 600,000 Restricted Shares will vest (in whole or in part) to the extent that the applicable “Performance Condition” and “Service Condition” (each, as defined below) have both been satisfied on or prior to April 30, 2014 (the “Termination Date”).

•

Performance Condition. The “Performance Condition” shall be satisfied: (i) for 300,000 Restricted Shares if the closing trading price of the Company’s common stock on the NYSE equals or exceeds $5.50 for 30 consecutive trading days, and (ii) for the additional 300,000 Restricted Shares if the closing trading price of the Company’s common stock on the NYSE equals or exceeds $7.00 for 30 consecutive trading days.

•

Service Condition. The “Service Condition” will be satisfied for each half of the 600,000 Restricted Shares if Mr. Austrian remains continuously employed by the Company or any subsidiary from the 2011 Grant Date until the later of: (i) April 30, 2013, or (ii) the date on which the applicable Performance Condition for each half of the Restricted Shares is satisfied.

Mr. Austrian will forfeit all unvested shares of the 2011 Performance Grant as of the Termination Date, or as of the date Mr. Austrian voluntarily or involuntarily terminates his employment with the Company or any subsidiary, if earlier, unless the shares are subject to accelerated vesting as described below:

•

Death or Disability. If Mr. Austrian terminates employment with the Company or any subsidiary before the Termination Date due to death or Disability (as defined above under the 2011 Time Grant), the Service Condition will be deemed satisfied, and: (i) to the extent that one or both of the Performance Conditions has previously been satisfied, the corresponding portion(s) of the Restricted Shares shall vest immediately, and (ii) any remaining unvested portion(s) of the Restricted Shares will vest if and when such Performance Condition(s) is achieved on or prior to the Termination Date.

•

Termination Without Cause. If Mr. Austrian is terminated by the Company without Cause (as defined in the 2007 LTIP) before the Termination Date, the Service Condition will be satisfied: (i) as of the later of: (x) April 30, 2013, or (y) the date on which the applicable Performance Condition for each half of the Restricted Shares is satisfied, if he continues serving as a Director until such date, or (ii) if he is subsequently not re-elected to the Board (other than following an event that would have constituted Cause) despite offering himself as a candidate for re-election to the Board, on the date he is not re-elected to the Board. In the case of option (ii) to the extent that one or both of the Performance Conditions has been previously satisfied, the corresponding portion(s) of the Restricted Stock shall immediately become vested. Following a termination without Cause, Mr. Austrian will remain eligible to satisfy the Performance Conditions with respect to the Restricted Shares (to the extent not previously satisfied) until the Termination Date, as described above.

•	Change in Control. 100% of the 2011 Performance Grant will vest immediately prior to a Change in Control (as defined in the 2007 LTIP).

Benefits. Mr. Austrian is entitled to participate in all of the Company’s benefit plans on the same basis as generally made available to other senior executives of the Company, except for a car allowance, which he has waived.

Termination. The 2011 Agreement may be terminated by either party at any time and for any reason with not less than sixty (60) days notice to the other, and will terminate immediately upon Mr. Austrian’s death or upon termination of his employment by the Company for “good cause” (as defined in the Agreement). The Company may also terminate Mr. Austrian’s employment on less than sixty (60) days notice if Mr. Austrian becomes Disabled (as defined above under the 2011 Time Grant). Upon Mr. Austrian’s voluntary or involuntary termination, the Company shall pay Mr. Austrian only his accrued base salary through such termination together with his then vested benefits pursuant to the Company’s employee benefit plans (including, without limitation, any bonus earned in respect of a previously completed calendar year or other vested benefits that Mr. Austrian is entitled to receive pursuant to the Agreement).

Following his election to serve as the Chair and CEO on May 23, 2011, Mr. Austrian continues to serve as a Director but has not served as a member of any committee. However, he is allowed to attend any and all meetings of the Board’s committees in his capacity as CEO. Mr. Austrian has not and will not receive any compensation for his service as a Director since May 23, 2011.

Restrictive Covenants

Mr. Austrian is also subject to a Non-Compete Agreement that subjects him to various restrictive covenants that can limit his post-employment activity. These include an 18-month non-competition period that bars employment or engaging in any business for any competitor. Other restrictions include non-solicitation and non-interference provisions. In addition, non-disclosure provisions protect the Company’s confidential information and work product.

Change in Control Agreement with Mr. Austrian Dated May 23, 2011

The Change in Control Agreement between the Company and Mr. Austrian dated May 23, 2011, governs the terms and conditions of Mr. Austrian’s employment with the Company for the one-year period following the date of a change in control (as defined in the agreement). During this period, if the Company terminates Mr. Austrian’s employment other than for cause, death or disability or if Mr. Austrian resigns for good reason (as such terms are defined in the agreement) following the change in control, Mr. Austrian will be eligible to receive:

•	certain accrued compensation, obligations and other benefits (as provided in the agreement);

•	a pro rata portion of the target annual bonus;

•	two times the sum of annual base salary and target annual bonus;

•	a payment of 18 times the Company’s monthly COBRA premium for the type of coverage in effect for executive on the date of termination; and

•	a 24-month executive outplacement services package.

If Mr. Austrian dies or the Company terminates Mr. Austrian’s employment on account of disability following the change in control, Mr. Austrian will be eligible to receive the payments and benefits described in the first two bullets above.

Compensation Arrangements for Mr. Austrian as Chair and CEO during Fiscal Year 2012

On April 26, 2012, the Compensation Committee approved the following changes in compensation for Mr. Austrian with the long-term incentives being granted as of May 7, 2012:

•	a base salary increase to $1,200,000 from $1,100,000, effective January 1, 2012;

•

a service-vested restricted stock grant of 500,000 shares, vesting in two-equal installments. The first tranche of 250,000 shares vested on December 31, 2012. The second tranche of 250,000 shares vests on April 30, 2014, provided that Mr. Austrian continues to be employed as CEO and subject to certain service requirements set forth in the table below;

•

a performance-vested restricted stock unit grant targeted at 500,000 shares (i) if the Company achieves the 2012 EBIT target set by the Board for the 2012 Long-Term Incentive Program; and (ii) (a) Mr. Austrian continues to be employed by the Company as CEO through April 30, 2014, or (b) on or after May 31, 2013 after giving five months notice, he voluntarily resigns as CEO (other than for Good Reason as defined in his award agreement), but continues to serve on the Board. The number of shares received by Mr. Austrian will flex on a linear interpolation scale from a minimum of 250,000 shares up to a maximum of 1,000,000 shares for performance results from “threshold” to “target” and from “target” to “maximum,” respectively; and

•

a performance cash incentive targeted at $2,500,000 on the same vesting terms as the performance-vested restricted stock unit grant set forth above. The amount will flex on a linear interpolation scale from a minimum of $1,250,000 up to a maximum of $5,000,000 for performance results from “threshold” to “target” and from “target” to “maximum,” respectively.

In the event that the Company did not achieve the threshold 2012 EBIT target approved by the Board, the long-term incentive awards would have been forfeited.

The terms and conditions of the long-term incentive awards granted to Mr. Austrian were set forth in the 2012 Restricted Stock Unit and Performance Cash Award Agreement and the 2012 Restricted Stock Award Agreement executed between Mr. Austrian and the Company. In addition, these agreements also provide that in the event Mr. Austrian is no longer employed by the Company or serving as a Board member, the following additional vesting provisions shall apply.

Reason for Termination	Vesting Provisions on the Termination Date
Death/Disability	• All vesting conditions for service-vested restricted stock will be deemed immediately satisfied and will vest at deemed target level performance.

•    For performance-vested awards, if the termination is prior to January 1, 2013, the full award will vest at deemed target level performance. If the termination occurs on or after January 1, 2013, the award will vest based on actual performance.

Termination Without Cause or Termination for Good Reason	• Service-vested awards (including earned performance-based awards with additional service vesting conditions) will fully vest.

• For performance-based awards, the service-based vesting condition will be deemed fully achieved, but vesting will remain subject to actual performance over the full one-year performance period.

Termination For Cause	• All unvested awards will be forfeited.

Voluntary Quit Change In Control	• All unvested awards will be forfeited.

•    There will be no special treatment for service-vested awards (they would remain eligible for “double-triggered” protection by fully vesting upon a subsequent termination without Cause or termination for Good Reason).

•    For performance-based awards, if the change in control occurs prior to the end of the performance-based period, the awards would vest subject to the Committee’s good faith determination that performance conditions were met based on the Company’s performance through the change in control date (unless the Committee determines performance is at less than the deemed “target” level, in which case the Company shall be deemed to have achieved “target” level performance).

Agreements with Michael Newman, Executive Vice President and Chief Financial Officer

The Company’s Executive Vice President and Chief Financial Officer, Michael Newman, is employed pursuant to the terms of an employment offer letter agreement dated August 22, 2008, which was subsequently amended effective December 31, 2008 to bring the agreement into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the agreement was further amended effective April 23, 2010 to recognize the change in Mr. Newman’s target bonus percentage under the annual cash bonus plan from 70% to 75% of his base salary beginning with the 2010 performance period. In April 2012, the Committee approved a subsequent increase in Mr. Newman’s target bonus percentage under the annual cash bonus plan from 75% of his base salary to 85%, effective January 1, 2012, to reflect increases in his responsibilities in 2011 resulting from changes in the Company’s reporting structure and his absorption of some of a former executive’s duties. The Company is also party to a retention agreement with Mr. Newman dated November 4, 2010 and a Change in Control Agreement with Mr. Newman dated December 17, 2010.

Employment Offer Letter Agreement with Mr. Newman Dated August 22, 2008, as amended effective December 31, 2008 and April 23, 2010

Mr. Newman is eligible to receive the following:

•	a base salary of $625,000 per annum, subject to annual review by the Compensation Committee;

•	the right to participate in the Company’s bonus plans and equity plans for senior executive officers; and

•	certain benefits and perquisites.

Mr. Newman’s employment is terminable at will by either Mr. Newman or the Company. If Mr. Newman’s employment is involuntarily terminated by the Company for no fault of his own, then he is eligible to receive:

•	A payment of 18 months of the executive’s annual base salary on the date of termination;

•

a payment of 18 times the difference between the Company’s monthly COBRA premium for the type of coverage in effect for executive on the date of termination and the applicable active employee monthly premium for such coverage;

•	a pro-rata annual bonus, based on actual performance, for the year of termination; and

•	a target annual bonus for the calendar year prior to the year of termination, if the annual bonus for such year has not yet been paid as of the date of termination.

Mr. Newman’s severance entitlements are conditional upon his execution of a release of claims against the Company and its affiliates, and his compliance with the terms of that release.

Restrictive Covenants

Mr. Newman is also subject to a Non-Compete Agreement that subjects him to various restrictive covenants that can limit his post-employment activity. These include an 18-month non-competition period that bars employment or engaging in any business for any competitor. Other restrictions include non-solicitation and non-interference provisions. In addition, non-disclosure provisions protect the Company’s confidential information and work product.

Retention Agreement with Mr. Newman Dated November 4, 2010

Under the Retention Agreement between the Company and Mr. Newman dated November 4, 2010, Mr. Newman was eligible to earn a retention payment of up to $1,937,500 (the “Retention Payment”), if he remained actively employed until the last day of the retention period which expired on the date the Company filed its Annual Report on Form 10-K for fiscal year 2011, but no later than December 31, 2012 (the “Retention Period”). The Retention Payment was payable to Mr. Newman in two installments:

(i)	the first installment of $937,500 vested upon the earlier of the date in 2011 that the Company filed its Form 10-K for the 2010 fiscal year, or December 31, 2011, and was payable to Mr. Newman on the earlier of the thirty (30)-day period after the filing of the Company’s Form 10-K for the 2010 fiscal year or December 31, 2011; and

(ii)	the second installment of $1,000,000 vested upon the earlier of the date in 2012 that the Company filed its Form 10-K for the 2011 fiscal year, or December 31, 2012, and was payable to Mr. Newman on the earlier of the thirty (30)-day period after the filing of the Company’s Form 10-K for the 2011 fiscal year or December 31, 2012.

The first payment to Mr. Newman under (i) above was made on May 11, 2011, and the second payment to Mr. Newman under (ii) above was made on March 10, 2012.

If, as a result of Mr. Newman’s misconduct, the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board may seek recoupment of the Retention Payments.

Change in Control Agreement with Mr. Newman Dated December 17, 2010

The substantive provisions of the Change in Control Agreement between the Company and Mr. Newman dated December 17, 2010 accord with those described above for Mr. Austrian’s Change in Control Agreement dated May 23, 2011.

Agreements with Kevin Peters, President, North America

The Company’s President, North America, Kevin Peters, was employed pursuant to the terms of an employment offer letter agreement, dated September 20, 2007, which was subsequently amended effective December 31, 2008 to bring the agreement into documentary compliance with Code Section 409A. The Company was also a party to a Change in Control Agreement with Mr. Peters dated December 17, 2010.

Employment Offer Letter Agreement with Mr. Peters dated September 20, 2007, As Amended Effective December 31, 2008

Mr. Peters was eligible to receive the following:

•	a base salary of $625,000 per annum, subject to annual review by the Compensation Committee;

•	the right to participate in the Company’s bonus plans and equity plans for senior executive officers; and

•	certain benefits and perquisites.

On April 21, 2010 Mr. Peters was promoted to President, North American Retail Division. Subsequently, on July 17, 2011, Mr. Peters was promoted again to President, North America and became responsible for all of the Company’s North American business, previously managed by two business unit Presidents. In April 2012, the Compensation Committee approved an increase in Mr. Peters’ base salary to $675,000 from $625,000, effective as of April 1, 2012, and an increase in his target bonus percentage to 85% of his annual base salary from 75%, effective as of January 1, 2012, to reflect his increased responsibility.

Mr. Peters’ employment was terminable at will by either Mr. Peters or the Company. If Mr. Peters’ employment was involuntarily terminated by the Company for no fault of his own, then he was eligible to receive:

•	a payment of 18 months of the executive’s annual base salary on the date of termination;

•	a payment of 18 times the Company’s monthly COBRA premium for the type of coverage in effect for executive on the date of termination;

•	a pro-rata target annual bonus for the year of termination; and

•	a target annual bonus for the calendar year prior to the year of termination, if the annual bonus for such year had not yet been paid as of the date of termination.

Mr. Peters’ severance entitlements were conditional upon his execution of a release of claims against the Company and its affiliates, successors and assigns and his compliance with the terms of that release.

On December 31, 2012, Mr. Kevin Peters resigned as the Company’s President, North America, effective January 4, 2013, in order to pursue other professional interests.

Restrictive Covenants

Mr. Peters is also subject to a Non-Compete Agreement that subjects him to various restrictive covenants that can limit his post-employment activity. These include an 18-month non-competition period that bars employment or engaging in any business for any competitor. Other restrictions include non-solicitation and non-interference provisions. In addition, non-disclosure provisions protect the Company’s confidential information and work product.

Agreements with Steve Schmidt, President, International

The Company’s President, International, Steve Schmidt, is employed pursuant to the terms of an employment offer letter agreement with Mr. Schmidt, dated July 10, 2007, which was subsequently amended effective December 31, 2008 to bring the agreement into documentary compliance with Section 409A. The Company is also a party to a Change in Control Agreement with Mr. Schmidt dated December 16, 2010.

Employment Offer Letter Agreement with Mr. Schmidt Dated July 10, 2007, As Amended Effective December 31, 2008

Mr. Schmidt is eligible to receive the following:

•	a base salary of $625,000 per annum, subject to annual review by the Compensation Committee;

•	the right to participate in the Company’s bonus plans and equity plans for senior executive officers; and

•	certain benefits and perquisites.

On July 13, 2011, Mr. Schmidt was appointed as the Company’s new Executive Vice President, Corporate Strategy and New Business Development. Subsequently, on November 14, 2011, Mr. Schmidt was appointed as the Company’s President, International. As such, in April 2012, the Compensation Committee approved an increase in Mr. Schmidt’s target bonus percentage under the annual cash bonus plan from 75% of his base salary to 85%, effective January 1, 2012, to reflect increases in responsibility. Furthermore, in February 2013, the Compensation Committee also approved an increase in Mr. Schmidt’s salary to $675,000, effective, January 1, 2013, again, to reflect his increased responsibility.

Mr. Schmidt’s employment is terminable at will by either Mr. Schmidt or the Company. If Mr. Schmidt’s employment is involuntarily terminated by the Company for no fault of his own, then he is eligible to receive:

•	A payment of 18 months of the executive’s annual base salary on the date of termination;

•	a payment of 18 times the Company’s monthly COBRA premium for the type of coverage in effect for executive on the date of termination;

•	a pro-rata target annual bonus for the year of termination; and

•	a target annual bonus for the calendar year prior to the year of termination, if the annual bonus for such year has not yet been paid as of the date of termination.

Mr. Schmidt’s severance entitlements are conditional upon his execution of a release of claims against the Company and its affiliates, successors, and assigns, and his compliance with the terms of that release.

Restrictive Covenants

Mr. Schmidt is also subject to a Non-Compete Agreement that subjects him to various restrictive covenants that can limit his post-employment activity. These include an 18-month non-competition period that bars employment or engaging in any business for any competitor. Other restrictions include non-solicitation and non-interference provisions. In addition, non-disclosure provisions protect the Company’s confidential information and work product.

Change in Control Agreement with Mr. Schmidt Dated December 16, 2010

The substantive provisions of the Change in Control Agreement between the Company and Mr. Schmidt dated December 16, 2010 accord with those described above for Mr. Austrian’s Change in Control Agreement dated May 23, 2011.

Agreements with Elisa D. Garcia, Executive Vice President, General Counsel & Corporate Secretary

The Company’s Executive Vice President, General Counsel & Corporate Secretary, Elisa D. Garcia, is employed pursuant to the terms of an employment offer letter agreement dated May 15, 2007, which was subsequently amended effective December 31, 2008 to bring the agreement into documentary compliance with Section 409A of the Code. The Company is also party to a retention agreement with Ms. Garcia dated November 2, 2010 and a Change in Control Agreement with Ms. Garcia dated December 17, 2010.

Employment Offer Letter Agreement with Ms. Garcia dated May 15, 2007, As Amended Effective December 31, 2008

Ms. Garcia is eligible to receive the following:

•	a base salary of $440,000 per annum, subject to annual review by the Compensation Committee;

•	the right to participate in the Company’s bonus plans and equity plans for senior executive officers; and

•	certain benefits and perquisites.

In April 2012, the Compensation Committee approved a base salary increase to $500,000 from $440,000 to recognize Ms. Garcia’s performance since joining the Company in 2007, and to address the fact that her salary was below market base salary for an executive in her position and with her level of experience. Ms. Garcia’s employment is terminable at will by either Ms. Garcia or the Company.

If Ms. Garcia’s employment is involuntarily terminated by the Company for no fault of her own, then she is eligible to receive:

•	A payment of 18 months of the executive’s annual base salary on the date of termination;

•

a payment of 18 times the difference between the Company’s monthly COBRA premium for the type of coverage in effect for executive on the date of termination and the applicable active employee monthly premium for such coverage;

•	a pro-rata annual bonus for the year of termination; and

•	a target annual bonus for the calendar year prior to the year of termination, if the annual bonus for such year has not yet been paid as of the date of termination.

Ms. Garcia’s severance entitlements are conditional upon her execution of a release of claims against the Company and its affiliates, and her compliance with the terms of that release.

Restrictive Covenants

Ms. Garcia is also subject to a Non-Compete Agreement that subjects her to various restrictive covenants that can limit her post-employment activity. These include an 18-month non-competition period that bars employment or engaging in any business for any competitor. Other restrictions include non-solicitation and non-interference provisions. In addition, non-disclosure provisions protect the Company’s confidential information and work product.

Retention Agreement with Ms. Garcia Dated November 2, 2010

Under the Retention Agreement between the Company and Ms. Garcia dated November 2, 2010, Ms. Garcia is eligible to earn a retention payment of up to $1,500,000 (the “Retention Payment”), if she remains actively employed until the last day of the retention period which expires on November 1, 2013 (the “Retention Period”). The Retention Payment is payable to Ms. Garcia in three equal installments of $500,000, with the first payment vested on November 1, 2011, the second payment vested on November 1, 2012, and the final payment vests on November 1, 2013 (each, a “Redemption Payment Date” and collectively, the “Retention Payment Dates”) as long as she remains actively employed with the Company until each Redemption Payment Date. The first payment to Ms. Garcia pursuant to the Retention Agreement was made on November 10, 2011, and the second payment was made on November 9, 2012.

If prior to the vesting of the last installment of the Retention Payment, Ms. Garcia’s employment is terminated: (i) by the Company as a result of a termination for cause (as defined in the agreement), or (ii) by Ms. Garcia for any reason, the remaining portion of the Retention Payment which has not yet vested shall be immediately forfeited. If Ms. Garcia’s employment is involuntarily terminated prior to the end of the Retention Period by the Company for any reason other than cause, any such termination shall result in an immediate vesting of the remaining portion of the Retention Payment which has not yet vested. Such Retention Payment shall be payable to Ms. Garcia in addition to any severance benefits that may be payable to her pursuant to the terms in her Offer Letter, as amended, upon separation from employment, or as set forth in any then applicable change in control agreement between Ms. Garcia and the Company. If, as a result of Ms. Garcia’s misconduct, the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board may seek recoupment of the Retention Payments.

Change in Control Agreement with Ms. Garcia Dated December 17, 2010

The substantive provisions of the Change in Control Agreement between the Company and Ms. Garcia dated December 17, 2010 accord with those described above for Mr. Austrian’s Change in Control Agreement dated May 23, 2011.

Agreements with Farla Efros, Former Executive Vice President, Chief Marketing Officer

The Company’s former Executive Vice President and Chief Marketing Officer was employed pursuant to the terms of an employment offer letter agreement executed on December 16, 2011. The Company was also party to a Change in Control Agreement with Ms. Efros, dated December 16, 2011, which had substantially the same terms and conditions as the provisions of the Mr. Austrian’s Change in Control Agreement dated May 23, 2011. Finally, in connection with her departure from the Company in August 2012, a Separation Agreement was executed by the Company with Ms. Efros on September 25, 2012. Pursuant to her Separation Agreement, Ms. Efros received a severance payment of $1,182,675 on October 3, 2012. The severance payment included: 1) $900,000 which equates to 18 months of annual base salary; 2) $279,231 which represents her 2012 pro-rata corporate bonus calculated at target as of her separation date; and 3) $3,444, which equates to 18 times the difference between the monthly COBRA charge for the type of Company-provided group health plan coverage in effect on her Separation Date and the applicable active employee charge for such coverage.

Employment Offer Letter Agreement with Ms. Efros, executed on December 16, 2011

Ms. Efros was eligible to receive the following:

•	a base salary of $600,000 per annum, subject to annual review by the Compensation Committee;

•	the right to participate in the Company’s bonus plans and equity plans for senior executive officers;

•	a $285,000 sign-on bonus; and

•

certain benefits and perquisites, including the reimbursement of costs associated with lodging, airfare, travel and car rentals incurred by Ms. Efros while she was commuting between the Company’s headquarters and her primary residence in Canada.

Ms. Efros’ employment was terminable at will by either Ms. Efros or the Company. Pursuant to the terms of her Employment Offer Letter Agreement and so reflected in the terms of her Separation Agreement with the Company, upon the termination of Ms. Efros’ employment with the Company for no fault of her own, she became eligible to receive:

•	a payment of 18 months of the executive’s annual base salary on the date of termination;

•

a payment of 18 times the difference between the Company’s monthly COBRA premium for the type of coverage in effect for executive on the date of termination and the applicable active employee monthly premium for such coverage;

•	a pro-rata annual bonus for the year of termination; and

•	a target annual bonus for the calendar year prior to the year of termination, if the annual bonus for such year had not yet been paid as of the date of termination.

In addition, the terms of Ms. Efros’ Separation Agreement included various restrictive covenants that can limit her post-employment activity. These include an 18-month non-competition period that bars employment or engaging in any business for any competitor. Other restrictions include non-solicitation, non-disparagement and non-interference provisions. In addition, non-disclosure provisions protect the Company’s confidential information and work product.

Ms. Efros’ severance entitlements were conditional upon her execution of a release of claims against the Company and its affiliates, and her compliance with the terms of that release.

TABULAR INFORMATION REGARDING POTENTIAL PAYMENTS UPON

TERMINATION OR A CHANGE IN CONTROL

The following tables quantify the potential termination and change in control payment amounts assuming a hypothetical triggering event had occurred under each of the NEO employment agreements, change in control agreements and equity plans as of December 28, 2012. The terms and conditions of the post-employment and change in control provisions for each of the NEOs are described in detail above.

Potential Payments Upon Termination or a Change in Control

Neil Austrian

	Termination Resulting from Death	Termination Resulting from Disability	(1) Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)	Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)
Bonus	$—	$—	$—	$—	$—	$—		$—	$1,267,200	(2)
Benefits	$—	$—	$—	$—	$—			$—	$
Outplacement						$30,000	(7)	$—
Long-Term Incentive or Performance Plan
2012 Restricted Stock(3)	$3,270,000	$3,270,000	$—	$—	$2,648,700	$3,270,000		$—	$—
2011 Restricted Stock(4)	$1,962,000	$1,962,000			$1,962,000	$3,924,000		$—	$3,924,000
Performance Cash	$2,500,000	$2,500,000	$—	$—	$1,550,000	$2,500,000		$—
Cash Severance(5)	$—	$—	$—	$—	$—	$8,176,019	(6)	$—	$—
Total for Mr. Austrian	$7,732,000	$7,732,000	$—	$—	$6,160,700	$17,900,019		$—	$5,191,200

(1)	Retirement is generally treated as a voluntary termination for all programs and agreements except the 2007 Long-Term Incentive Plan (“2007 LTIP”). Mr. Austrian’s 2011 Time Grant and 2011 Performance Grant incorporate certain vesting provisions, which supersede the default vesting provisions of the 2007 LTIP. In addition, for Mr. Austrian’s 2012 Time Grant and 2012 Performance Grant, the provision of the 2007 LTIP with respect to accelerated vesting in the event of retirement does not apply.
(2)	Reflects a payment under Mr. Austrian’s Change in Control Agreement at earned rate.
(3)	Mr. Austrian’s 2012 Time Grant and 2012 Performance Grant incorporate certain vesting provisions, which supersede the default vesting provisions of the 2007 LTIP under which his restricted stock was granted. A description of the vesting provisions under the 2012 Agreement is included earlier in the “Agreement with Mr. Neil Austrian as Chair and Chief Executive Officer” section. Amounts shown reflect the value of all unvested restricted stock under the 2012 Time Grant and the unvested Target Share Award under the 2012 Performance Grant based on the closing price of the Company’s stock on December 28, 2012.
(4)	Mr. Austrian’s 2011 Time Grant and 2011 Performance Grant incorporate certain vesting provisions, which supersede the default vesting provisions of the 2007 Long-Term Incentive Plan under which his restricted stock was granted. A description of the vesting provisions under the Agreement are included in the “Agreement with Mr. Neil Austrian as Chair and CEO during Fiscal Year 2011” section in the 2012 Proxy Statement. Amounts shown reflect the value of all unvested restricted stock under the 2011 Time Grant based on the closing price of the Company’s stock on December 28, 2012. The amounts shown also assume that Mr. Austrian does not remain a director of the Company.
(5)	Mr. Austrian’s Agreement does not provide cash severance upon termination other than a termination for a change in control.
(6)

Reflects a payment under Mr. Austrian’s Change in Control Agreement dated May 23, 2011 equal to the sum of: (i) two times the sum of: Mr. Austrian’s base salary in effect on December 28, 2012 and Mr. Austrian’s 2012 target bonus, (ii) Mr. Austrian’s annualized pro-rated 2012 target bonus, (iii) the product of 18 and the monthly COBRA premium on December 28, 2012 for the type of group health plan coverage in effect for Mr. Austrian on December 28, 2012. Under Mr. Austrian’s Change in Control Agreement, if his termination is due to death or disability after a change in control, Mr. Austrian is entitled to his pro-rated 2012 target bonus, which is $1,920,000. In the event of a change in control and a termination of Mr. Austrian’s employment, the total payments for Mr. Austrian under the foregoing arrangement equal $17,900,019. However, these payments are subject to reduction if the parachute amounts associated with the payments under section 280G of the Code equal or exceed three times Mr. Austrian’s average taxable compensation received from the Company for the five-year period ending December 31, 2012, and if he would receive more on an after tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by section 4999 of the Code. Under the provisions, the cash severance portion of his payments would be reduced by the minimum amount necessary to bring the total of all the payments to a level where the 20% excise tax is not triggered. However, for Mr. Austrian, he would receive more on an after tax basis if he receives the entire payment and is subjected to the 20% excise tax. Thus, there would be no reduction in the cash severance. In the situation where there is a change in control, but no termination of employment, the bonus payable to Mr. Austrian under the terms of his Change in Control Agreement would be reduced under these provisions. The amount of the reduction in the bonus payable would be $720,868 and after this reduction the total payments to Mr. Austrian would be $4,470,332.
(7)	Reflects the value of a 24-month outplacement services package under Mr. Austrian’s Change in Control Agreement.

Steve Schmidt

	Termination Resulting from Death	Termination Resulting from Disability	(1) Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$—	$—	$—	$—	$—		$—		$—	$468,750	(6)
Benefits
Outplacement Services	$—	$—	$—	$—	$—		$30,000	(7)	$—	$—
Long-Term Incentive or Performance Plan
2012 Restricted Stock(2)	$537,098	$537,098	$—	$—	$—		$537,098		$—	$537,098
2011 Restricted Stock(3)	$181,668	$181,668	$—	$—	$—		$181,668		$—	$181,668
Cash Severance	$—	$—	$—	$—	$1,484,629	(4)	$2,890,829	(5)	$—	$—
Total for Mr. Schmidt	$718,766	$718,766	$—	$—	$1,484,629		$3,639,595		$—	$1,187,516

(1)	Retirement is generally treated as a voluntary termination for all programs and agreements except the 2007 Long-Term Incentive Plan (“2007 LTIP”).
(2)	In 2012, Mr. Schmidt was granted restricted stock shares and performance restricted stock units (the “2012 Restricted Stock Grant”) under the 2007 LTIP. Certain vesting provisions of the 2012 Restricted Stock Grant supersede the corresponding vesting provisions of the 2007 LTIP. A description of the vesting of these shares is further discussed in the “2012 Long-Term Incentive Program” section. Amounts reflect the value of the unvested 2012 Restricted Stock based on the closing price of the Company’s stock on December 28, 2012.
(3)	A description of the vesting provisions for restricted stock granted in 2011 under the 2007 LTIP are included later in the “2007 Long-Term Incentive Plan Vesting” section. Reflects the value of all unvested restricted stock granted in 2011 based on the closing price of the Company’s stock on December 28, 2012.
(4)	Reflects a payment under Mr. Schmidt’s Employment Offer Letter dated July 10, 2007, as amended December 31, 2008, equal to the sum of: (i) 1.5 times his base salary in effect on December 28, 2012, (ii) his 2012 pro-rata target bonus, and (iii) the product of 18 and the monthly COBRA premium on December 28, 2012 for the type of group health plan coverage in effect for Mr. Schmidt on December 28, 2012.
(5)	Reflects a payment under Mr. Schmidt’s Change in Control Agreement dated December 16, 2010 equal to the sum of: (i) two times the sum of: Mr. Schmidt’s base salary (including car allowance) in effect on December 28, 2012 and Mr. Schmidt’s 2012 target bonus, (ii) Mr. Schmidt’s pro-rated 2012 target bonus, (iii) the product of 18 and the monthly COBRA premium on December 28, 2012 for the type of group health plan coverage in effect for Mr. Schmidt on December 28, 2012. Under Mr. Schmidt’s Change in Control Agreement, if his termination is due to death or disability after the change in control, Mr. Schmidt is entitled to his pro-rated 2012 target bonus, which is $531,250.
(6)	Reflects a payment under Mr. Schmidt’s Change in Control Agreement equal to his highest annual bonus earned under the bonus plan with respect to the 2009, 2010 and 2011 fiscal years; provided that, he was employed by the Company at the end of the 2012 fiscal year. Mr. Schmidt’s highest bonus was earned under the bonus plan during the 2009 fiscal year.
(7)	Reflects the value of a 24-month outplacement services package under Mr. Schmidt’s Change in Control Agreement.

Mike Newman

	Termination Resulting from Death	Termination Resulting from Disability	(1) Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$—	$—	$—	$—	$—		$—		$—	$468,750	(6)
Benefits
Outplacement Services	$—	$—	$—	$—	$—		$30,000	(7)	$—	$—
Long-Term Incentive or Performance Plan
2012 Restricted Stock(2)	$477,420	$477,420	$—	$—	$—		$477,420		$—	$477,420
2011 Restricted Stock(3)	$181,668	$181,668					$181,668			$181,668
Cash Severance	$—	$—	$—	$—	$1,297,787	(4)	$2,890,829	(5)	$—	$—
Total for Mr. Newman	$659,088	$659,088	$—	$—	$1,297,787		$3,579,917		$—	$1,127,838

(1)	Retirement is generally treated as a voluntary termination for all programs and agreements except the 2007 Long-Term Incentive Plan (“2007 LTIP”).
(2)	In 2012, Mr. Newman was granted restricted stock shares and performance restricted stock units (the “2012 Restricted Stock Grant”) under the 2007 LTIP. Certain vesting provisions of the 2012 Restricted Stock Grant supersede the corresponding vesting provisions of the 2007 LTIP. A description of the vesting of these shares is further discussed in the “2012 Long-Term Incentive Program” section. Amounts reflect the value of the unvested 2012 Restricted Stock based on the closing price of the Company’s stock on December 28, 2012.
(3)	A description of the vesting provisions for restricted stock granted in 2011 under the 2007 LTIP are included later in the “2007 Long-Term Incentive Plan Vesting” section. Reflects the value of all unvested restricted stock granted in 2011 based on the closing price of the Company’s stock on December 28, 2012.
(4)	Reflects a payment under Mr. Newman’s Employment Offer Letter dated August 22, 2008, as amended December 31, 2008 and April 24, 2010, equal to the sum of: (i) 1.5 times his base salary in effect on December 28, 2012, (ii) his 2012 pro-rata bonus at the earned rate, and (iii) the product of 18 and the difference between the monthly COBRA premium on December 28, 2012 for the type of group health plan coverage in effect for Mr. Newman on December 28, 2012 and the active employee charge for such coverage.
(5)	Reflects a payment under Mr. Newman’s Change in Control Agreement dated December 17, 2010 (“Change in Control Agreement”) equal to the sum of: (i) two times the sum of: Mr. Newman’s base salary (including car allowance) in effect on December 28, 2012 and Mr. Newman’s 2012 target bonus, (ii) Mr. Newman’s pro-rated 2012 target bonus, (iii) the product of 18 and the monthly COBRA premium on December 28, 2012 for the type of group health plan coverage in effect for Mr. Newman on December 28, 2012. Under Mr. Newman’s Change in Control Agreement, if his termination is due to death or disability after a change in control, Mr. Newman is entitled to his pro-rated 2012 target bonus, which is $531,250.
(6)	Reflects a payment under Mr. Newman’s Change in Control Agreement equal to his highest annual bonus earned under the bonus plan with respect to the 2009, 2010 and 2011 fiscal years; provided that, he was employed by the Company at the end of the 2012 fiscal year. Mr. Newman’s highest bonus was earned under the bonus plan during the 2010 fiscal year.
(7)	Reflects the value of a 24-month outplacement services package under Mr. Newman’s Change in Control Agreement.

Elisa Garcia

	Termination Resulting from Death	Termination Resulting from Disability	(1) Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$—	$—	$—	$—	$—		$—		$—	$308,000	(6)
Benefits
Outplacement Services	$—	$—	$—	$—	$—		$30,000	(7)	$—	$—
Long-Term Incentive or Performance Plan
2012 Restricted Stock(2)	$298,388	$298,388	$—	$—	$—		$298,388		$—	$298,388
2011 Restricted Stock(3)	$103,809	$103,809	$—	$—	$—		$103,809		$—	$103,809
Cash Severance	$—	$—	$—	$—	$1,494,501	(4)	$2,603,498	(5)	$—	$—
Total for Ms. Garcia	$402,197	$402,197	$—	$—	$1,494,501		$3,035,695		$—	$710,197

(1)	Retirement is generally treated as a voluntary termination for all programs and agreements except the 2007 Long-Term Incentive Plan (“2007 LTIP”).
(2)	In 2012, Ms. Garcia was granted restricted stock shares and performance restricted stock units (the “2012 Restricted Stock Grant”) under the 2007 LTIP. Certain vesting provisions of the 2012 Restricted Stock Grant supersede the corresponding vesting provisions of the 2007 LTIP. A description of the vesting of these shares is further discussed in the “2012 Long-Term Incentive Program” section. Amounts reflect the value of the unvested 2012 Restricted Stock based on the closing price of the Company’s stock on December 28, 2012.
(3)	A description of the vesting provisions for restricted stock granted in 2011 under the 2007 LTIP are included later in the “2007 Long-Term Incentive Plan Vesting” section. Reflects the value of all unvested restricted stock granted in 2011 based on the closing price of the Company’s stock on December 28, 2012.
(4)	Reflects a payment under Ms. Garcia’s Employment Offer Letter dated May 15, 2007, as amended December 31, 2008, equal to the sum of: (i) 1.5 times her base salary in effect on December 28, 2012, (ii) her 2012 pro-rata bonus at the earned rate, and (iii) the product of 18 and the difference between the monthly COBRA premium on December 28, 2012 for the type of group health plan coverage in effect for Ms. Garcia on December 28, 2012 and the active employee charge for such coverage. In addition, under Ms. Garcia’s Retention Agreement dated November 2, 2010, she is entitled to a special retention payment of $500,000.
(5)	Reflects a payment under Ms. Garcia’s Change in Control Agreement dated December 17, 2010 equal to the sum of: (i) two times the sum of: Ms. Garcia’s base salary (including car allowance) in effect on December 28, 2012 and Ms. Garcia’s 2012 target bonus, (ii) Ms. Garcia’s pro-rated 2012 target bonus, (iii) the product of 18 and the monthly COBRA premium on December 28, 2012 for the type of group health plan coverage in effect for Ms. Garcia on December 28, 2012. In addition, under Ms. Garcia’s Retention Agreement, she is entitled to a special retention payment of $500,000. Under Ms. Garcia’s Change in Control Agreement, if her termination is due to death or disability after the change in control, Ms. Garcia is entitled to her pro-rated 2012 target bonus, which is $350,000.
(6)	Reflects a payment under Ms. Garcia’s Change in Control Agreement equal to her highest annual bonus earned under the bonus plan with respect to the 2009, 2010 and 2011 fiscal years; provided that, she was employed by the Company at the end of the 2012 fiscal year. Ms. Garcia’s highest bonus was earned under the bonus plan during the 2009 fiscal year.
(7)	Reflects the value of a 24-month outplacement services package under Ms. Garcia’s Change in Control Agreement.

The following table quantifies the termination payment amounts to Ms. Efros based on her triggering event which occurred as of August 29, 2012.

Farla Efros

(1) Involuntary Termination or Resignation w/Good Reason Prior To Change in Control (w/o Cause)
Bonus(2)	$279,231
Benefits(3)	$3,444
Cash Severance(4)	$900,000
Total for Ms. Efros	$1,182,675

(1)	In August 2012, Ms. Efros terminated her employment and, pursuant to a Separation Agreement with the Company dated September 25, 2012, received a total severance payment of $1,182,675.
(2)	Represents a payment equal to Ms. Efros’ prorated 2012 Corporate Bonus at target pursuant to the terms of her Separation Agreement.
(3)	Represents the payment of COBRA pursuant to the terms of Ms. Efros’ Separation Agreement.
(4)	Under Ms. Efros’ Separation Agreement, she is eligible to receive a payment equal to 1.5 times the sum of her base salary in effect on August 29, 2012.

2007 Long Term Incentive Plan Vesting

Under the terms of the 2007 Long-Term Incentive Plan (“2007 LTIP”), upon termination from employment with the Company, an NEO’s stock options will vest and be exercisable as follows:

•

If an NEO involuntarily terminates employment with the Company for any reason other than death, Disability, or Cause (as each is defined in the 2007 LTIP), or if an NEO voluntarily terminates employment with the Company after completing at least five (5) years of service with the Company, the NEO’s unvested stock options will be immediately forfeited and the NEO’s vested stock options shall remain exercisable until the earlier of: eighteen (18) months (twelve (12) months for new grants made on or after April 21, 2011) following the NEO’s separation date, or the expiration date of the options.

•

An NEO’s stock options will fully vest upon termination from the Company as a result of death or Disability and shall remain exercisable until the earlier of twenty-four (24) months following the NEO’s separation date, or the expiration of the options.

•

An NEO’s stock options will fully vest upon termination from the Company as a result of Retirement (i.e., age 60 with 5 years of service with the Company) and shall remain exercisable until the earlier of: ninety (90) days following the NEO’s separation date, or the expiration of the options.

•	All of an NEO’s stock options, including any stock options which were previously vested, will be immediately forfeited if the NEO is terminated by the Company for Cause.

•

If an NEO’s termination from employment with the Company does not satisfy one of these provisions, then the NEO’s unvested stock options will be immediately forfeited and the vested stock options shall remain exercisable until the earlier of: ninety (90) days following the NEO’s separation date, or the expiration date of the options.

Under the terms of the 2007 LTIP, upon an NEO’s termination from employment with the Company, the applicable restriction period will lapse and an NEO’s restricted stock will vest as follows:

•	An NEO’s restricted stock based solely on the requirement to continue to perform services shall become fully vested: (i) immediately prior to a Change in Control (as defined in the 2007 LTIP), (ii) as of the NEO’s date of death or Disability, or (iii) as of the date the NEO has both attained age sixty and completed 5 years of continuous service with the Company regardless of whether the restricted stock was granted before or after the date the NEO satisfied the age and service requirements.

•

An NEO’s restricted stock that contains performance conditions as a requirement for vesting shall vest: (i) pro-rata at target based on the amount of time that has elapsed from the beginning of the performance cycle through the NEO’s date of death, Disability, or Retirement, and (ii) in full at target as of a Change in Control.

•

If an NEO is involuntarily terminated by the Company for Cause or if the NEO’s termination from employment does not satisfy one of the circumstances described above, all of the NEO’s restricted stock will be automatically forfeited as of the date of termination.

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.

EQUITY COMPENSATION PLAN INFORMATION

The table below summarizes the status of our equity compensation plans at December 28, 2012:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	12,578,071	$5.25	25,138,527
Equity compensation plans not approved by security holders	—	—	—
Total	12,578,071	$5.25	25,138,527

STOCK OWNERSHIP INFORMATION

Our Largest Shareholders; Ownership by Our Directors and Executive Officers

We have provided a stock ownership table below that contains certain information about Shareholders whom we believe are the “beneficial” owners of more than five percent (5%) of our outstanding common stock, as well as information regarding stock ownership by our Directors, NEOs and our Directors and Executive Officers as a group as of July     , 2013, unless otherwise indicated. Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock, based solely upon filings made with the SEC.

Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Name of Beneficial Owner	Beneficial Ownership (1)	Percent of Class (Less than 1% not shown) (2)
BC Partners Holdings, Ltd. and related entities:(3)
PO Box 225, Heritage Hall, Le Marchant Street
St. Peter Port, Guernsey, GY1 4HY, Channel Islands
CIE Management II Limited
PO Box 225, Heritage Hall, Le Marchant Street
St. Peter Port, Guernsey, GY1 4HY, Channel Islands
LMBO Europe SAS
58-60 Avenue Kleber, Paris, France 75116
Starboard Value L. P. and related entities(4)
830 Third Avenue, 3rd Floor, New York, NY 10022
Blackrock, Inc.(5)
40 East 52nd Street, New York, NY 10022
The Vanguard Group(6)
100 Vanguard Boulevard, Malvern, PA 19355
Board of Directors and NEOs(7)
Neil R. Austrian, Chair and CEO
Justin Bateman
Thomas J. Colligan
Marsha J. Evans
Eugene V. Fife
Brenda Gaines(9)
W. Scott Hedrick
Kathleen Mason
Michael J. Massey
Raymond Svider
Nigel Travis
Total of Board of Directors
(Our NEOs, other than the CEO)
Elisa D. Garcia, Executive Vice President and General Counsel
Kevin Peters, Former President, North America(8)
Michael D. Newman, Executive Vice President and CFO
Steven M. Schmidt, President, International
Directors and Executive Officers as a Group (15 Persons in Total)

(1)	Includes shares of common stock subject to options exercisable within 60 days of July , 2013, if applicable, even though a considerable number of the options are underwater. See “Options Exercisable within 60 days of July , 2013” table below for detail. Also included are unvested shares of restricted stock, as to which the holder has voting rights.

(2)	Except for BC Partners Holdings, Ltd. and related entities (including CIE Management II Limited and LMBO Europe SAS), applicable percentage of ownership for all Shareholders listed in the table above is based on 286,084,034 shares of common stock outstanding as of July , 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of options that are exercisable within 60 days of July , 2013, are not deemed outstanding for purposes of computing the percentage of ownership of any other person. Applicable percentage of ownership for BC Partners Holdings, Ltd. (including CIE Management II Limited and LMBO Europe SAS) is based on 367,438,570 shares of common stock outstanding, which includes the as-converted number of common shares underlying the shares of Series A Preferred and Series B Preferred owned by these entities, which are now convertible into common stock.
(3)	The information regarding CIE Management II Limited, which we refer to as CIE, and LMBO Europe SAS, which we refer to as LMBO was derived from a Schedule 13D/A filed on February 21, 2013, jointly by: (i) BC European Capital VIII-1 to 12 (inclusive), BC European Capital VIII-14 to 34 and BC European Capital VIII-37 (inclusive), each a United Kingdom limited partnership (collectively, the “CIE Investors”), (ii) BC European Capital VIII-35 SC, BC European Capital VIII-36 SC, BC European Capital VIII-38 SC and BC European Capital VIII-39 SC, each a Société Civiles organized under the laws of France (the “LMBO Investors” and, together with the CIE Investors, the “Investors”), (iii) LMBO and (iv) CIE. CIE is the general partner of, and has investment control over the shares held by, each of the CIE Investors, and LMBO is Gérant as to, and has investment control over the shares held by, each of the LMBO Investors. BC Partners Holdings Limited, a limited corporation organized under the laws of Guernsey, Channel Islands (“BCHL”), is the controlling entity of each of (i) CIE; and (ii) LMBO. CIE, LMBO and BCHL are each managed by separate boards of directors. A list of the directors of CIE, LMBO and BCHL is provided on Schedules I, II and III to the Schedule 13D/A filed on February 21, 2013, and none of those directors have beneficial ownership of the share held by the Investors. Since CIE, LMBO and BCHL are managed by boards of directors, no individuals have ultimate voting or investment control (as determined by Rule 13d-3) over the shares that may be deemed beneficially owned by CIE and LMBO. We have no further information or knowledge about CIE, LMBO or BCHL. The Investors, CIE and LMBO may be deemed to be a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) and, as such, may be deemed to be beneficial owners of (y) 274,596 shares of 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock, par value $0.01 per share, and (z) 75,404 shares of 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock, par value $0.01 per share, of Office Depot, Inc. Each Investor, however, disclaims beneficial ownership with respect to the shares owned by each of the other Investors, CIE and LMBO. None of the Investors own any shares of common stock over which it has sole voting, disposition or investment power. The figures in the table set forth the number of shares of common stock, on an as-converted basis, owned of record and beneficially owned by the funds including the as-converted underlying shares of Series A Preferred and Series B Preferred owned by the funds, which are now convertible into common stock.
(4)

The information regarding Starboard Value LP and related entities was derived from preliminary proxy materials filed on July 3, 2013, jointly by: Starboard Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Starboard V&O Fund”); Starboard Value and Opportunity S LLC, a Delaware limited liability company (“Starboard LLC”); Starboard Value LP (“Starboard Value LP”), as the investment manager of Starboard V&O Fund and of certain managed accounts (the “Starboard Value LP Accounts”) and the manager of Starboard LLC; Starboard Value GP LLC (“Starboard Value GP”), as the general partner of Starboard Value LP; Starboard Principal Co LP (“Principal Co”), as a member of Starboard Value GP; Starboard Principal Co GP LLC (“Principal GP”), as the general partner of Principal Co; Jeffrey C. Smith, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP; Mark R. Mitchell, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP; Peter A. Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP; T-S Capital Partners, LLC, a California limited liability company (“T-S Capital”), with respect to the shares directly owned by it; Robert Telles, as a managing member of T-S Capital; David N. Siegel, as a managing member of T-S Capital; Joseph S. Vassalluzzo; Robert L. Nardelli and Cynthia T. Jamison (collectively, the “Reporting Persons”). The “Reporting Persons” may be deemed to be a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) and, as such, may be deemed to be beneficial owners of 42,286,614 shares. Each Reporting Person, however, disclaims beneficial ownership with respect to the shares owned by each of the other Reporting Persons except to the extent of his or its pecuniary interest therein.
(5)	The information regarding BlackRock, Inc. is reported as of December 31, 2012, and was derived from a Schedule 13G/A filed on February 8, 2013, that reported sole voting power over 21,590,947 shares, shared voting power over 0 shares, shared dispositive power over 0 shares and sole dispositive power over 21,590,947 shares.
(6)	The information regarding The Vanguard Group is reported as of December 31, 2012, and was derived from a Schedule 13G filed on February 13, 2013, that reported sole voting power over 433,476 shares, shared voting power over 0 shares, shared dispositive power over 414,676 shares and sole dispositive power over 15,310,449 shares.
(7)	The address for all Directors and NEOs is c/o Office Depot, Inc., 6600 North Military Trail, Boca Raton, Florida 33496. In addition to the information reported in this table, the following Directors hold the number of restricted stock units convertible into shares of our common stock set forth beside his or her name: Thomas Colligan 35,129, Marsha Evans 59,439, Scott Hedrick 117,473 and Nigel Travis 50,607. The shares of common stock underlying these restricted stock units will not be distributed to the Directors until some period of time after their separation from the Company as Directors, pursuant to the terms of their respective Restricted Stock Unit Award Agreements. Until such distribution, these Directors neither have the right to vote, nor the right to dispose of, these restricted stock units.
(8)	The ownership information regarding stock ownership of Mr. Peters is as of January 4, 2013, his last date of employment with the Company.
(9)	Brenda Gaines has indicated that she will not stand for reelection to the Board.

Options Exercisable within 60 Days of July     , 2013

The number of options that are or will be exercisable within 60 days of July     , 2013, for each applicable person named in the table above and for our Executive Officers and Directors as a group is as follows:

Neil R. Austrian		Justin Bateman
Thomas Colligan		Marsha J. Evans
Eugene V. Fife		Brenda J. Gaines
W. Scott Hedrick		Kathleen Mason
Raymond Svider		Nigel Travis
Steven M. Schmidt		Michael D. Newman
Kevin Peters		Elisa D. Garcia C.
All Executive Officers and Directors as a Group (15 Persons)	[ ]

Underwater Options

Based on the closing price of our common stock on July     , 2013, the following number of options that are or will be exercisable within 60 days of July     , 2013, for each applicable person named in the table above are out of the money (i.e. underwater):

Neil R. Austrian	Justin Bateman
Thomas Colligan	Marsha J. Evans
Eugene V. Fife	Brenda J. Gaines
W. Scott Hedrick	Kathleen Mason
Raymond Svider	Nigel Travis
Steven M. Schmidt	Michael D. Newman
Kevin Peters	Elisa D. Garcia C.

ITEM 3—ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Background

We are asking Shareholders to cast an advisory vote approving the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section of this Proxy Statement. While this vote is advisory and therefore non-binding, Office Depot values the opinions of Shareholders and will consider the outcome of the vote when making future executive compensation decisions.

Our Compensation Philosophy and Practices

The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning the interests of executive management with Shareholders, attracting and retaining qualified individuals and creating long-term value while not incentivizing excessive risk taking. We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how the Company’s executive compensation program reflects our compensation philosophy and describes the decisions made by the Compensation Committee in 2012 in detail.

We believe that Office Depot’s executive compensation programs align the interests of our NEOs with those of our Shareholders by tying a significant portion of their compensation to Office Depot’s performance, and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to Office Depot’s long term success.

Effect of Say-on-Pay Vote

The Say-on-Pay vote is an advisory vote only. As such, your vote on the Company’s executive compensation matters will not be binding on our Board and may not be construed as overruling any decision by the Board or Compensation Committee, nor will it create or imply any additional fiduciary duty of the Board or Compensation Committee. The Compensation Committee and the Board will however, carefully review the 2013 Say-on-Pay voting results and seek to determine the causes of any significant negative voting results in an effort to better understand Shareholder issues and concerns with our executive compensation. Furthermore, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Shareholders who want to communicate with our Board of Directors or management should refer to the “Communicating with our Board of Directors” section of this Proxy Statement for additional information.

The Board of Directors recommends you vote FOR the advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, Executive Officers and persons who own more than 10% of Office Depot’s common stock to file reports of their holdings and transactions of Office Depot common stock with the SEC and the NYSE. Based on our records, we believe that each of our officers and Directors reported on a timely basis all transactions required to be reported by Section  16(a) during fiscal year 2012.

COPIES OF FORM 10-K AVAILABLE

We filed our Annual Report on Form 10-K for the year ended December 28, 2012, with the SEC on February 28, 2013, and a Form 10K/A on April 26, 2013. The 2012 Form 10-K, including all exhibits, can be found on the Company’s website: www.officedepot.com and can be downloaded free of charge. We will provide a copy of our 2012 Form 10-K, which includes our consolidated financial statements and notes to our financial statements, to any Shareholder upon written request. Requests should be sent to the Department of Investor Relations at our Corporate offices, 6600 North Military Trail, Boca Raton, FL 33496.

2014 SHAREHOLDER PROPOSALS

Any Shareholder proposal, including nominations of persons for election to the Board of Directors, intended to be presented for consideration at the 2014 Annual Meeting of Shareholders and to be included in our Proxy Statement for that meeting must be received by the Corporate Secretary at our corporate offices, 6600 North Military Trail, Boca Raton, FL 33496, Attn: Office of the General Counsel, on or before 5:00 p.m. (Eastern Time) no earlier than the close of business on April 23, 2014 and no later than close of business on May 23, 2014. If you wish to submit a proposal to be presented at the 2014 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by the Corporate Secretary at our corporate offices no later than 120 days before the one-year anniversary of the release date of the 2013 annual meeting proxy, and otherwise must comply with Securities and Exchange Commission requirements in Proxy Rule 14a-8 in order to be considered for inclusion in the 2014 Proxy Statement and proxy. If a Shareholder desires to bring business or make nominations of persons for election to the Board of Directors before the Annual Meeting that is not the subject of a proposal timely submitted for inclusion in the Proxy Statement, written notice of such business, as prescribed in the Company’s Bylaws, must be received by the Company at its principal office on or before May 23, 2014. If the Company does not receive timely notice, such business will be excluded from consideration at the meeting.

OTHER MATTERS

It is not presently expected that any matters other than those discussed herein will be brought before our Annual Meeting. If, however, other matters do come before the Annual Meeting, it is the intention of the proxyholders to vote in accordance with the recommendation of our Board of Directors.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Office Depot, Inc.

common and preferred stock for the upcoming Annual Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Please call toll-free in the U.S. or Canada at 1-866-776-5641, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1350. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet – Please access https://www.proxyvotenow.com/odp, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail – If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Office Depot, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE –PAID ENVELOPE PROVIDED ▼

To vote, mark blocks below in

blue or black ink as follows:  ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1.

To elect ten (10) members of the Board of Directors for the term described in this Proxy Statement.

Nominees: 01-Neil R. Austrian; 02-Justin Bateman; 03-Thomas J. Colligan; 04-Marsha J. Evans; 05-Eugene V. Fife; 06-W. Scott Hedrick; 07-Kathleen Mason; 08-Michael J. Massey; 09-Raymond Svider; 10-Nigel Travis.

For All	Withhold All	For All Except	INSTRUCTION: To withhold your vote from an individual nominee or nominees, mark “For All Except” and write the number of the nominee(s) from which you wish to withhold on the line below:
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3.

2. To ratify our Audit Committee’s appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the current year.	For	Against	Abstain	3. To hold an advisory vote approving the Company’s executive compensation.	For	Against	Abstain
	☐	☐	☐		☐	☐	☐

Other Matters: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Date:

Signature:

Signature (if jointly held):

Title(s):

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE –PAID ENVELOPE PROVIDED ▼

WHITE PROXY

OFFICE DEPOT, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Elisa Garcia, Darlene Quashie Henry and Heather Stern as Proxies, each with the power to appoint her or his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side all the shares of common and preferred stock of Office Depot. Inc. held of record by the undersigned on July 11, 2013, at the Annual Meeting of Shareholders to be held on August 21, 2013 or any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

(Continued and to be signed and dated on reverse side.)